As submitted to the Securities and Exchange Commission on July 26, 2023

Registration No. 333-273198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TURBO ENERGY, S.A.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Kingdom of Spain	3690	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Street Isabel la Católica, 8, Door 51,

Valencia, Spain 46004

+34 961 196 250.

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

(800)221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq.	Benjamin Tan, Esq.
Bevilacqua PLLC	Sichenzia Ross Ference LLP
1050 Connecticut Avenue, NW, Suite 500	1185 Avenue of the Americas, 31st Floor
Washington, DC 20036	New York, NY 10036
(202) 869-0888	(212) 930-9700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 26, 2023

1,000,000 American Depositary Shares

Representing 2,000,000 Ordinary Shares

Turbo Energy, S.A.

This is a firm commitment initial public offering of our American depositary shares, or ADSs, in the United States. Prior to this offering, there has been no public market for our ADSs. We are offering 1,000,000 ADSs. Each ADS represents 2 ordinary shares, par value five cents of euro (€0.05) per share. We currently estimate that the initial public offering price will be between US$5.00 and US$6.00 per ADS.

We are also seeking to register the issuance of (i) warrants to purchase 70,000 ADSs (the “Representative’s Warrant”) to the underwriters, assuming no exercise of the over-allotment option by the Underwriters (or Representative’s Warrant to purchase 80,500 ADSs to the underwriters if the over-allotment option is exercised in full), as well as (ii) 140,000 ordinary shares underlying 70,000 ADSs issuable upon exercise by the underwriters of the Representative’s Warrant at an exercise price of US$5.00 per ADS (100% of initial public offering price) (or 161,000 ordinary shares underlying 80,500 ADSs issuable upon exercise by the underwriters of the Representative’s Warrant at an exercise price of US$5.00 per ADS (100% of initial public offering price), if the over-allotment option is exercised in full).

We plan to apply to list our ADSs on the Nasdaq Capital Market under the symbol “TURB” We believe that upon the completion of this offering, we will meet the standards for listing on the Nasdaq Capital Market. The closing of this offering is contingent upon the successful listing of our ADSs on the Nasdaq Capital Market.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

We expect be a “controlled company” under Nasdaq corporate governance rules as we currently expect that more than 50% of our voting power will be held by Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, immediately following the consummation of this offering. As of the date of this prospectus, Mr. Bellvis owns 78% of our outstanding shares through his 23.21% ownership of Umbrella Solar Investment S.A. (the “Umbrella Solar”) and 100% ownership of Crocodile Investment, S.L.U (the “Crocodile Investment”). Umbrella Solar is our parent company. Mr. Bellvis personally owns 23.21% of Umbrella Solar, while Crocodile Investment owns 54.79% of Umbrella Solar. See “Risk Factors—Risks Related to Our ADRs and this Offering — We expect be a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.”

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	Represents underwriting discount and commissions equal to 7% per ADS, which is the underwriting discount we have agreed to pay on all investors in this offering. Does not include expense allowance, payable to the underwriter, or the reimbursement of certain expenses of the underwriter. See “Underwriting” beginning on page 99 of this prospectus for additional information regarding total underwriter compensation.

We have granted the underwriter an option, exercisable for 45 days from the date of the closing of this offering, to purchase up to an additional 150,000 ADSs on the same terms as the other ADSs being purchased by the underwriter from us. For additional information regarding our arrangement with the underwriter, please see “Underwriting” beginning on page 99.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ADSs to purchasers in this offering on or about       , 2023.

Boustead Securities, LLC

The date of this prospectus is                  , 2023

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriter has authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of ADSs.

For investors outside the United States: Neither we, nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside the United States.

Turbo Energy is incorporated under the laws of the Kingdom of Spain and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

i

NOTES ON PROSPECTUS PRESENTATION

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“we,” “us,” “the Company,” “our” or “our company” are to the combined business of Turbo Energy, S.A. (named before Turbo Energy S.L.), a Spanish corporation, and its consolidated subsidiary;

●	“Umbrella Solar” is to Umbrella Solar Investment S.A. a company established under the laws of the Kingdom of Spain on March 23, 2018, our parent company. Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, owns 23.21% shares of Umbrella Solar. Crocodile Investment owns 54.79% shares of Umbrella Solar. Umbrella Solar is a public company listed on BME GROWTH;

●	“Turbo Energy Solutions” is to Turbo Energy Solutions S.L.U. (named before IM2 Proyecto 35 S.L.U), a company established under the laws of the Kingdom of Spain on August 1, 2019, our wholly owned subsidiary;

●	“Crocodile Investment” is to Crocodile Investment, S.L.U., a company established under the laws of the Kingdom of Spain on November 8, 2013. Crocodile Investment is Umbrella Solar’s 54.79% shareholder. Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, owns 100% shares of Crocodile Investment;

●	“EUR euros”, “euros” and “€” are to the legal currency of the European Union; and

●	“U.S. dollars,” “dollars,” “USD”, “US$”, or “$” are to the legal currency of the United States.

This registration statement contains translations of certain Euros into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

As of December 30, 2022
€: USD exchange rate	€0.9348: $1.00

Our reporting currency and our functional currency is Euros. This prospectus contains translations of Euros into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Euros into U.S. dollars in this prospectus were made at a rate of €0.9348 per $1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of December 30, 2022. We make no representation that the Euro or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Euros, as the case may be, at any particular rate or at all.

Numerical figures included in this registration statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards, or IFRS.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

We have proprietary rights to trademarks used in this prospectus that are important to our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

ii

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections and the financial statements and the related notes, before deciding whether to invest in the ADSs.

The Company

Our Business

We design, develop, and distribute equipment for the generation, management, and storage of photovoltaic (PV) energy. Our energy storage products are managed, from the cloud and through the inverter of the installation, by an advanced software system which is optimized by artificial intelligence (“AI”). The key advantage is that our products, compared to conventional battery storage systems, reduce electricity bills and protect the installation from power outages.

We recently launched our flagship product, the Sunbox, an all-in-one device that integrates most of the equipment for a domestic photovoltaic installation. The Sunbox is powered by AI and features a software system that monitors the generation, use, and management of photovoltaic energy through the analysis of large amounts of data related to energy generation, consumption, market prices, and weather forecasts. This AI system optimizes battery usage, reducing electricity bills and providing peak shaving and uninterruptible power supply functions.

Currently, we primarily sell inverters, batteries, and photovoltaic modules to installers and other distributors for residential consumers located in Spain. With the experience gained from our subsidiary Turbo Energy Solutions, we possess the expertise and international perspective to expand the product portfolio towards industrial and commercial scales and purposes (“C&I”), as well as expand the internationalization process that we already started.

Turbo Energy is part of the Umbrella Solar Investment Group, whose main shareholder is Crocodile Investment, S.L.U, (hereinafter, the ultimate partner), with a registered office in Valencia. The majority shareholder of Turbo Energy, S.A is Umbrella Solar Investment, S.A (hereinafter, the majority shareholder), which is part of the Umbrella Solar Investment Group.

Our total revenues increased by €13,994,055, or 82%, to €31,148,676 (approximately $33,321,219) for the fiscal year ended December 31, 2022, compared to €17,154,621 for the fiscal year ended December 31, 2021. Our net income increased by €761,356, or 285% to €1,028,578 (approximately $1,100,321) for the year ended December 31, 2022, compared to €267,222 for the year ended December 31, 2021. The principal activities of the Company for the years ended December 31, 2022 and 2021 were acquisition, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures, among others. The Company designs, develops, and distributes equipment for the generation, management, and storage of photovoltaic energy. For additional information regarding our financial performance, see “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Products and Services

Turbo Energy sells products to carry out photovoltaic installations on a residential scale, dealing with the power and voltage needs.

Lithium-ion Batteries

As one of the leading companies that introduced lithium-ion batteries for photovoltaic energy storage in Spain, our batteries, primarily for the home energy storage market, have the capacities of 2.24 kWh, 2.4 kWh and 5.1 kWh in voltages of 24V and 48V. In 2022, we launched a 3.6 kWh 48V version and a substantial improvement in size of the 5.1 kWh 48V version, occupying half the volume of its predecessor and being one of the first companies on the market offering these dimensions and, to date, with the thinnest 2.4 kWh Lithium-Ion battery on the market. In addition, the 48V and 5.1 kWh also offer a dual battery system, the only proposal on the market that works in low and high voltage at the same time and is compatible with industrial scale projects.

Our revenue from batteries increased by €8,967,620, or 103%, to €17,703,487 (approximately U$18,938,262) for the year ended December 31, 2022 from €8,735,867 for the year ended December 31, 2021. Such increase was primarily due because we are mainly storage specialists. Due to the significant increase in the price of energy, as well as a greater consciousness of the people, storage through batteries has been one of our most demanded products. Revenue from batteries accounted for 57% of our total revenue for the year ended December 31, 2022, as compared to 51% for the year ended December 31, 2021. We started to provide such services in September 2013.

Inverter

The inverter is the most crucial component in a photovoltaic system. It converts the direct current produced by the photovoltaic panels into alternating current that can be used by household appliances. The inverter also regulates the battery charging and discharging based on energy needs and optimizes the utilization of generated renewable energy. We are currently offering a 5-kW single-phase inverter and 10 kW three-phase versions that cover most household installations, especially when combined with the microinverters that complete the range (1.6 kW and 2 kW). Our proposal offers two unique features in the inverter market: First, an additional port that allows you to connect an external generator, microinverters to increase the nominal power of the installation, or a special household appliance; and Second, a back-up power for the home in the event of a power outage equivalent to the total nominal power of the inverter (the competition does not exceed 60% of the nominal power).

Our revenue from inverters increased by €4,990,308, or 171%, to €7,902,258 (approximately US$8,453,421) for the year ended December 31, 2022 from €2,911,950 for the year ended December 31, 2021. Such increase was primarily due because we have been able to maintain a constant supply throughout the year while other competitors had problems with stock-outs due to high demand. These are essential products for domestic photovoltaic installations. Revenue from inverters accounted for 25% of our total revenue for the year ended December 31, 2022, as compared to 17% for the year ended December 31, 2021. We started to provide such services in September 2013.

All-in-one Sunbox

Our most innovative equipment is the all-in-one Sunbox, which incorporates the inverters and batteries and the rest of the components necessary to operate and protect the photovoltaic installation (not counting the photovoltaic modules that are housed on the roof of the home). This value proposition, which Turbo Energy launched on the market when there were still few alternatives, saves installation assembly and configuration time and avoids errors, even if the staff has less technical training. Given the innovative nature of this product, the conception, design, manufacture of the exterior and structural part, and assembly of components are all completed in Spain, in order to protect the know-how. Notably, the 2022 Sunbox version also offers an EV charging option, a practically unique option in the market that has a patent proposal in the electric vehicle charging management algorithm assisted by our AI. To our knowledge, as of the date of this prospectus, there is no such all-in-one product that offers both electric vehicle charger and AI assistance in the current market, making the 2022 Sunbox a unique product in the world.

Our revenue from photovoltaic modules decreases by €1,183,217, or 26%, to €3,439,980 (approximately US$3,679,910) for the year ended December 31, 2022 from €4,623,197 for the year ended December 31, 2021. Such decrease was primarily because in 2021 two projects were closed with the main supermarket chain and gas station company in Spain for photovoltaic installations in their stations. This resulted in a very significant sale of PV modules in 2021. Revenue from PV Modules accounted for 11% of our total revenue for the year ended December 31, 2022, as compared to 27% for the year ended December 31, 2021. We started to provide such services in September 2013.

Software System

The software system for our products is essential to the success of our business. The combination of state-of-the-art equipment, its integration into an all-in-one product, together with an AI that optimizes its operation, turns Turbo’s value proposition into a global energy solution with leadership potential in the solar self-consumption sector. In communication with our inverter, our software system monitors the energy flows between the photovoltaic modules, household consumption, storage, and the electric vehicle (if an all-in-one EV charger is used). The software allows users to customize an automatic backup mode based on the prediction of a storm, or manually select which part of the battery will be reserved for possible power outages. It also allows the battery to be used as a peak shaving function, which allows savings to be generated by reducing the contracted power of the home.

The customization modes allow changes between maximum self-consumption and maximum savings and thereby reduce the electricity bill using the stored energy only when it offers the best economic profitability, as if the user had an energy financial advisor who manages all the technical and economic variables of the business. Our software system achieves this by anticipating the consumption, photovoltaic generation and market energy prices. Further, our software system gives users the option to charge their vehicles with clean energy only, or at the lowest price possible, or at maximum speed.

We believe that our energy management software, which governs the inverters and the Sunbox, is the most notable differentiating factor of our products compared to those of our competitors. While we co-design the hardware with our suppliers, we develop the management software entirely in-house. Specifically, the software is designed 100% in our offices and programmed with 75% internal personnel and 25% external Spanish personnel.

The software consists of a back-end that is hosted on Amazon cloud servers and communicates with applications installed on the user’s cell phones. Both the app and back-end communicate via Wi-Fi with the inverters or Sunbox installed in the house. All optimization algorithms and artificial intelligence are thus protected on our servers. By utilizing our own internal resources to develop and program the energy management software, we are able to offer a highly differentiated product to our customers.

Our Operations

The operations of the company, exclusive of Product/Software Development and Marketing, encompass the various processes associated with individual PV system equipment. These processes include procurement, sea transportation from China to Valencia/Spain, storage at an external logistics warehouse in Valencia/Spain, and transportation from the logistics warehouse to the customer’s warehouse in Europe. These operations are integral to ensuring the timely and efficient delivery of equipment to customers.

As for the Sunbox product, which represents the company’s flagship offering, the processes differ somewhat from those described above. Initially, the components are transported from the enclosure supplier, located in Spain, to the logistics warehouse. From there, the components are transported to the assembly center in Valencia/Spain, where they are assembled into the final product. Finally, the fully assembled Sunbox is transported to the customer’s warehouse. Throughout each stage of the process, every effort is made to ensure the product is delivered to the customer in optimal condition and within the designated timeframe.

We believe our operations are streamlined and efficient, with a sharp focus on maintaining customer satisfaction through prompt and high-quality delivery of equipment and products.

Our Product Markets

At present, we focus on marketing our products to the residential sector of photovoltaic installations in Spain and various European countries. However, we have set our sights on expanding into the industrial photovoltaic sector by offering higher power and capacity products. Our goal is to become a significant player in this sector and contribute to the growth of renewable energy solutions.

Our Distribution Methods

The supply chain in this sector typically involves a manufacturer, distributor, installer, and marketer. As co-designers of our product, we work with suppliers in China to offer a unique product proposal under our own brand. We primarily introduce our product through local distributors who have an extensive reach to a large list of installers and marketers. The final contact with the end user is typically made by installers who handle sales, or by marketers who rely solely on installers for assembly and configuration.

Our goal is to expand internationally, taking advantage of the existing concentration of distributors in various markets. Additionally, we aim to create a network of installer-collaborators in Spain and neighboring countries, which will enable us to offer Sunbox to premium customers with premium services.

Our Competitive Strengths

We believe our innovative product, experienced management team, and advanced business plan provide us with several advantages in the photovoltaic battery storage market, contribute to our success and differentiate us from our competitors:

●	Advanced business plan. Our business growth plan has made significant progress in the following areas: The Sunbox, the company’s flagship product, along with its energy management optimizing software, have demonstrated strong performance and competitiveness in price, positioning the company to rapidly introduce enhancements in future versions.

Establishing long-term business relationships with 7 countries in Europe and securing sales in another 6 countries has set a strong foundation for the company’s ambitious international expansion goals.

By the end of the first quarter of 2023, multiple industrial prototypes of the Sunbox will have been installed at client companies, allowing for successful testing of the product and finalization of specifications for its commercial offering.

●	Experienced Management Team. Turbo Energy has experienced and specialized staff members in the PV supply chain and especially in technological suppliers needed to develop the business plan. The team has full knowledge of the sales and distribution channels, its market competitors, and market requirements for products to be marketed.

Furthermore, the company benefits from the expertise of specialists from Turbo Energy Solutions, our subsidiary that specializes in industrial photovoltaics and energy sales, particularly in the realm of Power Purchase Agreements.

●	Innovative Products. Turbo Energy is one of the first companies worldwide to offer a high-performance all-in-one home PV system at a competitive price, and one of the only companies to incorporate AI processes in optimizing photovoltaic energy management.

The inverters and batteries listed in our catalog have been thoughtfully designed to be among the market leaders in terms of quality and affordability. These products come with top-notch technical support for our valued customers.

Our Growth Strategies

Turbo Energy’s growth strategy is centered around a comprehensive approach to the photovoltaic energy sector. Starting from the sale of electronic equipment for photovoltaic installations, the company will offer products in different market niches that are currently unserved, in addition to undertaking a challenging international expansion. The most differential value proposition will focus on management software. The current app will incorporate premium functions and will allow an offer of services related to energy. Turbo Energy has the vision of becoming a customer centric platform with a value proposition around data management. The key elements of our strategy to expand our business include the following:

●	Batteries, Inverters, SUNBOX. Turbo Energy plans to introduce innovations that improve products in energy efficiency, manufacturing costs, assembly and configuration time reduction, and interconnectivity with other household devices.

●	Monetization of the software. The software development will offer personalized functionalities and premium energy services, greater integration with other electronic devices, and economic savings, all of them capable of being monetized.

●	New geographic and market niches. Turbo Energy will increase its sales of products and energy services with an international geographic expansion, first in the European market and later in the American continent. The company will also broaden its target customers introducing new products for the industry needs, products designed to be integrated into buildings enclosures, and the smallest PV residential device to “take away”.

Our Risks and Challenges

The Company is subject to various risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read the “Risk Factors” section and this prospectus in full. Below is a summary of the principal factors that make an investment in the ADSs speculative or subject to risk:

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. You should carefully consider all of the risks described more fully in the section titled “Risk Factors” in this prospectus beginning on page 17, before deciding to invest in our ADSs. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. These key risks, include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	We are an early-stage company with limited operating history, which may make it difficult to evaluate our business and prospects and may not be indicative of our future growth or financial results.

●	We are currently selling a small number of lines of products and if these products that we sell or install fail to perform as expected, our reputation could be harmed and our ability to develop, market and sell our products and services could be harmed.

●	Our products may experience quality problems from time to time that could result in negative publicity, litigation, product recalls and warranty claims, which could result in decreased revenues and harm to our brands.

●	We expect to incur research and development costs and devote significant resources to developing new products, which could significantly reduce our profitability and may never result in revenue to the Company.

●	Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

●	We are dependent on a few customers for a significant amount of our net revenues.

●	We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

Risks Related to This Offering and Ownership of Our ADSs

●	There has been no prior market for our ADSs and an active and liquid market for our ADSs may fail to develop, which could harm the market price of our ADSs.

●	We are a Spanish corporation, and it may be difficult to enforce judgments against us in U.S. domestic courts.

●	The deposit agreement provides that any legal action may only be instituted in a state or federal court in the city of New York, which may result in holders of our ADSs or ordinary shares having limited choice of forum and limited ability to obtain a favorable judicial forum for complaints against us or our respective directors, officers or employees.

●	The deposit agreement waives holders of our ADSs’ right to jury trial in any legal proceeding arising out of the deposit agreement or the ADRs against us and/or the depository, which could result in less favorable outcomes to the plaintiffs in any of such actions.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	Our parent company will own a majority of our outstanding ordinary shares after this offering. As a result, it will have the ability to approve all matters submitted to our shareholders for approval.

●	Future issuances of our ADSs or ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or ordinary shares or the trading of outstanding ADSs or ordinary shares, could cause the market price of our ADS to decline and would result in the dilution of your holdings.

●	We have broad discretion in the use of our cash and cash equivalents, including the net proceeds we receive in this offering, and may not use them effectively.

●	Holders of ADSs are not treated as holders of our ordinary shares.

Our Corporate History and Structure

Turbo Energy, S.A. was incorporated under the name of Distritech Solutions S.L. on September 18, 2013 under the laws of the Kingdom of Spain. The company then changed its name to Solar Rocket S.L. on October 7, 2013. On April 8, 2021, Solar Rocket S.L. merged with a Spanish corporation Turbo Energy S.L.U. Turbo Energy S.L.U then became a wholly owned subsidiary of Solar Rocket S.L. This merger was approved by the Board of Directors of both companies. Following the merger, the company changed its name to Turbo Energy S.L. on April 8, 2021. On February 8, 2023, we transformed the company from a Spanish unipersonal limited company to a Spanish limited stock company. As such, our company’s name was changed to Turbo Energy S.A. During December 2022, we issued 50,000,000 shares (pre-stock split: 2,500,000 shares) of common stock for proceed of €2,500,000, to our parent company, who is also our sole shareholder. Pursuant to the deed of transformation and a concurrent forward stock split of the issued and outstanding ordinary shares on a 20-for-1 basis, we increased our authorized share capital from 2,504,285 ordinary shares to 50,085,700 ordinary shares.

Upon incorporation in September 2013, Turbo Energy, then known as Distritech Solutions S.L., issued 3,000 ordinary shares to Mr. Enrique Selva Bellvís. On November 29, 2013, Mr. Bellvís sold his 3,000 ordinary shares to Crocodile Investment S.L. through a public deed with protocol number 2,522. Crocodile Investment then sold 300 ordinary shares to Don Francisco de Borja Pellicer Lopez on March 06, 2015, and then Don Francisco de Borja Pellicer Lopez sold back the 300 ordinary shares to Crocodile Investment S.L. on June 08, 2015.

Crocodile Investment S.L. then sold 300 ordinary shares to Don Manuel Cercós D´Aversa on July 16, 2015 and 300 shares to Don Jose Jorge Alemany Monzó on the same day. On May 05, 2016, Don Jose Jorge Alemany Monzó sold his 300 shares back to Crocodile Investment S.L. through a public deed with protocol number 472.

On March 20, 2018, Crocodile Investment S.L. transferred 2,700 ordinary shares of Turbo Energy (previously named Solar Rocket S.L.) as a non-monetary contribution to the share capital of a newly formed company called Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.).

On February 11, 2021, Turbo Energy (previously Solar Rocket S.L.) increased its share capital by 1,285 ordinary shares through a public deed with protocol number 346. These new shares were subscribed by means of a non-monetary contribution of 3,000 shares of Turbo Energy S.L.U. by the shareholder, Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.).

On April 08, 2021, Solar Rocket S.L. (now Turbo Energy) absorbed Turbo Energy S.L.U, through a public deed of Notary of Valencia Vicente Tomas Bernat with protocol number 946.

On May 31, 2022, Don Manuel Cercós D´Aversa sold 300 ordinary shares to Umbrella Solar Investment S.A. through a public deed with protocol number 2.150. This made Turbo Energy a wholly owned subsidiary of Umbrella Solar Investment S.A.

On November 8, 2022, Turbo Energy S.A. with the purpose to develop a new business in the field of self-consumption of electricity, acquired the 100% of the ordinary shares of IM2 Energía Solar Proyecto 35 S.L.U., a company established under the laws of the Kingdom of Spain on August 1, 2019. Following the transaction, IM2 Energía Solar Proyecto 35 S.L.U. became our wholly owned subsidiary. On November 29, 2022, changed its name to Turbo Energy Solutions S.L.U. Since its incorporation this company has not had any activity.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Our business operations are located in Spain. Our registered office is located at Plaza de América, Number 2, 4AB., València, Spain 46004. Our principal executive office is located at Street Isabel la Católica, 8, Door 51, Valencia, Spain, 46004.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in annual gross revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of the ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under accounting principles generally accepted by the U.S., or GAAP;

●	sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We also present our financial statements pursuant to International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, instead of pursuant to U.S. GAAP. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted, and intend to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Corporate Information

Our principal executive offices are located at Street Isabel la Católica, 8, Door 51, Valencia, Spain, 46004.

Turbo Energy’s registered office is currently located at the office of Plaza de América, Number 2, 4AB., València, Spain 46004, which may be changed from time to time at the discretion of directors.

Turbo Energy’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168.

Our website can be found at https://www.turbo-e.com/language/en/. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in the ADSs.

Impact of COVID-19

Since late December 2019, the outbreak of a novel strain of coronavirus, later named COVID-19, that was first identified in China and later to the rest of the world. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern (PHEIC),” and later on March 11, 2020 a global pandemic. The COVID-19 outbreak has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2021, COVID-19 vaccination program had been greatly promoted around the globe, however several types of COVID-19 variants emerged in different parts of the world.

This outbreak of COVID-19 has caused companies such as ours, as well as our business partners, to implement temporary adjustments to work schedules and travel plans, mandating employees to work from home and collaborate remotely. As a result, we may have experienced lower efficiency and productivity, internally and externally, which may adversely affect our service quality. Moreover, our business depends on our employees. If any of our employees has contracted or is suspected of having contracted COVID-19, these employees will be required to be quarantined and they could pass it to other of our employees, potentially resulting in severe disruption to our business.

Furthermore, our results of operations have been affected by the COVID-19 outbreak. Due to the instability of global financial markets and other economic and financial challenges brought about by COVID-19, our businesses and clients have been adversely affected. More broadly, the COVID-19 outbreak threatens global economies and has caused significant market volatility and declines in general economic activities. This may have severely dampened the confidence in global markets and potential clients.

Any future impact on our results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. We will continue to closely monitor the situation throughout 2022 and beyond.

The Offering

Securities offered	1,000,000 ADSs representing 2,000,000 ordinary shares (or 1,150,000 ADSs representing 2,300,000 ordinary shares if the underwriters exercise the over-allotment option in full).

Offering price	We currently estimate that the initial public offering price will be between US$5.00 and US$6.00 per ADS.

ADSs

Each ADS represents two (2) of our ordinary shares, par value €0.05 per share. The ADSs may be evidenced by American Depositary Receipts. The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Ordinary shares outstanding immediately before the offering	50,085,700 ordinary shares.

Ordinary shares outstanding immediately after the offering	52,085,700 ordinary shares or 52,385,700 ordinary shares if the underwriters exercise the over-allotment option in full (including ordinary shares represented by ADSs).

Over-allotment option

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the ADSs sold in the offering (150,000 additional ADSs) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s Warrant

The registration statement of which this prospectus is a part also registers for sale warrants to purchase ADSs (approximately 7% of the ADSs sold in this offering) to be issued to the representative and/or its affiliates, (assuming the exercise of the over-allotment option by the underwriters in full) and the ordinary shares underlying the ADSs issuable upon exercise of such warrants, as a portion of the underwriting compensation payable in connection with this offering. The Representative’s Warrant will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the registration statement, at an exercise price of US$5.00 (100% of the public offering price of the ADSs). Please see “Underwriting—Representative’s Warrant” for a description of these warrants.

Use of proceeds

We expect to receive net proceeds of approximately US$3,820,234 million from this offering, assuming an initial public offering price of US$5.00 per share (which is the lower price point of the estimated range of the initial public offering price shown on the cover page of this prospectus) and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for paying wages, payroll taxes, software and hardware development, developing new markets, and general working capital and other operating expenses. See “Use of Proceeds” for more information on the use of proceeds.

Depositary	CITIBANK, N.A.

Risk factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our securities.

Lock-up	We, all of our directors and officers and 5% or greater shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of twelve months from the date on which the trading of our ordinary shares commences. See “Underwriting” for more information.

Proposed trading market and symbol	We plan to apply to list our ADSs on the Nasdaq Capital Market under the symbol “TURB.” The closing of this offering is contingent upon the successful listing of our ADSs on the Nasdaq Capital Market.

The number of ordinary shares outstanding immediately following this offering is based on 50,085,700 ordinary shares outstanding as of the date of this prospectus and excludes:

●	up to 1,000,000 ADSs representing 2,000,000 ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Our summary financial data as of December 31, 2022 and 2021, are derived from our audited financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance. The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Unless otherwise noted, all translations from Euros into U.S. dollars in the tables below were made based upon applicable currency exchange rates as of December 30, 2022, which were €0.9348 to $1.00.

	Years Ended December 31
	2022		2021
Statements of Operations Data	€	$	€
Revenue	31,148,676	33,321,219	17,154,621
Cost and operating expenses:
Cost of revenue	26,545,377	28,396,851	14,899,345
Selling and administrative	2,046,411	2,189,143	1,127,535
Salaries and benefits	866,634	927,079	547,280
Bad debt expense	19,454	20,811	102,966
Total operating expenses	29,477,876	31,533,884	16,677,126
Income from operations	1,670,800	1,787,335	477,495
Other expenses	275,707	294,937	129,273
Income before income taxes	1,395,092	1,492,398	348,222
Provision for income taxes	366,514	392,077	81,000
Net income	1,028,578	1,100,321	267,222

	Years Ended December 31
	2022		2021
Balance Sheet Data	€	$	€
Cash	502,585	537,639	616,445
Current assets	14,622,280	15,642,148	8,959,389
Total assets	15,235,875	16,298,539	9,149,511
Current liabilities	10,956,354	11,720,533	8,166,049
Total liabilities	11,319,744	12,109,269	8,761,958
Shareholders’ equity	3,916,131	4,189,272	387,553
Total liabilities and shareholders’ equity	15,235,875	16,298,539	9,149,511

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditure;

●	our expectations regarding demand for and market acceptance of our products and services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our ADSs involves a high degree of risk. The following risk factors describe circumstances or events that could have a negative effect on our business, financial condition or operating results. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our ADSs could decline, and you may lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently believe are not material could also impair our business, financial condition or operating results. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risk Factors Relating to Our Business and Industry

We are an early-stage company with limited operating history, which may make it difficult to evaluate our business and prospects and may not be indicative of our future growth or financial results.

We are an early-stage company specializes in developing, manufacturing, and distributing photovoltaic products and we have a strong presence in Spain and Chile. Formally known as Turbo Energy S.A., we were formed in September 2013 and have a very limited operating history. Since formation, we have dedicated to manufacturing and distributing photovoltaic material and only began work on AI models that apply to energy generation and consumption in 2019. Further, we launched our SunBox product line in 2021. We will encounter risks and difficulties frequently experienced by early-stage energy storage companies in rapidly evolving fields, and we have not yet demonstrated an ability to successfully overcome such risks and difficulties. If we do not address these risks and difficulties successfully, our business, operating results and financial condition will suffer. We have limited historical financial data upon which we may base our projected revenue and operating expenses. Our relatively short operating history makes any assessment of our future success and viability subject to significant uncertainty. Accordingly, we continue to be subject to many of the risks inherent in business development, financing, unexpected expenditures, and complications and delays that often occur in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We are currently selling a small number of lines of products and if these products that we sell or install fail to perform as expected, our reputation could be harmed and our ability to develop, market and sell our products and services could be harmed.

As the date of this filing, we mainly sell 3 types of products (batteries, inverters, and SunBox) that provide added value in price or functionality. In addition, we also sell photovoltaic modules and structures in much smaller quantities when customers want to buy all the elements of a photovoltaic installation from a single supplier. While we believe risk related to these products are low, if our photovoltaic products were to contain defects in design and manufacture that cause them not to perform as expected or that require repair or take longer than expected to become enabled or are legally restricted, our ability to develop, market and sell our products and services could be harmed. While we intend to perform internal testing on the products we manufacture, we currently have no frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our battery packs, inverters, and energy storage products. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or installation for consumers. Any product defects, delays or legal restrictions on product features, or other failure of our products to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, could have a material adverse impact on our business, financial condition, operating results and prospects.

Our products may experience quality problems from time to time that could result in negative publicity, litigation, product recalls and warranty claims, which could result in decreased revenues and harm to our brands.

A catastrophic failure of our products could cause personal or property damages for which we would be potentially liable. Damage to or the failure of our products to perform to customer specifications could result in unexpected warranty expenses or result in a product recall, which would be time consuming and expensive. Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially and adversely affect our business, financial condition and results of operations. In the future, we may voluntarily or involuntarily initiate a recall if any of our products are proven to be or possibly could be defective or noncompliant with applicable environmental laws and regulations, including health and safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, financial condition and operating results.

Our solution, by making use of energy monitoring and management software, is susceptible to cyberattacks that could cause the management system to malfunction or even stop, without preventing the photovoltaic generation of the installation.

We may be subject to product liability claims.

If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in similar industry could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.

We expect to incur research and development costs and devote significant resources to developing new products, which could significantly reduce our profitability and may never result in revenue to the Company.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development expenses were €169,435 (approximately $181,253) during the fiscal year ended December 31, 2022 and €165,630 during the fiscal year ended December 31, 2021 and are likely to grow in the future. Further, our research and development program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.

Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

Our success will depend on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors. There is no assurance that we will be able to successfully develop new products and capabilities that adequately respond to these forces. In addition, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. If we are unable to offer products and capabilities that satisfy customer demand, respond adequately to changes in industry trends or legislative changes and maintain our competitive position in our markets, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development of new products will be either successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may cause us to lose competitiveness in the renewable energy storage market. In addition, in order to compete effectively in the renewable energy storage industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to install and certify any equipment needed to produce new products in a timely manner, or that the transitioning of our manufacturing facility and resources to full production under any new product programs will not impact production rates or other operational efficiency measures at our manufacturing facility. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delays in related product development and failure of new products to operate properly. Any failure by us to successfully launch new products, or a failure by our customers to accept such products, could adversely affect our results.

The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established domestic and international competitors and expect to face competition from others in the future, including competition from companies with new technology.

The worldwide energy storage market is in its infancy, and we expect it will become more competitive in the future. We also expect more regulatory burden as customers adopt this new technology. There is no assurance that our energy storage systems will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the energy storage market. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower unit sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results. The energy storage industry is highly competitive.

We face competition from other manufacturers, developers and installers of energy storage systems, as well as from large utilities. Decreases in the retail prices of electricity from utilities or other renewable energy sources could make our products less attractive to customers.

Events that negatively impact the growth of renewable energy will have a negative impact on our business and financial condition.

The growth and profitability of our business is dependent upon the future growth of renewable energy, such as wind and solar. The growth of renewable energy and an increase in the number of renewable energy projects are dependent upon a number of factors, including governmental policies offering incentives that encourage the building of renewable energy projects and offset the cost of alternative energy sources, including new technologies. Any events or change in the regulatory framework or electricity energy market that negatively impact the growth and development of renewable energy, particularly wind and solar energy, will have a negative impact on our business and financial condition.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing products and services. If these assumptions prove inaccurate, our business, financial condition and results of operations could be adversely affected.

We are dependent on a few customers for a significant amount of our net revenues.

Historically a significant amount of our product sales has been generated from a small number of customers. For example, our top 10 customers, on an aggregate basis, accounted for approximately €11,206,474 (approximately $11,988,098) in revenue or 35.9 % of our revenue for the fiscal year ended December 31, 2022. For the fiscal year ended December 31, 2021, revenues from our top 10 customers accounted for approximately €7,375,728 million or 42.7% of our revenue.

There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers. In addition, revenues from these larger customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of our control. If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services and products which could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations and/or trading price of our ordinary shares. If any of these largest customers terminates our services, such termination would negatively affect our revenues and results of operations and/or trading price of our ordinary shares. There is no assurance that we will be successful in our efforts to convince customers to accept our products. Our failure to sell our products could have a material adverse effect on our financial condition and results of operations.

For most of our sales and customers, we do not have long-term contracts. Future agreements with respect to pricing, returns, promotions, among other things, are subject to periodic negotiation with such customers. No assurance can be given that our customers will continue to do business with us. The loss of any of our significant customers will have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, the uncertainty of product orders can make it difficult to forecast our sales and allocate our resources in a manner consistent with actual sales, and our expense levels are based in part on our expectations of future sales. If our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

Real or perceived hazards associated with Lithium-ion battery technology may affect demand for our products.

Press reports have highlighted situations in which lithium-ion batteries have caught fire or exploded. For instance, in 2020, LG Chem recalled several residential solar battery storage products because of concerns about fire safety. Five fires involving these battery systems have been reported, including an explosion at an energy storage facility in Arizona that caused several injuries. Such publicity has resulted in a public perception that lithium-ion batteries are dangerous and unpredictable. Although we believe our battery packs are safe, these perceived hazards may result in customer reluctance to adopt our lithium-ion based technology.

Economic conditions may adversely affect consumer spending and the overall general health of our retail customers, which, in turn, may adversely affect our financial condition, results of operations and cash resources.

Uncertainty about the existing and future global economic conditions may cause our customers to defer purchases or cancel purchase orders for our products in response to tighter credit, decreased cash availability and weakened consumer confidence. Our financial success is sensitive to changes in general economic conditions, both globally and nationally. Recessionary economic cycles, higher interest borrowing rates, higher fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect consumer spending or buying habits could continue to adversely affect the demand for our products. If credit pressures or other financial difficulties result in insolvency for our customers it could adversely impact our financial results. There can be no assurances that government and consumer responses to the disruptions in the financial markets will restore consumer confidence.

Spanish inflation has increased by 6.0% since 2020. However, recent inflationary pressures have not had a significant impact on our operations. While inflation is recognized as a potential risk, the company does not believe that the impact of inflation on their operations is material. It is possible, however, that future inflationary pressures could have a greater impact on our operations, and we will monitor this risk closely.

We are dependent on a limited number of suppliers for our batteries, inverters, and photovoltaic modules and the inability of these suppliers to continue to deliver, or their refusal to deliver, these products at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

We source batteries, inverters, and photovoltaic modules from a limited number of manufacturers located in China. For batteries, while we obtain components for our products and systems from multiple sources whenever possible, we have spent a great deal of time in developing and testing our batteries that we receive from our suppliers. We currently have five different battery suppliers who are all located in China. For our inverters, we import them from a single supplier based in China. The current reliance on suppliers from China for Turbo’s main products has not, to date, posed any drawbacks, despite the contraction in the worldwide supply of products caused by the COVID, which effects continued to be felt in 2022. Even in these circumstances, the constraint did not reduce supply but allowed for a 40% growth in purchases. The large number of suppliers in that country means that Turbo can change suppliers with some ease. A geopolitical conflict with China on a global level would be a potential supply problem, although the economic impact on a large scale in all sectors and in all markets would be even more serious than the lack of supplies.

As to the photovoltaic modules and the structures that support them, they are purchased from different suppliers in the market. We generally do not maintain long-term agreements with our source suppliers. While we believe that we will be able to establish additional supplier relationships, we may be unable to do so in the short term or at all at prices, quality or costs that are favorable to us.

In addition, for our star product, SunBox, the conception, design, manufacture of the exterior and structural part, and assembly of components, are all completed in Spain. While we are working on certifying a second supplier, the assembly of SunBox is provided by a single supplier located in Spain. Any disruption between our relationship with the supplier, or if the supplier is unable to meet our demands, our business and results of operations could be adversely affected.

Changes in business conditions, wars, regulatory requirements, economic conditions and cycles, governmental changes and other factors beyond our control could also affect our suppliers’ ability to deliver components to us on a timely basis or cause us to terminate our relationship with them and require us to find replacements, which we may have difficulty doing. Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplxºies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any limited source supplier or the disruption in the supply of components from these suppliers could lead to delays in the deliveries of our battery products and systems to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Tariffs imposed on lithium-ion batteries by the United States government or a resulting trade war could have a material adverse effect on our results of operations.

In 2018, the United States government announced tariffs on certain steel and aluminum products imported into the United States, which has led to reciprocal tariffs being imposed by the European Union and other governments on products imported from the United States. The United States government has implemented tariffs on goods imported from China, and additional tariffs on goods imported from China are under consideration.

The lithium-ion battery industry has been subjected to tariffs implemented by the United States government on goods imported from China. Although we are currently not conducting business in the United States, we plan to enter the U.S. market in the near future. Given that all of our lithium-ion batteries are manufactured in China, potential tariffs on lithium-ion batteries imported from China would increase our costs, require us to increase prices to our customers or, if we are unable to do so, result in lower gross margins on the products sold by us.

The trade war could have a significant adverse effect on world trade and the world economy, as well as on our results of operations. If governments in the jurisdictions where we conduct business impose tariffs on components imported by us from China, such tariffs could have a material adverse effect on our business and results of operations.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.

We may experience increases in the costs or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-iron phosphate cells.

These risks include:

●	the inability or unwillingness of battery manufacturers to supply the number of lithium-iron phosphate cells required to support our sales as demand for such rechargeable battery cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as iron and phosphate, used in lithium-iron phosphate cells.

The economic benefit of our energy storage systems to our customers depends on the cost of electricity available from alternative sources, including local electric utility companies, which cost structure is subject to change.

The economic benefit of our energy storage systems to our customers includes, among other things, the benefit of reducing such customer’s payments to the local electric utility company. The rates at which electricity is available from a customer’s local electric utility company is subject to change and any changes in such rates may affect the relative benefits of our energy storage systems. Further, the local electric utility may impose “departing load,” “standby” or other charges on our customers in connection with their acquisition of our energy storage systems, the amounts of which are outside of our control and which may have a material impact on the economic benefit of our energy storage systems to our customers. Changes in the rates offered by local electric utilities and/or in the applicability or amounts of charges and other fees imposed by such utilities on customers acquiring our energy storage systems could adversely affect the demand for our energy storage systems.

Additionally, the electricity produced by our energy storage systems is currently not cost competitive in some geographic markets, and we may be unable to reduce our costs to a level at which our energy storage systems would be competitive in such markets. As such, unless the cost of electricity in these markets rises or we are able to generate demand for our energy storage systems based on benefits other than electricity cost savings, our potential for growth may be limited.

If we fail to scale our business operations and otherwise manage future growth and adapt to new conditions effectively as we grow our company, we may not be able to produce, market, sell and service our products successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future operating results depend to a large extent on our ability to manage our expansion and growth successfully. We may not be successful in undertaking this expansion if we are unable to control expenses and avoid cost overruns and other unexpected operating costs; adapt our products and conduct our operations to meet local requirements; implement the required infrastructure, systems and processes; and find and hire the right skills to make our growth successful.

If we are unable to achieve our targeted manufacturing costs for our energy storage products, our financial condition and operating results will suffer.

There is no guarantee we will be able to achieve sufficient cost savings to reach our gross margin and profitability goals. We may also incur substantial costs or cost overruns in utilizing and increasing the production capability of our energy storage system facilities.

If we are unable to achieve production cost targets on our products pursuant to our plans, we may not be able to meet our gross margin and other financial targets. Many of the factors that impact our manufacturing costs are beyond our control, such as potential increases in the costs of our materials and components, such as lithium iron phosphate, nickel and other components of our battery cells. If we are unable to continue to control and reduce our manufacturing costs, our operating results, business and prospects will be harmed.

We may need to raise additional capital or financing after this offering to continue to execute and expand our business.

While we expect that our available cash, credit facilities, and the expected net proceeds from this offering will be sufficient to sustain our operations for the next twelve months from the date of this prospectus, we may need to raise additional capital after this offering to support our operations and execute on our business plan. We may be required to pursue sources of additional capital through various means, including joint venture projects, sale and leasing arrangements, and debt or equity financings. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

While we have not made material acquisitions to date, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology.

The protection provided by the patent laws is and will be important to our future opportunities. However, such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

●	the patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

●	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable; and

●	existing and future competitors may independently develop similar technology and/or duplicate our systems in a way that circumvents our patents.

Our patent application may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We have filed two patent applications before the Spanish Patent and Trademark Office. Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications that we intend to file in different countries are subject to different laws, rules and procedures, and thus we cannot be certain that our patent applications will be issued. In addition, some countries provide significantly less effective patent enforcement than others, such as the United States.

The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed with specific qualifications and on acceptable terms or to retain good relationships with our partners might impede our ability to continue to develop, commercialize and sell our products. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

We may be required to obtain the approval of various government agencies to market our products.

Our products are subject to product safety regulations by numerus governmental organizations. Accordingly, we may be required, or may voluntarily determine to, obtain approval of our products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff, and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications. There can be no assurance that we will obtain any or all of the approvals that may be required to market our products.

We may face significant costs relating to environmental regulations for the storage and shipment of our lithium-ion batteries and inverters.

We operate our business globally. Various governmental regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control may adversely affect our business.

Any natural disaster related disruptions or other events outside of our control could affect our business negatively, harming our operating results. In addition, if our facilities, or the facilities of our suppliers, third-party service providers or customers, is affected by natural disasters, such as earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, political instability or other conflict, or other events outside of our control, our business and operating results could suffer. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results. Similar disasters occurring at our vendors’ manufacturing facilities could impact our reputation and our consumers’ perception of our brands.

If the current effective income tax rate payable by us in any country in which we operate is increased or if we lose any country-specific tax benefits, then our financial condition and results of operations may be adversely affected.

We conduct business in Andorra, Switzerland, Germany, Spain, France, UK, Greece, Croatia, Italy, Macau, Norway, Poland, Portugal, Romania, Slovakia, Uruguay and Morocco, and we file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including changes in the amount of income taxed by or allocated to the various jurisdictions in which we operate that have differing statutory tax rates; changing tax laws, regulations and interpretations of such tax laws in multiple jurisdictions; and the resolution of issues arising from tax audits or examinations and any related interest or penalties.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

We report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Any compromise of the cybersecurity of our platform could materially and adversely affect our business, operations and reputation.

Our products use cutting-edge technology through our proprietary software developments. Our existing software system and any new software systems we utilize may not perform as expected. If we experience a problem with the functioning of an important software system or a security breach of our information technology (IT) systems, including during system upgrades or new system implementations, the resulting disruptions could adversely affect the operation of our Turbo Energy App and our business,

Despite our implementation of reasonable security measures, our IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Such attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors).

Cybersecurity is a risk that Umbrella Solar’s Board of Directors has identified as a key area to be addressed through collaboration with consulting firm at the group level. To this end, Turbo Energy has assigned responsibility for cybersecurity oversight to the IT manager, who works closely with an internal team and trusted local vendors. All parties with access to the management software suite have signed a corresponding confidentiality agreement, and information is not shared or accessible to any hardware supplier.

Furthermore, we are actively working to eliminate remote access to hardware data of suppliers involved in the manufacture of our products. We recognize the importance of ensuring the security and privacy of our systems and customer data, and we remain committed to implementing robust cybersecurity measures to mitigate potential risks.

Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against. Any future incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. Any system failure, accident or security breach could result in disruptions to our operations. A material network breach in the security of our IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. To the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to our reputation, affect our relationships with our customers and strategic partners, lead to claims against us from governments and private plaintiffs, and adversely affect our business. We cannot guarantee that future cyberattacks, if successful, will not have a material effect on our business or financial results.

Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal data. If an actual or perceived cybersecurity breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future.

The COVID-19 pandemic may adversely affect our business.

The rapid and continued spread of COVID-19, and the measures taken to slow its spread, have adversely affected our business and financial results and will likely continue to do so for an uncertain period of time in the future. The effect of the COVID-19 pandemic and its associated restrictions may adversely impact many aspects of our business, including customer demand, the length of our sales cycles, disruptions in our supply chain, lower the operating efficiencies at our facility, worker shortages and declining staff morale, and other unforeseen disruptions. The demand for our products may significantly decline as COVID-19 continues to spread and as our customers suffer losses in their businesses. The supply of our raw materials and our supply chain may be disrupted and adversely impacted by the pandemic. The occurrence of any of the foregoing events and their adverse effect on capital markets and investor sentiment may adversely impact our ability to raise capital when needed or on terms favorable to us and our shareholders to fund our operations, which could have a material adverse effect on our business, financial condition and results of operations. The extent to which the COVID-19 outbreak impacts our results, its effect on near or long-term value of our share price will depend on future developments that are highly uncertain and cannot be predicted. For instance, new information which may emerge concerning additional variants of COVID-19 that may be able to circumvent the protections afforded by existing vaccines and/or may be more transmissible (like the Omicron variant) or result in more severe sickness (like the Delta variant), additional actions which may be taken to contain COVID-19 or treat its impact, such as re-imposing previously lifted measures or putting in place additional restrictions, and the availability, pace of distribution and social acceptance of effective vaccines and of government efforts to slow the spread of COVID-19. Even after the COVID-19 pandemic has subsided, we may experience impacts on our business as a result of any economic recession, downturn or volatility that has occurred or may occur in the future. The COVID-19 pandemic may also have the effect of heightening many of the other risks described below, including those related to inflation, cybersecurity risks, compliance with financial covenants, ability to service indebtedness and stock price fluctuation.

The ongoing military conflict in Ukraine and geopolitical instability globally may negatively affect our business and financial condition.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business.

Governments in the United States and many other countries, or the Sanctioning Bodies, have imposed economic sanctions on certain Russian individuals, including politicians, and Russian corporate and banking entities. The Sanctioning Bodies, or others, could also institute broader sanctions on Russia. These sanctions, or even the threat of further sanctions, may result in the decline of the value and liquidity of Russian securities, a weakening of the ruble or other adverse consequences to the global economy.

The current war in Ukraine, and geopolitical events stemming from such conflicts, could cause consumer confidence and spending to decrease or result in increased volatility in the worldwide financial markets and economy. The extent and duration of the military action, resulting sanctions and resulting future market disruptions in the region are impossible to predict, but could be significant and have a severe adverse effect worldwide financial markets and economy.

Any of the abovementioned factors could adversely affect consumer demand, our business, financial condition, results of operations, liquidity and cash flows. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this Item.

Risks Related to This Offering and Ownership of Our ADSs

There has been no prior market for our ADSs and an active and liquid market for our ADSs may fail to develop, which could harm the market price of our ADSs.

Prior to this offering, there has been no public market on a U.S. national securities exchange for our ADSs or ordinary shares. We plan to apply to list our ADSs on the Nasdaq Capital Market under the symbol “TURB.” There is no guarantee that Nasdaq, or any other exchange or quotation system, will permit our ADSs to be listed and traded. The closing of this offering is contingent upon the successful listing of our ADSs on the Nasdaq Capital Market.

Even if our ADSs are approved for listing on the Nasdaq Capital Market, a liquid public market for our ADSs may not develop. The initial public offering price for our ADSs has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ADSs are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ADSs regardless of our operating performance or prospects.

We are a Spanish corporation, and it may be difficult to enforce judgments against us in U.S. domestic courts.

We are a corporation organized under the laws of the Kingdom of Spain and substantially all of our assets are located outside the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in Spain. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for U.S. shareholders to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based upon these laws.

The deposit agreement provides that any legal action may only be instituted in a state or federal court in the city of New York, which may result in holders of our ADSs or ordinary shares having limited choice of forum and limited ability to obtain a favorable judicial forum for complaints against us or our respective directors, officers or employees.

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of the Kingdom of Spain. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

This choice of forum provision may increase cost for the holders of our ADSs or ordinary shares and limit their ability to bring a claim in a judicial forum that they find favorable for disputes with us, the depositary or the depositary’s respective directors, officers or employees, which may discourage such lawsuits against us, the depositary and the depositary’s respective directors, officers or employees. However, it is possible that a court could find either choice of forum provision to be inapplicable or unenforceable. The enforceability of similar choice of forum provisions has been challenged in legal proceedings. It is possible that a court could find this type of provision to be inapplicable or unenforceable.

To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, actions by holders of our ADSs or ordinary shares to enforce any duty or liability created by the Exchange Act, the Securities Act or the respective rules and regulations thereunder must be brought in a federal court in the city of New York. Holders of our ADSs or ordinary shares will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. In addition, because substantially all of our assets are located outside the United States and almost all of our directors and officers are nationals and residents of countries other than the United States, courts in the countries in which we are incorporated or where our assets are located may not enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws.

The deposit agreement waives holders of our ADSs’ right to jury trial in any legal proceeding arising out of the deposit agreement or the ADRs against us and/or the depository, which could result in less favorable outcomes to the plaintiffs in any of such actions.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable on the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

To our knowledge, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial.

This jury trial waiver provision can discourage claims or limit shareholders’ ability to bring a claim in a judicial forum that they find favorable. If any holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement in New York, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in increasing costs of bringing a claim and having limited access to information and other imbalances of resources between us and the depositary and the claimant. A case that is only heard by a judge or justice of the applicable trial court may result in different outcomes than a trial heard by jury would have. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of Nasdaq Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of Independent Director.

●	have an Audit Committee as we will not be considered a Public Entity under the Spanish law and in case Turbo would be listed in a Growth market in Spain equivalent to Nasdaq will have a majority of the board be independent (although all of the members of the Audit Committee must be independent under the Exchange Act); or

●	have a Compensation Committee and a Nominating and Corporate Governance Committee to be comprised solely of “independent directors”.

Although we do not currently intend to rely these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, will own a majority of our outstanding ordinary shares after this offering. As a result, he will have the ability to approve all matters submitted to our shareholders for approval.

Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, will own approximately       % of our outstanding ordinary shares following this offering, or approximately        % if the underwriters exercise the over-allotment option in full. He therefore may have the ability to approve all matters submitted to our shareholders for approval including:

●	election of our board of directors;

●	removal of any of our directors;

●	any amendments to our certificate or articles of incorporation; and

●	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, this concentration of ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our share price or prevent our shareholders from realizing a premium over our share price.

We expect to be a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Since Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, is the beneficial owner of a majority of the voting power of our issued and outstanding share capital following, we qualify as a “controlled company” under the Nasdaq Stock Market Rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Stock Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. A “controlled company” may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a Compensation Committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a Nominating and Corporate Governance Committee comprised solely of independent directors. Currently, we expect to rely on the “controlled company” exemption after this offering. Because we expect to elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our Nominating and Corporate Governance Committee and Compensation Committees might not consist entirely of independent directors. Our status as a controlled company could cause our Securities to look less attractive to certain investors or otherwise harm our trading price.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our securities less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our securities.

Future issuances of our ADSs or ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or ordinary shares or the trading of outstanding ADSs or ordinary shares, could cause the market price of our ADS to decline and would result in the dilution of your holdings.

Future issuances of our ADSs or ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or ordinary shares or the trading of outstanding ADS or ordinary shares, could cause the market price of our ADSs to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our ADSs. In all events, future issuances of our ADSs or ordinary shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our ADSs. In connection with this offering, we, all of our directors and officers and certain of our shareholders have entered into lock-up agreements with the underwriters, pursuant to which we and they have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of (i) 180 days after the closing of this offering in the case of our company, (ii) 12 months after the date of this prospectus in the case of our directors and officers, and (iii) 180 days after the date of this prospectus in the case of our shareholders, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our ordinary shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our ADSs.

Future issuances of debt securities, which would rank senior to our ADSs and ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our ADSs and ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our ADSs.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our ADSs or ordinary shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of ADSs and ordinary shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our ADSs must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our ADSs.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material Income Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of ordinary shares. As a result, investors in this offering will incur immediate dilution of $4.86 per ADS based on the assumed public offering price of $5.00 per ADS, which is the lower price point of the price range set forth on the cover page of this prospectus. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities.

We have broad discretion in the use of our cash and cash equivalents, including the net proceeds we receive in this offering, and may not use them effectively.

We intend to use the proceeds from this offering for our international growth, which will include staffing, marketing, new product development and necessary working capital. Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our ordinary shares. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our ordinary shares to decline.

The market price of our ADSs may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our ADSs is likely to be volatile, in part because our shares have not been traded on a U.S. national securities exchange. In addition, the market price of our ADSs may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our operating results;

●	increases in market interest rates that lead investors of our ADSs to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our ADSs on the Nasdaq Capital Market and our subsequent ability to maintain such listing.

The public offering price of our ADSs has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our ADSs may prevent investors from being able to sell their ADSs at or above the initial public offering price. As a result, you may suffer a loss on your investment.

If securities analysts do not publish research or reports about the our business or if they downgrade the our stock or our sector, our stock price and trading volume could decline.

The trading market for our ordinary shares relies in part on the research and reports that industry or financial analysts publish about our Company or our business. We do not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover the Company downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of our ordinary shares could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We may not be able to satisfy listing requirements of the Nasdaq Capital Market or obtain or maintain a listing of our ADSs.

If our ADSs are listed on the Nasdaq Capital Market, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our ADSs may be delisted. If we fail to meet any of Nasdaq’s listing standards, our ADSs may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a U.S. national securities exchange outweighs the benefits of such listing. A delisting of our ADSs may materially impair our shareholders’ ability to buy and sell our ADSs and could have an adverse effect on the market price of, and the efficiency of the trading market for, our ADSs. The delisting of our ADSs could significantly impair our ability to raise capital and the value of your investment.

Purchasers of ADSs in this offering will not be directly holding our ordinary shares.

A holder of ADSs will not be treated as one of our shareholders and will not have direct shareholder rights. Our constitution and Spanish law govern our shareholder rights. The depositary, through the custodian or the custodian’s nominee, will be the holder of the ordinary shares underlying ADSs held by purchasers of ADSs in this offering. Purchasers of ADSs in this offering will have ADS holder rights. The deposit agreement among us, the depositary and purchasers of ADSs in this offering, as an ADS holder, and all other persons directly and indirectly holding ADSs, sets out ADS holder rights, as well as the rights and obligations of us and the depositary.

Your right as a holder of ADSs to participate in any future preferential subscription rights offering or to elect to receive dividends in ordinary shares may be limited, which may cause dilution to your holdings.

The deposit agreement provides that the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, under the deposit agreement the depositary may require satisfactory assurances from us that extending the offer to holders of ADSs does not require registration of any securities under the Securities Act before making the option available to holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (i) the notice of the meeting or solicitation of consent or proxy sent by us and (ii) a statement as to the manner in which instructions may be given by the holders.

You may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote, unless you withdraw the ordinary shares underlying the ADSs you hold. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for your instructions, the depositary, upon timely notice from us, will notify you of the upcoming vote and arrange to deliver our voting materials to you and will try to vote ordinary shares as you instruct. We cannot guarantee you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares or to withdraw your ordinary shares so that you can vote them yourself. If we do not ask for your instructions, you can still send voting instructions to the depository and the depository may try to carry out those instructions, but it is not required to do so.

You may be subject to limitations on the transfer of your ADSs and the withdrawal of the underlying ordinary shares.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason subject to your right to surrender your ADSs and receive the underlying ordinary shares. Temporary delays in the surrendering of your ADSs and receipt of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on our ordinary shares. In addition, you may not be able to surrender your ADSs and receive the underlying ordinary shares when you owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See “Description of American Depositary Shares” for more information.

Holders of ADSs are not treated as holders of our ordinary shares.

By participating in this offering, you will become a holder of ADSs with underlying ordinary shares in a Spanish company. Holders of ADSs are not treated as holders of our ordinary shares, unless they surrender the ADSs to receive the ordinary shares underlying their ADSs in accordance with the deposit agreement and applicable laws and regulations. The depositary is the holder of the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as holders of our ordinary shares, other than the rights that they have pursuant to the deposit agreement. See “Description of American Depositary Shares” for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of December 31, 2022, our net tangible book value was approximately €3,453,321 (approximately $3,694,182), or approximately €0.14 (approximately $0.15) per ADS (using the ratio of two ordinary shares to one ADS). Since the effective price per share of our ADSs being offered in this offering is substantially higher than the net tangible book value per ADS, you will suffer substantial dilution with respect to the net tangible book value of the ADSs you purchase in this offering. Based on the assumed public offering price of US$5.00 per ADS being sold in this offering, which is the lower price point of the estimated offering range set forth on the cover page of this prospectus, and our net tangible book value per ADS as of December 31, 2022, if you purchase ADS in this offering, you will suffer immediate and substantial dilution of US$4.86 per ADS (or US$4.83 per ADS if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the ADSs. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our ADSs will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the ADSs and their trading volume could decline.

The trading market for the ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If fewer securities or industry analysts cover our company, the trading price for the ADSs could be negatively impacted. If one or more of the analysts who covers us downgrades our equity securities or publishes incorrect or unfavorable research about our business, the price of the ADSs would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, or downgrades our securities, demand for the ADSs could decrease, which could cause the price of the ADSs or their trading volume to decline.

U.S. investors may have difficulty enforcing civil liabilities against our company, our directors or members of senior management and the experts named in this prospectus.

Certain members of our senior management and board of directors named in this prospectus are non-residents of the United States, and a substantial portion of the assets of such persons are located outside the United States. As a result, it may be impracticable to serve process on such persons in the United States or to enforce judgments obtained in U.S. courts against them based on civil liability provisions of the securities laws of the United States. Even if you are successful in bringing such an action, there is doubt as to whether Spanish courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Spain or elsewhere outside the United States. An award for monetary damages under U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Spain will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and Spain do not currently have a treaty or statute providing for recognition and enforcement of the judgments of the other country (other than arbitration awards) in civil and commercial matters.

As a result, our U.S. public shareholders may have more difficulty in protecting their interests through actions against us, our management or our directors than would shareholders of a corporation incorporated in a jurisdiction in the United States. For more information regarding the relevant Spanish Law see “Enforceability of Civil Liabilities.”

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our securities.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds ADSs, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material United States and Canadian Income Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	expectations regarding revenue, expenses and operations;

●	our having sufficient working capital and be able to secure additional funding necessary for the continued exploration of our property interests;

●	expectations regarding the potential mineralization, geological merit and economic feasibility of our properties;

●	expectations regarding exploration results at our properties;

●	mineral exploration and exploration program cost estimates;

●	expectations regarding any environmental issues that may affect planned or future exploration programs and the potential impact of complying with existing and proposed environmental laws and regulations;

●	receipt and timing of exploration permits and other third-party approvals;

●	government regulation of mineral exploration and development operations;

●	expectations regarding any social or local community issues that may affected planned or future exploration and development programs; and

●	key personnel continuing their employment with us.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately US$3,820,234 from this offering (or approximately US$4,510,234 if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of US$5.00 per ADS, which is the lower price point of the estimated offering range set forth on the cover page of this prospectus.

The primary purposes of this offering are to create a public market for the ordinary shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional working capital. We currently intend to use the net proceeds of this offering as follows;

●	10% of the net proceeds (approximately US$0.5 million) for wages, payroll taxes;

●	40% of the net proceeds (approximately US$2.0 million) for software and hardware development;

●	25% of the net proceeds (approximately US$1.25 million) for developing new markets; and

●	25% of the net proceeds (approximately US$1.25 million) for general working capital and other operating expenses.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to this Offering and the Market for the ADS Generally—We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

In all the history of the company, we only have declared and paid cash dividends on our ordinary shares out of the profit for the year ended December 31, 2021, for a total amount of 513,336 euros. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our ordinary shares. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors— Risks Related to This Offering and Ownership of Our ADSs—We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2022:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the issuance sale of 1,000,000 ADSs in this offering at an assumed initial public offering price of $5.00 per ADS, the lower price point of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised).

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31, 2022		December 31, 2022
	Actual		As Adjusted
	€	$	€	$
Cash	502,585	537,639	4,073,740	4,357,873

Debt:
Short term borrowings	8,010,239	8,568,933	8,010,239	8,568,933
Long-term borrowings	324,291	346,909	324,291	346,909
Total debt	8,334,530	8,915,842	8,334,530	8,915,842

Shareholders’ equity:
Ordinary shares, par value €0.05 per share; 50,085,700 shares authorized and 50,085,700 share issued and outstanding, actual; 52,085,700 shares authorized and 52,085,700 issued and outstanding, as adjusted.	2,504,285	2,678,953	2,604,285	2,785,928
Reserve	383,268	410,001	3,854,423	4,123,260
Retained Earnings	1,028,578	1,100,320	1,028,578	1,100,320
Total Shareholders’ equity	3,916,131	4,189,274	7,487,286	8,009,508
Total capitalization	12,250,661	13,105,116	15,821,816	16,925,350

If the underwriters exercise the over-allotment option in full, each of our as adjusted cash, share capital, total shareholders’ equity and total capitalization would be $5,047,873, $7,599,188, $8,699,508 and $17,615,350, respectively.

The table above is based on 50,085,700 shares outstanding as of the date of this prospectus.

(1)	As adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative profits, accumulative other comprehensive loss, total shareholder’s equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Assuming the number of ordinary shares offered hereby, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ADS, the lower price point of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $920,000.

(3)	On June 30, 2023, Turbo Energy, S.A. entered into a shareholder loan agreement with its parent company, Umbrella Solar Investment, S.A., in which Umbrella Solar Investment, S.A. lent 3,800,000 euros to Turbo Energy, S.A. This is a 5-year loan with an interest rate of 6.25% annually. The purpose of this loan is to enable Turbo to continue its growing expansion and technological development. Turbo Energy, S.A. plans to repay this loan with the Company’s operating funds. No proceeds received from this Offering will be used to repay debt to related parties.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the assumed initial public offering price per ADS is substantially in excess of the net tangible book value per ADS attributable to the existing shareholders for our presently outstanding ordinary shares.

As of December 31, 2022, our net tangible book value was US$3.7 million, or US$0.07 per ordinary share or US$0.15 per ADS (using the ratio of two ordinary shares to one ADS). Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value after giving effect to this offering.

After giving effect to our sale of 1,000,000 ADSs in this offering at an assumed initial public offering price of US$5.00 per ADSs, which is the lower price point of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2022 would have been US$7.5 million , or US$0.14 per ordinary share and US$0.29 per ADS. This amount represents an immediate increase in pro forma net tangible book value of US$0.07 per ordinary share or US$0.15 per ADS to existing shareholders and an immediate dilution in pro forma net tangible book value of US$2.43 per ordinary share or US$4.86 per ADS to purchasers of our ADSs in this offering, as illustrated in the following table.

Assumed initial public offering price per ADS			US$	5.00
Net tangible book value per ADS at December 31, 2022	US$	0.15
Pro forma net tangible book value per ADS after this offering	US$	0.29
Increase in net tangible book value per ADS to the existing shareholders			US$	0.14
Dilution in net tangible book value per ADS to new investors in this offering			US$	4.86

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book would be US$0.16 per ordinary share or US$0.31 per ADS, and the dilution in pro forma net tangible book value to new investors purchasing ADSs in this offering would be US$2.42 per ordinary share or US$4.83 per ADS.

A $1.00 increase (decrease) in the assumed public offering price of US$5.00 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$920,000, or US$0.02 per ordinary share and US$0.04 per ADS, and the dilution in net tangible book value to new investors in this offering by US$0.48 per ordinary share or US$0.96 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following tables summarize the differences between our existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of US$5.00 per ADS, which is the lower price point of the estimated offering price range set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option). As the table shows, new investors purchasing ADSs in this offering may in certain circumstances pay an average price per ordinary share substantially higher than the average price per ordinary share paid by our existing shareholders.

	Shares Purchased		Total Consideration			Average Price
	Number	%	Amount		%	Per Share
Existing shareholders	50,085,700	96%	US$	3,088,953	38%	US$	0.06
New investors	2,000,000	4%	US$	5,000,000	62%	US$	2.50
Total	52,085,700	100%	US$	8,088,953	100%	US$	0.16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

The audited consolidated financial statements for the years ended December 31, 2022 and 2021 are prepared pursuant to IFRS. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

We design, develop, and distribute equipment for the generation, management, and storage of photovoltaic (PV) energy. Our energy storage products are managed, from the cloud and through the inverter of the installation, by an advanced software system which is optimized by artificial intelligence (“AI”). The key advantage is that our products, compared to conventional battery storage systems, reduce electricity bills and protect the installation from power outages.

We recently launched our flagship product, the Sunbox, an all-in-one device that integrates most of the equipment for a domestic photovoltaic installation. The Sunbox is powered by AI and features a software system that monitors the generation, use, and management of photovoltaic energy through the analysis of large amounts of data related to energy generation, consumption, market prices, and weather forecasts. This AI system optimizes battery usage, reducing electricity bills and providing peak shaving and uninterruptible power supply functions.

Currently, we primarily sell inverters, batteries, and photovoltaic modules to installers and other distributors for residential consumers located in Spain. With the experience gained from our subsidiary Turbo Energy Solutions, we possess the expertise and international perspective to expand the product portfolio towards industrial and commercial scales and purposes (“C&I”), as well as expand the internationalization process that we already started.

Turbo Energy is part of the Umbrella Solar Investment Group, whose main shareholder is Crocodile Investment, S.L.U, (hereinafter, the ultimate partner), with a registered office in Valencia. The majority shareholder of Turbo Energy, S.A is Umbrella Solar Investment, S.A (hereinafter, the majority shareholder), which is part of the Umbrella Solar Investment Group.

Our total revenues increased by €13,994,055, or 82%, to €31,148,676 (approximately $33,321,219) for the fiscal year ended December 31, 2022, compared to €17,154,621 for the fiscal year ended December 31, 2021. Our net income increased by €761,356, or 285% to €1,028,578 (approximately $1,100,321) for the year ended December 31, 2022, compared to €267,222 for the year ended December 31, 2021. The principal activities of the Company for the years ended December 31, 2022 and 2021 were acquisition, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures, among others. The Company designs, develops, and distributes equipment for the generation, management, and storage of photovoltaic energy. For additional information regarding our financial performance, see “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	Our ability to maintain over time a competitive value proposal for our products and services.

●	Our ability to launch innovative proposals for products and services.

●	Our ability to launch successful marketing and sales activities to sell our products.

●	Our ability to adapt our supply chain at any time to improve our competitiveness.

●	Our ability to obtain maximum financial resources at the best possible price.

●	The evolution of economic and political factors in global markets that may affect the demand for our products as well as financial costs.

●	Alteration of the supply chain that may result in a variance in product purchasing and transportation costs.

Taxation

Corporate Income Tax. Corporate income tax reflects the amounts we estimate for taxes based upon income before taxes as calculated in accordance with applicable tax regulations. The statutory corporate income tax rate in Spain is currently 25% %. We calculate our effective tax rate under IFRS as our corporate income tax over our income (loss) before tax.

Results of Operations

Comparison of Years Ended December 31, 2022 and 2021

	Years Ended December 31
	2022		2021	Increase (Decrease)
	€	$	€	€	%
Revenues
Batteries	17,703,487	18,938,262	8,735,867	8,967,620	103%
Inverters	7,902,258	8,453,421	2,911,950	4,990,308	171%
PV Modules	3,439,980	3,679,910	4,623,197	(1,183,217)	(26%)
Solutions	939,578	1,005,111	160,488	779,090	485%
Structure	265,655	284,184	241,503	24,152	10%
Others	895,418	957,871	481,068	414,350	86%
	31,146,376	33,318,759	17,154,073	13,992,303	82%

Other operating income	2,300	2,460	548	1,752	320%
Total Revenue	31,148,676	33,321,219	17,154,621	13,994,055	82%

Cost and expenses
Cost of revenue	26,545,377	28,396,851	14,899,345	11,646,032	78%
Selling and administrative	2,046,411	2,189,143	1,127,535	918,876	81%
Salaries and benefits	866,634	927,079	547,280	319,354	58%
Bad debt expense	19,454	20,811	102,966	(83,512)	(81%)
	29,477,876	31,533,884	16,677,126	12,800,750	77%

Other expenses (income)
Other income	890	953	-	890	-
Interest expense	(308,982)	(330,533)	(138,212)	(170,770)	124%
Foreign exchange gain	32,384	34,643	8,939	23,445	262%
	(275,707)	(294,937)	(129,273)	(146,434)	113%

Net Income Before Income Tax	1,395,092	1,492,398	348,222	1,046,870	301%
Income tax expense - current	364,085	389,479	81,000	283,085	349%
Income tax expense - deferred	2,428	2,598	-	2,428	-
Net Income	1,028,578	1,100,321	267,222	761,356	285%

Revenue. The principal activities of the Company for the years ended December 31, 2022 and 2021 were acquisition, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures, among others. The Company designs, develops, and distributes equipment for the generation, management, and storage of photovoltaic energy. Revenue for the years ended December 31, 2022 and 2021 was €31,146,376 (approximately $33,318,759) and €17,154,073, respectively, representing an increase of 82%. The increase was due to a variety of factors, which are broken down by product family as below.

Revenue from Batteries increase by €8,967,620, or 103%, to €17,703,487 (approximately U$18,938,262) for the year ended December 31, 2022 from €8,735,867 for the year ended December 31, 2021. Such increase was primarily due because we are mainly storage specialists. Due to the significant increase in the price of energy, as well as a greater consciousness of the people, storage through batteries has been one of our most demanded products. Revenue from Batteries accounted for 57% of our total revenue for the year ended December 31, 2022, as compared to 51% for the year ended December 31, 2021. We have started to provide such services since September 2013.

Revenue from Inverters increase by €4,990,308, or 171%, to €7,902,258 (approximately US$8,453,421) for the year ended December 31, 2022 from €2,911,950 for the year ended December 31, 2021. Such an increase was primarily due because we have been able to maintain a constant supply throughout the year while other competitors had problems with stock-outs due to high demand. These are essential products for domestic photovoltaic installations. Revenue from Inverters accounted for 25% of our total revenue for the year ended December 31, 2022, as compared to 17% for the year ended December 31, 2021. We have started to provide such services since September 2013.

Revenue from PV Modules decrease by €1,183,217, or 26%, to €3,439,980 (approximately US$3,679,910) for the year ended December 31, 2022 from €4,623,197 for the year ended December 31, 2021. Such decrease was primarily because in 2021 two projects were closed with the main supermarket chain and gas station company in Spain for photovoltaic installations in their stations. This resulted in a very significant sale of PV modules in 2021. Revenue from PV Modules accounted for 11% of our total revenue for the year ended December 31, 2022, as compared to 27% for the year ended December 31, 2021. We have started to provide such services since September 2013.

Revenue from Solutions increase by €779,090, or 485%, to €939,578 (approximately US$1,005,111) for the year ended December 31, 2022, from €160,488 for the year ended December 31, 2021. Such increase was primarily due because it is our star product (Sunbox all-in-one). During the year the Company has focused a lot of development on it, as well as on commercial offers to introduce it to the market gradually. Revenue from Solutions accounted for 3% of our total revenue for the year ended December 31, 2022, as compared to 1% for the year ended December 31, 2021. We have started to provide such services since September 2018.

Revenue from Structure increased by €24,152, or 10%, to €265,655 (approximately US$284,184) for the year ended December 31, 2022 from €241,503 for the year ended December 31, 2021. This slight increase was primarily due as they are closely related to the modules. As module sales have declined, structures have hardly increased. Revenue from Structure accounted for 1% of our total revenue for the year ended December 31, 2022, as compared to 1% for the year ended December 31, 2021. We started to provide such services in September 2013.

Revenue from Others increase by €414,350, or 86%, to €895,418 (approximately US$957,871) for the year ended December 31, 2022 from €481,068 for the year ended December 31, 2021. Such an increase was primarily due to major sales of minor electronic products, such as monitors, regulators, displays, cables, etc. Revenue from Accessories accounted for 3% of our total revenue for the year ended December 31, 2022, as compared to 3% for the year ended December 31, 2021. We started to provide such services in September 2013.

For the years ended December 31, 2022 and 2021, we had other operating income of €2,300 (approximately US$2,460) and €548, respectively.

Cost of revenue. Our cost of revenue includes purchase of finished goods, purchase of raw materials, outsourcing services and inventory adjustment. Our cost of revenue increased by €11,646,032, or 78%, to €26,545,377 (approximately US$28,396,851) for the year ended December 31, 2022 from €14,899,345 for the year ended December 31, 2021. Such increase was in line with our increased revenue.

Selling and administrative expenses Our selling and administrative expenses consist primarily of professional fees, shipping and handling, warehouse handling, marketing and advertising, leases and royalties, and amortization of right-of-use assets. Our selling and administrative expenses increased by €918,876, or 81% to €2,046,411 (approximately US$2,189,143) for the year ended December 31, 2022, from €1,127,535 for the year ended December 31, 2021. Such significant increase was in line with our increased revenue and it is due mainly to the increase in outsourced professional services, the change to a larger third-party warehouse, among others.

Salaries and benefits Our salaries and benefits increased by €319,354, or 58% to €866,634 (approximately US$927,079) for the year ended December 31, 2022 from €547,280 for the year ended December 31, 2021. Such significant increase was primarily due to an increase in the headcount of the Company during 2022.

Bad debt expense Our bad debt expense decreased by €83,512, or 81% to €19,454 (approximately US$20,811) for the year ended December 31, 2022, from €102,966 for the year ended December 31, 2021. Such significant decrease was primarily due to the increase in the collection rate among our customers.

Interest expense Our interest expenses increased by €170,770, or 124% to €308,982 (approximately US$330,533)    for the year ended December 31, 2022, from €138,212 for the year ended December 31, 2021. Such significant increase was in line with our increased revenue and is due to the interest on loans, as well as the use of credit confirming lines.

Foreign exchange net income Our foreign exchange net income increased by €23,445, or 262% to €32,384 (approximately US$34,643) for the year ended December 31, 2022 from €8,939 for the year ended December 31, 2021. Such significant increase was primarily due to the increase in the volume of purchases in USD currency, as well as the fluctuation between the USD/EUR during the year.

Income tax expense.  We recorded income tax expenses of €364,085 (approximately US$389,479) for the year ended December 31, 2022, as compared to €81,000 for the year ended December 31, 2021, an increase of €283,085 or 349%. The increase in the income tax expense mainly resulted from the increase in net income before income tax. See also “Taxation” above.

Net income

Net income for the years ended December 31, 2022 and 2021 was €1,028,578 (approximately US$1,100,321) and €267,222, respectively. The increase in net income was attributed to the increase in revenue.

Liquidity and Capital Resources

As of December 31, 2022, we had cash and cash equivalents of €502,585 (approximately US$537,639). To date, we have financed our operations primarily through capital contributions from our parent company. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of the initial public offering and cash generated through operations.

We believe that our current levels of cash and cash flows from operations, combined with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for our operations and expansion plans for at least the next 12 months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Summary of Cash Flow

The following table sets forth a summary of our cash flows for the periods presented:

	Year Ended December 31,
	2022		2021	Changes
	€	$	€	€	%
Cash Flows provided by (used in) operating activities	(5,647,033)	(6,040,900)	71,604	(5,718,637)	(7,986)%
Cash Flows used in investing activities	(395,056)	(422,611)	(124,660)	(270,396)	217%
Cash Flows provided by financing activities	5,928,229	6,341,709	366,827	5,561,403	1,516%
Net change in cash during period	(113,860)	(121,801)	313,771	(427,630)	(136)%

Operating Activities

Net cash used in operating activities was €5,647,033 (approximately $6,040,900) for the year ended December 31, 2022, as compared to net cash provided by operating activities of €71,604 for the year ended December 31, 2021. For the year ended December 31, 2022, net cash used in operating activities related to net income before income tax of €1,395,092 (approximately US$1,492,396), increased by bad debt expense of €19,456 (approximately $20,811), depreciation of property and equipment of €5,927 (approximately $6,340), amortization of right-of-use assets of €36,353 (approximately $38,889), accretion of lease liabilities of €1,514 (approximately $1,620) and was offset by gain on lease modification of €891 (approximately $953) and net changes in non-cash working capital items of €7,104,484 (approximately $7,600,004). For the year ended December 31, 2021, net cash used in operating activities was attributed to net income before income tax of €348,222, increased by bad debt expense of €102,966, depreciation of property and equipment of €2,998, amortization of right-of-use assets of €15,888, accretion of lease liabilities of €1,252 and provision for inventory reserves €53,434, offset by net change in non-cash working capital items of €431,156.

Investing Activities

Net cash used in investing activities was €395,056 (approximately $422,611) for the year ended December 31, 2022, as compared to €124,660 for the year ended December 31, 2021. Net cash used in investing activities for the year ended December 31, 2022 consisted of purchase of equipment in the amount of €133,140 (approximately US$142,426), and purchase of intangible assets related to software development in the amount of €261,916 (approximately $280,184). Net cash used in investing activities for the year ended December 31, 2021 consisted of purchase of equipment in the amount of €17,871, and purchase of intangible assets related to software development in the amount of €106,789.

Financing Activities

Net cash used in the financing activities was €5,928,229 (approximately $6,341,709) for the year ended December 31, 2022, as compared to net cash provided by financing activities of €366,827 for the year ended December 31, 2021. Net cash provided by financing activities for the year ended December 31, 2022 consisted of issuance of common stock to related party for cash of €2,500,000 (approximately US$2,674,369), repayment of bank loans of €248,531 (approximately $265,866), net proceeds from lines of credit of €3,820,617 (approximately $4,087,095), repayment of lease liabilities of €37,036 (approximately $39,619), dividend paid to related party of €72,003 (approximately $77,025), payments to related parties of €355,586 (approximately US$380,387) and proceeds from related parties of €320,769 (approximately US$343,142). Net cash provided by financing activities for the year ended December 31, 2021 consisted of repayment of bank loans of €283,259, net proceeds from lines of credit of €1,004,523, repayment of lease liabilities of €16,240, dividend paid to related party of €250,000, payments to related parties of €1,015,222 and proceeds from related parties of €927,025.

Capital Expenditures

We made capital expenditures of €133,140 (approximately US$142,426) and €17,871 in the years ended December 31, 2022 and 2021, respectively. In these periods, our capital expenditures were mainly used for purchase of equipment. We plan to continue to make capital expenditures to meet the needs that result from the expected growth of our business.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our company is exposed to foreign currency risk primarily through service income or expenses that are denominated in a currency other than the functional currency of the operations to which they relate. The currencies giving rise to this risk are primarily US$.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its lines of credit due to fluctuations in interest rates. The Company’s bank loans and leases have fixed rates of interest resulting in limited interest rate fair value risk for the Company. The Company manages interest rate risk by seeking financing terms in individual arrangements that are most advantageous taking into account all relevant factors, including credit margin, term and basis.  The risk management objective is to minimize the potential for changes in interest rates to cause adverse changes in cash flows to the Company.

Inflation

We do not believe the impact of inflation on our Company is material. Our operations are in Spain and Spain’s inflation rates have been relatively stable in the last three years: 5.7% for 2022, 3.1% for 2021, and (0.3%) for 2020.

Recent inflationary pressures have not had a significant impact on our operations. While inflation is recognized as a potential risk, the company does not believe that the impact of inflation on their operations is material. It is possible, however, that future inflationary pressures could have a greater impact on our operations, and we will monitor this risk closely.

Supply chain

A possible geopolitical conflict with China, significant price increases or shortages of equipment and components may represent potential market risks.

Critical Accounting Estimates

The preparation of our financial information requires management to make estimates, judgments and assumptions concerning the future. Estimates, judgments and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results.

For a summary of all of our significant accounting policies, see Note 2 to our audited consolidated financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 included elsewhere in this prospectus.

Leases

The Company exercises judgment in determining the approximate lease term on a lease by lease basis. The Company considers all facts and circumstances that may create an economic incentive to exercise renewal options and also evaluated the economic incentive related to continuation of existing leaseholds. The Company is also required to estimate specific criteria in order to estimate the carrying amount of right-of-use assets and lease liabilities including the incremental borrowing rate and effective interest rate.

Valuation of accounts receivable

Management monitors the financial stability of its customers and the environment in which they operate to make estimates regarding the likelihood that the individual trade balances will be paid. Credit risks for outstanding customer receivables are regularly assessed and allowances are recorded for estimated losses, if required.

Valuation of inventory

Management makes estimates of future customer demand for products when establishing appropriate provisions for inventory obsolescence. In making these estimates, management considers the shelf-life of inventory and profitability of recent sales.

Recoverability of income taxes

The measurement and assessment of income tax assets and liabilities requires management to make judgments in the interpretation and application of the relevant tax laws and estimates of the Company’s abilities to utilize losses carried forward to offset taxes payable on future taxable income. The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant tax authorities, which occurs subsequent to the issuance of the financial statements.

Useful life of property and equipment

Changes in the intended use of property and equipment as well as changes in technology or economic conditions may cause the estimated useful life of these assets to change. The change in useful lives could impact the depreciation expense and carrying value of property and equipment.

We believe that the following accounting policies reflect the most critical estimates and assumptions and are significant to the consolidated financial statements.

We do not consider there to be any significant judgments in the preparation of the consolidated financial statements.

CORPORATE HISTORY AND STRUCTURE

Turbo Energy, S.A. was incorporated under the name of Distritech Solutions S.L. on September 18, 2013 under the laws of the Kingdom of Spain. The company then changed its name to Solar Rocket S.L. on October 7, 2013. On April 8, 2021, Solar Rocket S.L. merged with a Spanish corporation Turbo Energy S.L.U. Turbo Energy S.L.U then became a wholly owned subsidiary of Solar Rocket S.L. This merger was approved by the Board of Directors of both companies. Following the merger, the company changed its name to Turbo Energy S.L. on April 8, 2021. On February 8, 2023, we transformed the company from a Spanish unipersonal limited company to a Spanish limited stock company. As such, our company’s name was changed to Turbo Energy S.A. During December 2022, we issued 50,000,000 shares (pre-stock split: 2,500,000 shares) of common stock for proceed of €2,500,000, to our parent company, who is also our sole shareholder. Pursuant to the deed of transformation and a concurrent forward stock split of the issued and outstanding ordinary shares on a 20-for-1 basis, we increased our authorized share capital from 2,504,285 ordinary shares to 50,085,700 ordinary shares.

Upon incorporation in September 2013, Turbo Energy, then known as Distritech Solutions S.L., issued 3,000 ordinary shares to Mr. Enrique Selva Bellvís. On November 29, 2013, Mr. Bellvís sold his 3,000 ordinary shares to Crocodile Investment S.L. through a public deed with protocol number 2,522. Crocodile Investment then sold 300 ordinary shares to Don Francisco de Borja Pellicer Lopez on March 06, 2015, and then Don Francisco de Borja Pellicer Lopez sold back the 300 ordinary shares to Crocodile Investment S.L. on June 08, 2015.

Crocodile Investment S.L. then sold 300 ordinary shares to Don Manuel Cercós D´Aversa on July 16, 2015 and 300 shares to Don Jose Jorge Alemany Monzó on the same day. On May 05, 2016, Don Jose Jorge Alemany Monzó sold his 300 shares back to Crocodile Investment S.L. through a public deed with protocol number 472.

On March 20, 2018, Crocodile Investment S.L. transferred 2,700 ordinary shares of Turbo Energy (previously named Solar Rocket S.L.) as a non-monetary contribution to the share capital of a newly formed company called Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.).

On February 11, 2021, Turbo Energy (previously Solar Rocket S.L.) increased its share capital by 1,285 ordinary shares through a public deed with protocol number 346. These new shares were subscribed by means of a non-monetary contribution of 3,000 shares of Turbo Energy S.L.U. by the shareholder, Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.).

On April 08, 2021, Solar Rocket S.L. (now Turbo Energy) absorbed Turbo Energy S.L.U, through a public deed of Notary of Valencia Vicente Tomas Bernat with protocol number 946.

On May 31, 2022, Don Manuel Cercós D´Aversa sold 300 ordinary shares to Umbrella Solar Investment S.A. through a public deed with protocol number 2.150. This made Turbo Energy a wholly owned subsidiary of Umbrella Solar Investment S.A.

On November 8, 2022, we acquired 100% of the ordinary shares of IM2 Energía Solar Proyecto 35 S.L.U., a company established under the laws of the Kingdom of Spain on August 1, 2019 Turbo Energy S.A. in order to begin to engage in the self-consumption of electricity. Following the transaction, IM2 Energía Solar Proyecto 35 S.L.U. became our wholly owned subsidiary. On November 29, 2022 it changed its name to Turbo Energy Solutions S.L.U. Since its incorporation, this company has not had any activity.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Our business operations are located in Spain. Our registered office is located at Plaza de América, Number 2, 4AB., València, Spain 46004. Our principal executive office is located at Street Isabel la Católica, 8, Door 51, Valencia, Spain, 46004.

BUSINESS

Our Company

We design, develop, and distribute equipment for the generation, management, and storage of photovoltaic (PV) energy. Our energy storage products are managed, from the cloud and through the inverter of the installation, by an advanced software system which is optimized by artificial intelligence (“AI”). The key advantage is that our products, compared to conventional battery storage systems, reduce electricity bills and protect the installation from power outages.

We recently launched our flagship product, the Sunbox, an all-in-one device that integrates most of the equipment for a domestic photovoltaic installation. The Sunbox is powered by AI and features a software system that monitors the generation, use, and management of photovoltaic energy through the analysis of large amounts of data related to energy generation, consumption, market prices, and weather forecasts. This AI system optimizes battery usage, reducing electricity bills and providing peak shaving and uninterruptible power supply functions.

Currently, we primarily sell inverters, batteries, and photovoltaic modules to installers and other distributors for residential consumers located in Spain. With the experience gained from our subsidiary Turbo Energy Solutions, we possess the expertise and international perspective to expand the product portfolio towards industrial and commercial scales and purposes (“C&I”), as well as expand the internationalization process that we already started.

Turbo Energy is part of the Umbrella Solar Investment Group, whose main shareholder is Crocodile Investment, S.L.U, (hereinafter, the ultimate partner), with a registered office in Valencia. The majority shareholder of Turbo Energy, S.A is Umbrella Solar Investment, S.A (hereinafter, the majority shareholder), which is part of the Umbrella Solar Investment Group.

Our total revenues increased by €13,994,055, or 82%, to €31,148,676 (approximately $33,321,219) for the fiscal year ended December 31, 2022, compared to €17,154,621 for the fiscal year ended December 31, 2021. Our net income increased by €761,356, or 285% to €1,028,578 (approximately $1,100,321) for the year ended December 31, 2022, compared to €267,222 for the year ended December 31, 2021. The principal activities of the Company for the years ended December 31, 2022 and 2021 were acquisition, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures, among others. The Company designs, develops, and distributes equipment for the generation, management, and storage of photovoltaic energy. For additional information regarding our financial performance, see “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Industry

The renewable energy section will likely experience tremendous growth in the near future. The International Renewable Energy Agency (IRENA), analyzing the effects of the energy transition until 2050 in a recent study for the G20, found that over 80% of the world’s electricity could derive from renewable sources by that date. Solar photovoltaic (“PV”) and wind power would at that point account for 52% of total electricity generation.

Electricity storage will play a crucial role in transitioning to renewable energy by providing services throughout the electricity system value chain and into the end-use sectors, thus achieving sharp decarbonization in key segments of the energy market. Electricity storage capacity can reduce constraints on the transmission network and can defer the need for major infrastructure investment. This also applies to distribution, regardless of whether constraints reflect growth in renewables or a change in demand patterns. Behind-the-meter applications allow consumers to manage their bills, reduce peak demand charges and increase self-consumption from rooftop PV panels. Along with providing multiple services and user benefits, an electricity storage project can unlock multiple revenue streams from the provision of a range of services.

Solar and wind power still have limited impact on grid operations in today’s power system. However, as the share of variable renewable energy (“VRE”) rises, electricity systems will need not only more flexibility services, but also potentially a different mix that favors the rapid response capabilities of electricity storage. This key shift in system operation needs to be part of the energy planning process. Electricity systems already require a range of ancillary services to ensure smooth and reliable operation (Figure 1). Supply and demand need to be balanced in real time in order to ensure supply quality (e.g., maintaining constant voltage and frequency), avoid damage to electrical appliances and maintain supply to all users. All electricity systems require a degree of flexibility services, which allow grid operators to react to unexpected changes in demand or to the loss of large chunks of supply (e.g. large stations tripping offline, loss of an interconnection). Flexibility gives operators the tools to rapidly restore system equilibrium.

Figure 1: The range of services that can be provided by electricity storage:

As VRE grows to substantial level, electricity systems will require greater flexibility. When there is a significant amount of VRE, electricity will need to be stored over days, weeks or months. Electricity storage, therefore, can drive serious electricity decarbonization and help transform the whole energy sector by providing these essential services.

In the European and American solar energy storage battery market, QY Research Group identified a few market trends. First, the distribution of lithium ore as an important raw material for energy storage batteries is relative concentrated and is greatly affected by international trade situation and international relations. Recently, geopolitical tension has caused the cost to fluctuate violently. Second, the recent rapid growth of the energy storage battery market has drawn many other players to join the competition. Large companies such as Tesla and Sonnen have joined the race, and it is expected that market competition will become more intense. Third, industrial and commerce companies are significant consumers of electricity and solar energy storage batteries. Renewable Energy can help companies to reduce electricity cost and also help companies obtain environmental protection credits and tax relief. According to QY Research Group, the following three factors (Figure 2) are the main market drivers of the solar energy storage battery sector:

Figure 2. Solar Energy Storage Battery Market Drivers

Moreover, QY Research Group estimates that the European and American market size of Solar Energy Storage Battery will reach US$49.09 billion in 2028, with a CAGR of 46.12% from 2022 to 2028 (See Figure 3), and that all-in-one photovoltaic energy storage equipment will make up to 45.65% and 65.57% of the market share in Europe and America, respectively (See Figure 4).

Figure 4: Europe and America Solar Energy Battery Market Share by Type in 2028

Our Products and Services

Turbo Energy sells products to carry out photovoltaic installations on a residential scale, dealing with the power and voltage needs.

Lithium-ion Batteries

As one of the leading companies that introduced lithium-ion batteries for photovoltaic energy storage in Spain, our batteries, primarily for the home energy storage market, have the capacities of 2.24 kWh, 2.4 kWh and 5.1 kWh in voltages of 24V and 48V. In 2022, we launched a 3.6 kWh 48V version and a substantial improvement in size of the 5.1 kWh 48V version, occupying half the volume of its predecessor and being one of the first companies on the market offering these dimensions and, to date, with the thinnest 2.4 kWh Lithium-Ion battery on the market. In addition, the 48V and 5.1 kWh also offer a dual battery system, the only proposal on the market that works in low and high voltage at the same time and is compatible with industrial scale projects.

Our revenue from batteries increase by €8,967,620, or 103%, to €17,703,487 (approximately US$18,938,262) for the year ended December 31, 2022 from €8,735,867 for the year ended December 31, 2021. Such increase was primarily due because we are mainly storage specialists. Due to the significant increase in the price of energy, as well as a greater consciousness of the people, storage through batteries has been one of our most demanded products. Revenue from Batteries accounted for 57% of our total revenue for the year ended December 31, 2022, as compared to 51% for the year ended December 31, 2021. We started to provide such services in September 2013.

Inverter

The inverter is the most crucial component in a photovoltaic system. It converts the direct current produced by the photovoltaic panels into alternating current that can be used by household appliances. The inverter also regulates the battery charging and discharging based on energy needs and optimizes the utilization of generated renewable energy. We are currently offering a 5-kW single-phase inverter and 10 kW three-phase versions that cover most household installations, especially when combined with the microinverters that complete the range (1.6 kW and 2 kW). Our proposal offers two unique features in the inverter market: First, an additional port that allows you to connect an external generator, microinverters to increase the nominal power of the installation, or a special household appliance; and Second, a back-up power for the home in the event of a power outage equivalent to the total nominal power of the inverter (the competition does not exceed 60% of the nominal power).

Our revenue from inverters increases by €4,990,308, or 171%, to €7,902,258 (approximately US$8,453,421) for the year ended December 31, 2022 from €2,911,950 for the year ended December 31, 2021. Such increase was primarily due because we have been able to maintain a constant supply throughout the year while other competitors had problems with stock-outs due to high demand. These are essential products for domestic photovoltaic installations. Revenue from Inverters accounted for 25% of our total revenue for the year ended December 31, 2022, as compared to 17% for the year ended December 31, 2021. We started to provide such services in September 2013.

All-in-one Sunbox

Our most innovative equipment is the all-in-one Sunbox, which incorporates the inverters and batteries and the rest of the components necessary to operate and protect the photovoltaic installation (not counting the photovoltaic modules that are housed on the roof of the home). This value proposition, which Turbo Energy launched on the market when there were still few alternatives, saves installation assembly and configuration time and avoids errors, even if the staff has less technical training. Given the innovative nature of this product, the conception, design, manufacture of the exterior and structural part, and assembly of components are all completed in Spain, in order to protect the know-how. Notably, the 2022 Sunbox version also offers an EV charging option, a practically unique option in the market that has a patent proposal in the electric vehicle charging management algorithm assisted by our AI. To our knowledge, as of the date of this prospectus, there is no such all-in-one product that offers both electric vehicle charger and AI assistance in the current market, making the 2022 Sunbox a unique product in the world.

Our revenue from photovoltaic modules decreases by €1,183,217, or 26%, to €3,439,980 (approximately US$3,679,910) for the year ended December 31, 2022 from €4,623,197 for the year ended December 31, 2021. Such decrease was primarily because in 2021 two projects were closed with the main supermarket chain and gas station company in Spain for photovoltaic installations in their stations. This resulted in a very significant sale of PV modules in 2021. Revenue from PV Modules accounted for 11% of our total revenue for the year ended December 31, 2022, as compared to 27% for the year ended December 31, 2021. We started to provide such services in September 2013.

Software System

The software system of our products is essential to the success of our business. The combination of state-of-the-art equipment, its integration into an all-in-one product, together with an AI that optimizes its operation, turns Turbo’s value proposition into a global energy solution with leadership potential in the solar self-consumption sector. In communication with our inverter, our software system monitors the energy flows between the photovoltaic modules, household consumption, storage and the electric vehicle (if an all-in-one EV charger is used). The software allows users to customize an automatic backup mode based on the prediction of a storm, or manually select which part of the battery will be reserved for possible power outages. It also allows the battery to be used as a peak shaving function, which allows savings to be generated by reducing the contracted power of the home.

The customization modes allow changes between maximum self-consumption and maximum savings and thereby reduce the electricity bill using the stored energy only when it offers the best economic profitability, as if the user had an energy financial advisor who manages all the technical and economic variables of the business. Our software system achieves this by anticipating the consumption, photovoltaic generation and market energy prices. Further, our software system gives users the option to charge their vehicles with clean energy only, or at the lowest price possible, or at maximum speed.

We believe that our energy management software, which governs the inverters and the Sunbox, is the most notable differentiating factor of our products compared to those of our competitors. While we co-design the hardware with our suppliers, we develop the management software entirely in-house. Specifically, the software is designed 100% in our offices and programmed with 75% internal personnel and 25% external Spanish personnel.

The software consists of a back-end that is hosted on Amazon cloud servers and communicates with applications installed on the user’s cell phones. Both the app and back-end communicate via Wi-Fi with the inverters or Sunbox installed in the house. All optimization algorithms and artificial intelligence are thus protected on our servers. By utilizing our own internal resources to develop and program the energy management software, we are able to offer a highly differentiated product to our customers.

Our Operations

The operations of the company, exclusive of Product/Software Development and Marketing, encompass the various processes associated with individual PV system equipment. These processes include procurement, sea transportation from China to Valencia/Spain, storage at an external logistics warehouse in Valencia/Spain, and transportation from the logistics warehouse to the customer’s warehouse in Europe. These operations are integral to ensuring the timely and efficient delivery of equipment to customers.

As for the Sunbox product, which represents the company’s flagship offering, the processes differ somewhat from those described above. Initially, the components are transported from the enclosure supplier, located in Spain, to the logistics warehouse. From there, the components are transported to the assembly center in Valencia/Spain, where they are assembled into the final product. Finally, the fully assembled Sunbox is transported to the customer’s warehouse. Throughout each stage of the process, every effort is made to ensure the product is delivered to the customer in optimal condition and within the designated timeframe.

We believe our operations are streamlined and efficient, with a sharp focus on maintaining customer satisfaction through prompt and high-quality delivery of equipment and products.

Our Product Markets

At present, we focus on marketing our products to the residential sector of photovoltaic installations in Spain and various European countries. However, we have set our sights on expanding into the industrial photovoltaic sector by offering higher power and capacity products. Our goal is to become a significant player in this sector and contribute to the growth of renewable energy solutions.

Our Distribution Methods

The supply chain in this sector typically involves a manufacturer, distributor, installer, and marketer. As co-designers of our product, we work with suppliers in China to offer a unique product proposal under our own brand. We primarily introduce our product through local distributors who have an extensive reach to a large list of installers and marketers. The final contact with the end user is typically made by installers who handle sales, or by marketers who rely solely on installers for assembly and configuration.

Our goal is to expand internationally, taking advantage of the existing concentration of distributors in various markets. Additionally, we aim to create a network of installer-collaborators in Spain and neighboring countries, which will enable us to offer Sunbox to premium customers with premium services.

Growth Strategy

Turbo Energy was founded with the purpose of improving storage technology for residential use. After developing its first product as a startup in the emerging lithium-ion technology in Spain, the company decided to develop an inverter (electronic equipment that transforms the electricity from the photovoltaic modules and controls the charging and discharging of the batteries associated with the installation) to technically complete the proposal.

This successful experience motivated Turbo Energy to keep on working to offer the end customer a complete energy solution. The company has added photovoltaic modules and other accessories, as well as software specifically designed for end-users. This software monitors energy consumption and adjusts the batteries intelligently to meet the needs of the home. A powerful AI system tracks photovoltaic generation, weather patterns, and energy market prices, using this information to minimize energy costs for the customer.

As energy plays a critical role in many aspects of daily life, such as electric vehicles, smart home devices, and air conditioning, Turbo Energy continues to invest in research and development to develop equipment, software, energy services, and untapped market niches to create a global energy platform centered around the customer’s needs.

●	Batteries and inverters. represent the origin of the company and are the most demanded products in the current market. Our research and development department is dedicated to developing cutting-edge equipment. In 2022, Turbo Energy made significant advancements in the storage business line, such as improving the energy density of batteries, connecting them wirelessly for remote updates, and offering a versatile battery solution for both low and high voltage applications. The latest inverter product offers high versatility, making it adaptable to various photovoltaic installations, expansions, and auxiliary power generation equipment, among other technical benefits. In the years to come, Turbo Energy will continue to invest in research and development to bring innovative technological advancements to its products, such as improving energy efficiency, reducing costs and safety risks, making the installation process simpler, and offering more customized options for the end user.

●	SUNBOX. Turbo Energy has launched SUNBOX, a comprehensive solution for photovoltaic installations that combines an inverter, batteries, and all other necessary electronic components into one device. This makes installation fast, simple, and safe for the customer. SUNBOX features a sleek design and an intuitive app, making it a user-friendly and modular product that can be easily expanded as needed. In 2023, the product will be further improved with reduced dimensions, an improved control panel, faster assembly, and adjustment, and enhanced electric vehicle charging technology.

●	SKN. SKN is a cloud-based intelligent global equipment management software that provides personalized optimization for each customer. It manages the use of inverters, batteries, electric vehicle chargers, and other equipment.

SKN leverages vast amounts of data on home energy consumption, electric mobility needs, photovoltaic generation, weather forecasts, and energy market prices to provide customers with an advanced energy management service. With AI-powered capabilities, SKN helps reduce electricity bills and provides options for saving modes and protection against storms, power outages, and excessive energy consumption.

As the core business of the company, substantial investments will be made in SKN to maintain its market leadership. The software will offer even more detailed analysis of consumption, suggest improvements or expansions to renewable installations, maintenance actions, alternative energy contracts, energy-efficient appliances, and intelligent consumption planning. SKN provides simple and remote analysis of each installation and the ability to adjust and update it anytime.

●	EaaS (Energy as a service). Turbo Energy initiates other areas of development related to EaaS. From the transfer of energy generated in a facility to other facilities owned by the same owner, to the sale of surpluses to other generic consumers or to the same energy community. The services will be extended to offer packages of carbon credits, tax credits, or agreements with the DNO (Distribution Network Operator) to give stability to the national electrical network.

●	MEDAM (Multi-equipment data management). Electronic equipment will not be a limitation to offer the services proposed by SKN and EaaS. The introduction of an electronic system that makes it possible to communicate and manage the equipment of the photovoltaic installations, electric vehicle chargers and other multi-brand household appliances will allow access to an immensely greater volume of customers.

●	Monetization of the software. Having a large number of customers on the Turbo platform connected to our equipment, consuming energy services and managing other multi-brand household appliances, will allow monetization models through the offer of premium services and the exploitation of Big Data. From this point of view, Turbo Energy will seek to increase the number of users through an offer of new products designed to cover new market niches and through the internationalization of the business model.

●	New market niches.

a.	C&I. A new inverter will provide SunBox with a greater range of power and capacity to meet industrial and commercial demands. It is a niche with less competition and in which the contribution of intelligent energy saving functionalities will be well received.

b.	Solar Take Away. It is the smallest equipment for domestic photovoltaic generation. This product will not require a specialized installer, allowing the client to buy, assemble and start up without previous experience and with a low economic investment.

c.	Building Integrated Photovoltaic. Building Integrated Photovoltaic refers to the integration of photovoltaic installations at the structural level in buildings. Most of the population lives in residential buildings, which often do not have large roofs conditioned to properly install solar panels. Energy solutions adapted to this type of construction will be developed to facilitate their incorporation into the current trend of distributed photovoltaic generation.

d.	Financing. There is an insufficiently covered demand of clients who cannot, or strategically decide not to make investments, in the photovoltaic installation. Turbo will establish alliances with banking entities so that they can offer our solutions. The proposal seeks to offer an improvement in profitability to the financial channel and, to the user, a monthly payment lower than the benefit provided by the solar installation.

●	International expansion and brand recognition. Turbo, aware of the high commercial potential of its value proposition, plans a commercial expansion that will increase the number of users of its service platform. For this reason, an international expansion to 14 countries is expected in 3 years together with a marketing plan focused on the end customer.

Competition

Competition in the photovoltaic battery storage market is intense and the technology in the sector is ever evolving. In the current market, many companies manufacture batteries and photovoltaic inverters on a residential scale. Below is a list of top players in the European and American solar energy storage market (see table 1).

Table 1. Europe and America Solar Energy Storage Battery Revenue Share by Player, 2017 – 2022

Company	2017	2018	2019	2020	2021	2022
Tesla	23.18%	25.82%	26.60%	31.29%	30.87%	31.77%
LG Energy Solution	9.99%	9.96%	10.31%	10.41%	10.74%	10.86%
Sonnen	13.25%	12.13%	11.65%	11.08%	10.01%	9.71%
Huawei	5.58%	5.89%	6.75%	6.59%	6.34%	5.87%
BYD	7.00%	6.30%	6.42%	6.03%	5.95%	5.96%
Panasonic	5.56%	5.54%	6.56%	5.03%	5.43%	5.43%
SENEC	6.49%	5.90%	5.17%	4.09%	3.11%	2.84%
Enphase Energy	1.70%	1.77%	2.19%	2.48%	2.74%	2.96%
VARTA AG	2.34%	2.29%	3.02%	2.65%	2.47%	2.32%
E3/DC	4.35%	3.28%	2.64%	2.37%	2.06%	1.90%
Pylontech	1.02%	0.87%	1.11%	1.33%	1.27%	1.25%
BMZ	1.07%	1.06%	1.32%	1.12%	1.12%	1.08%
Genereac	0.50%	0.56%	0.60%	0.75%	0.86%	0.96%
SimpliPhi Power	0.43%	0.52%	0.55%	0.69%	0.78%	0.88%
Solax Power	0.31%	0.36%	0.41%	0.51%	0.59%	0.62%
Outback Power (ENERSYS)	0.27%	0.32%	0.32%	0.39%	0.43%	0.46%

Source: European and America solar Energy storage battery market report&forecast 2022-2028. QYResearch.

Notably, we observed that only a few of them are developing all-in-one equipment that integrates both the battery and inverter, which along with electrical protections, significantly reduce assembly time and complex technical knowledge required. Further, we believe practically none of these companies integrate sophisticated software systems that allow the use of storage to be adapted to the needs of the client, nor do these companies have the automatic optimization of energy use by artificial intelligence. If we add a competitive price, modular storage, LPF technology and an attractive design, we believe we can be competitive in the photovoltaic battery storage market (see table 2 below).

Table 2:

Company	IA	Price	EV Integrated
TURBO	YES	$	YES
Tesla	YES	$$	NO
Sonnen	YES	$$	NO
Senec	NO		NO
Enphase	NO		NO
Varta	NO		NO
E3/DC	NO		NO
Solax Power	NO		NO
Outback Power	NO		NO

Source: Internal. Based on public information.

However, our success depends, in part, on our ability to be efficient in all aspects of the business and achieve the appropriate cost structure. Some of our competitors have economic resources greater than ours and may have lower cost structures allowing them to better withstand volatility within the industry.

Competitive Strengths

We believe our innovative product, experienced management team, and advanced business plan provide us several advantages in the photovoltaic battery storage market, contribute to our success and differentiate us from our competitors:

●	Advanced business plan. Our business growth plan has made significant progress in the following areas: The Sunbox, the company’s flagship product, along with its energy management optimizing software, have demonstrated strong performance and competitiveness in price, positioning the company to rapidly introduce enhancements in future versions.

Establishing long-term business relationships with 7 countries in Europe and securing sales in another 6 countries has set a strong foundation for the company’s ambitious international expansion goals.

By the end of the first quarter of 2023, multiple industrial prototypes of the Sunbox will have been installed at client companies, allowing for successful testing of the product and finalization of specifications for its commercial offering.

●	Experienced Management Team. Turbo Energy has experienced and specialized staff members in the PV supply chain and especially in technological suppliers needed to develop the business plan. The team has full knowledge of the sales and distribution channels, its market competitors, and market requirements for products to be marketed.

Furthermore, the company benefits from the expertise of specialists from Turbo Energy Solutions, our subsidiary that specializes in industrial photovoltaics and energy sales, particularly in the realm of Power Purchase Agreements.

●	Innovative Products. Turbo Energy is one of the first companies worldwide to offer a high-performance all-in-one home PV system at a competitive price, and one of the only companies to incorporate AI processes in optimizing photovoltaic energy management.

The inverters and batteries listed in our catalog have been thoughtfully designed to be among the market leaders in terms of quality and affordability. These products come with top-notch technical support for our valued customers.

Manufacturing and Supply

We source our inverters, batteries, and photovoltaic modules from suppliers located in China. For the manufacture of batteries, we currently have five suppliers as a result of our effort to diversify our supply chain. However, no single supplier is capable of manufacturing all the batteries that we need in a timely manner. We have been working with our main suppliers for many years, and we represent a significant part of their business. This puts us in a good bargaining position and allows us to receive important collaboration from them in terms of new product development and supply chain assurance.

Our battery suppliers include: Soundon New Energy Technology Co., Ltd. located in Xiangtan, Hunan; Shenzhen LC Hi-tech Co. in Pudong, Xinqu, Shanghai; Daqin New Energy Tech (Taizhou) Co., Ltd. in Taizhou, Jiangsu; Aobo Environmental New Energy (Wuxi) Co Ltd in Wuxi, Jiangsu; and Alpha Ess Co., Ltd. in Nantong, Jiangsu.

In addition, our inverter supplier is Ningbo Deye Inverter Technology Co. Ltd located in Ningbo, Zhejiang, China. For the Sunbox enclosure, we rely on Talleres Metálicos Roku located in Orozko, Vizcaya, Spain, and for the Sunbox assembly, we work with Cuadros Electricos Patraix, Coop.V located in Aldaya, Valencia, Spain.

For our inverters, we purchase all of them from a single supplier.

The photovoltaic modules and the structures that support our final products are purchased from different suppliers in the market. Our profit margin from the photovoltaic modules and the structures is small, but the products are necessary for us to propose a complete offer to our clients.

We currently do not have any written contracts signed with suppliers for our products, including SunBox and battery products. However, we have established working conditions with its suppliers through mail and/or verbal agreements. Compliance with these conditions is ensured solely by the parties’ interest in maintaining the business relationship. If any provider fails to comply, we will switch providers.

The main elements of the manufacturing arrangements include the price, which is subject to the evolution of market prices, particularly raw material costs used for manufacturing. Additionally, the arrangements include the manufacturing and supply period, acceptance by the supplier in the co-design of the equipment, guarantee against manufacturing defects, supply of spare parts to facilitate local repairs, co-certification of products in the markets where Turbo intends to sell them, and payment terms.

While we do not have formal contracts with our suppliers, the company has established key terms for manufacturing arrangements. Our ability to switch providers if necessary helps to mitigate the risk of non-compliance by suppliers, and the inclusion of guarantee and spare parts provisions aims to ensure product quality and support customer service needs.

The purchased products in China have a standard quality and functionality in the market that does not have a competitive advantage against our final products. Part of our product development work is focused on the customization of the equipment, which allows us to customize and improve the imported products to ensure our brand of products are unique. This process gives us the option to change suppliers if they do not meet our requirements or because we have found others with better conditions. In addition, all of our final products are certified in Spain.

In order to protect our intellectual property and know-how of our key product, SunBox, the manufacture and assembly process is different. The conception, design, manufacture of the exterior and structural part, and assembly of components, are all completed in Spain. Currently, we are only working with one supplier for assembly. The supplier has been selected for its expertise in related technology and its ability to grow to accommodate ours. Relatedly, we are diligently working on the certification of a second assembler to protect our supply chain. Similarly, our software application that interface with the end user are also designed and programmed in Spain and are subject to continuous improvement, given that our software application differentiates from other competitors in the market.

The logistical management of components is coordinated with a logistics warehouse in Spain with the experience and capacity to support the company’s growth. This flexible system can be replicated in other countries, and in turn bring our products closer to the local customers and improve costs and delivery times, which could be advantageous for our plan to expand internationally.

Seasonality

Seasonality does not materially affect our business or operating results. Due to our business diversification, we have not experienced significant seasonal fluctuations in market demands or sales.

Customers

For the fiscal year ended December 31, 2022, Sonepar Iberica Spain accounted for 10.7% of our total revenue. The next largest client, Grupo Electro Stocks, accounted for 7.8% of our revenue for the fiscal year ended December 31, 2022. We do not have formal contracts with our major customers.

For the fiscal year ended December 31, 2021, Sonepar Iberica Spain accounted for 12% of our total revenue. The next largest client, Grupo Electro Stocks, accounted for 7.1% of our revenue for the fiscal year ended December 31, 2021.

Sonepar is a large distributor of electrical equipment not specialized in photovoltaic energy. Its size allows it to be present in a very widespread way throughout the territory, getting very close to the installer. It has great purchasing power directly with manufacturers.

Intellectual Property

Our success depends mainly on offering unique value in equipment for photovoltaic generation installations. This implies properly reading the trends and needs of the market and never stop being innovative and making new proposals. We rely on a combination of patent, copyright, trademark, and trade secret laws in Spain and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements, and other contractual protections, to establish and protect our intellectual property and proprietary rights, including our proprietary technology, software, know-how, and brand. Currently, all of our employees and consultants have signed a nondisclosure agreement, and in some cases, a limitation to work for competitors.

As of the date of this prospectus, we had 1 filed patent applications in Spain relating to a variety of aspects of our technology (“Optimization Procedure for the Energy Management of a Solar Energy System with Storage Media in Combination with the Charging of an Electric Vehicle and Associated System”) and we had 1 filed utility model application in Spain relating to a variety of aspects of our technology (“Charging System for Electric Vehicles”).

We intend to file additional patent applications as we continue to innovate through our research and development efforts, and to pursue additional patent protection to the extent we deem it beneficial and cost-effective.

Although we take steps to protect our intellectual property and proprietary rights, we cannot be certain that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying, or the reverse engineering of our technology and other proprietary information, including by third parties who may use our technology or other proprietary information to develop services that compete with ours. Moreover, others may independently develop technologies or services that are competitive with ours or that infringe on, misappropriate, or otherwise violate our intellectual property and proprietary rights. Policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated.

Government Regulation

Our international operation subjects us to complex regulation in different jurisdictions. There are also varying policy frameworks in many jurisdictions designed to support and accelerate customer adoption of clean and/or reliable distributed generation technologies. These policy initiatives come in the form of tax incentives, cash grants, performance incentives and/or electric tariffs.

Utility Regulations. Government statutes and regulations concerning electricity heavily influence the market for our product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation.

Product Safety Regulations. Our products are subject to product safety regulations by many different governmental organizations. Accordingly, we may be required, or may voluntarily determine to obtain approval of our products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications.

Environmental Regulations. Governmental regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with current applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.

Other Regulations. Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. Additionally, different governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed. Further, the license and sale of our batteries and technology abroad is likely to be subject to export controls in the future.

Employees

As of the date of this prospectus, we have 36 workers to carry out commercial, logistical, administrative, purchasing and product development work. The table below sets forth the number of employees by function. They have an average age of 30 years and 53% have a university degree. Our parent company, Umbrella Solar, provides fiscal, legal and strategic support in exchange for a fee. We also have external consultants who are experts in electrical engineering, computer science and digitization.

Department/Function	Employees
Management	3
Commercial	8
Logistics	2
Administrative	3
Purchasing	2
Product Development	18
TOTALS	36

We go to great length to ensure that we have a healthy work environment, and we believe that we have excellent relationships with our employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Facilities

We rent, for a term of 2 years from June 1, 2022 with a renewal right of 3 years, offices in Valencia, Spain, a few meters from the offices of our parent company (Umbrella Solar Investment S.A.) located at Street Isabel la Católica, 8, 46004, Valencia, Spain.

We subcontract merchandise logistics as well as productive assembly to different suppliers in order to avoid the need to own industrial spaces. This allows us to be flexible in terms of growth, supplier diversification and expansion to other countries.

Legal Proceedings

On September 30, 2020, SOLARBOX SOLAR SOLUTIONS S.L. filed a complaint against Turbo Energy with Commercial Court 1 of Valencia, requesting, among other things, (i) a cease and desist from using the Spanish trademark “SOLARBOX” and removing any incorporation of the distinctive sign from trade, signs, or any other means, and (ii) compensation for material damage. On July 22, 2022, the Commercial Court 1 of Valencia ordered Turbo Energy to (i) cease and desist from using the trademark “SOLARBOX” and to remove the incorporation of the distinctive sign from trade, signs, or any other means, (ii) pay compensation for material damage of a fixed amount not less than EUR 600 for each day that the infringement continues, and (iii) cover the costs of the proceedings. On October 11, 2022, Turbo Energy provided proof of ceasing the use of the trademark “SOLARBOX” and complying with the judgment. On June 5, 2023, the plaintiff presented written consent of Turbo Energy’s compliance with the judgment and claimed the costs of the proceedings. The assessment of the costs of the proceedings is currently pending the judge’s decision.

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. Except as disclosed above, we are currently not party to any material legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings and those involving any third party, which may have, or have had in the recent past, significant effects on our financial position or profitability.

REGULATIONS OF OUR INDUSTRY

This section sets forth a summary of the significant regulations or requirements in the jurisdictions where we conduct our material business operations, namely Spain and as a member of the European Union, also the regulations applicable to all the European members. The primary Spanish laws and regulations, which do not purport to be complete, to which we are subject relate to intellectual property rights, Data Protection, Competition or Antitrust, Information and electronic commerce and employment and labor. This section also sets forth a summary of regulatory requirements of electric products (Inverters and batteries) for the relevant jurisdictions and a summary of the relevant laws, regulations and government policies that are relevant to Turbo Energy.

Regulations on Intellectual Property Rights

For the design of equipment for the generation, management, and storage of photovoltaic energy Turbo Energy shall fulfil the Spanish and European regulations on Intellectual Property Rights.

In Spain these regulations are content in the Spanish Royal Legislative Decree 1/1996, of April 12, 1996, approving the revised text of the Intellectual Property Law, regularizing, clarifying and harmonizing the legal provisions in force on the subject, the Spanish Royal Decree of July 24, 1889, publishing the Civil Code and the Spanish Act 24/2015, of July 24, of Patents.

In the European Union the regulations are content in the Regulation (EU) 2017/1001 of the European Parliament and of the Council of 14 June 2017 on the European Union trademark and the Directive (EU) 2015/2436 of the European Parliament and of the Council of 16 December 2015 to approximate the laws of the Member States relating to trademarks.

The regulatory bodies in this field are the Spanish Patent and Trademark Office and the European Union Intellectual Property Office.

Regulations on Data Protection

On April, 27, 2016 the European Parliament and the Council issued the Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), consequently, the Spanish Act 3/2018, of December 5, on Personal Data Protection and guarantee of digital rights was issued.

By virtue of the abovementioned regulations, we shall adapt all our procedures and products which involves processing of personal data.

The main regulatory body in this field is the Spanish Agency of Data Protection.

Regulations on Competition or Antitrust laws

The Spanish National Markets and Competition Commission (CNMC) is the body that promotes and ensures the proper operation of all markets in the interest of consumers and corporations. To operate in the Spanish market we shall compliance with Spanish Act 15/2007, of July 3, 2007, on Antitrust, Spanish Act 3/1991, of January 10, 1991, on Unfair Competition, Spanish Act 1/2019, of February 20, 2019, on Business Secrets and the European regulations on Restrictive Practices and Dominant Positions (Commission Regulation (Eu) 2022/720, May 10, 2022) and regulation on the control of concentrations between undertakings (Council Regulation (Eec) No 4064/89 , December, 21, 1989).

Regulations on Information Society Services and Electronic Commerce

The digital activity, website and social media, of Turbo Energy shall compliance with the requirements of the Spanish Act 34/2002, of July 11, 2002, on information society services and electronic commerce.

Regulations on Labor and employment

The Royal Legislative Decree 2/2015, of October 23, 2015, approving the revised text of the Workers’ Statute Law, generally extends to all employees.

Summary of Regulations of the products

Sunbox

SUNBOX SERIES 5.0 and SUNBOX SERIES 10.0 photovoltaic units are designed and tested in accordance with the standards established in the Electromagnetic Compatibility Directive (EMC) and the Low Voltage Directive of the Council of the European Union and comply with the limit values required in these directives, as well as in the Royal Decrees.

Directive 2014/30/EU.

EC 61000-6-1:2016, IEC 61000-6-3-3:2006+AMD1:2010, IEC 61000-3-11:2017, IEC 61000-3-12:2011.

Directive 2014/3S/EU.

EN 62109-1:2010

EN 62109-2:2011

Royal Decree 1699 of 2011

UNE 206006 IN:2011

UNE 206007-1 IN:2013

The battery included in the equipment has been manufactured in compliance with the requirements of Electromagnetic Compatibility CE-EMC EM 61000-6-3 and EM 61000-6-1, the International Safety Standard IEC 62619 CD and Safe Transport UN 38.3.

They bear the CE marking in compliance with the requirements for the safety of persons and goods required by the aforementioned Community Directives.

They have protection against island operation, complying with the UNE EN 50438, IEC 62116 and UNE 206006:2011 IN standards.

Batteries

Rechargeable Lithium-Ion Battery (Turbo Energy) Models TEST 2200, Lithium series 2.4 kWh, and Lithium series 5.1 kWh have been manufactured meeting the requirements of:

●	CE-EMC EM 61000-6-3 and EM 61000-6-1 electromagnetic compatibility

●	International safety standard IEC 62619 CD

●	Safety transportation UN 38.3

Inverters

HYBRID INVERTER SERIES HIS5000, THREE PHASE HYBRID INVERTER SERIES 48V 10.0 and MICROINVERTER SERIES (MIS1600) are designed and tested in accordance with the standards established in the Electromagnetic Compatibility Directive (EMC) and the Low Voltage Directive of the Council of the European Union and comply with the limit values required in these directives, as well as in the Royal Decrees.

Directive 2014/30/EU.

EC 61000-6-1:2016, IEC 61000-6-3-3:2006+AMD1:2010, IEC 61000-3-11:2017, IEC 61000-3-12:2011.

Directive 2014/3S/EU.

EN 62109-1:2010

EN 62109-2:2011

Royal Decree 1699 of 2011

UNE 206006 IN:2011

UNE 206007-1 IN:2013

They bear the CE marking in compliance with the requirements for the safety of persons and goods required by the aforementioned Community Directives.

They have protection against island operation, complying with the UNE EN 50438, IEC 62116 and UNE 206006:2011 IN standards.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Enrique Selva Bellvis	47	Chief Executive Officer and Chairman of the Board
Alejandro Moragues Navarro	29	Chief Financial Officer; Chief Accounting Officer
Mariano Soria	48	General Manager and Director
Manuel Cercos	40	Chief Commercial Officer
Ruben Sousa	49	Chief Technology Officer
Pablo de la Cuadra	55	Chief Product Officer
M. Angeles Narbon	48	Chief Operating Officer
Miguel Valldecabres	44	Director
Emilio Cañavate*	39	Director
Daniel Green*	57	Independent Director
Monika Mikac*	37	Independent Director
Héctor Dominguis*	48	Independent Director

*	Subject to, and upon effectiveness of, the registration statement of which this prospectus is a part, Daniel Green, Monika Mikac and Héctor Dominguis will become independent directors; and Emilio Cañavate will become director.

Mr. Enrique Selva Bellvís. Mr. Bellvís is the Chief Executive Officer and founder of the Umbrella Group and majority shareholder of Umbrella Solar.

Mr. Bellvís has been dedicated to the photovoltaic solar energy sector since 2003, both in Spain and Chile, where he has played a key role in the development and growth of the Umbrella Group. In addition to his work at Umbrella, Enrique serves as Vice-President of the Valencian Association of Energy Sector Companies. Before his career in the solar energy sector, Enrique was the founder and CEO of Innova Ingenieros Consultores from 2000 to 2003.

Enrique holds a degree in Industrial Engineering with a specialization in energy from the Polytechnic University of Valencia, which he earned in 2000. He also completed the Management Development Programme at the IESE Business School in 2006.

Mr. Mariano Soria. Mr. Soria has served as the Chief Innovation Officer for the Umbrella Group since March 2021. He serves as Turbo Energy General Manager since October 2022.

Mr. Soria has been the General Manager for Turbo Energy Since October 2022. From November 2012 to March 2021, Mr. Soria was Chief Executive Officer for Punt Moble XXI S.L., having initially participated in the rescue of this Spanish furniture iconic brand company, after a bankruptcy process, from the Board of Directors of a Venture Capital Company (V.I. II, Sociedad de Capital Riesgo), and until today on the Board of Directors and as a shareholder of Punt Mobles. Before joining Punt Moble XXI S.L., Mr. Soria was the General Manager of REJMAR SA, a land development company, from February 2003 to November 2012, where he was responsible for the development of residential and industrial properties.

Mr. Soria received his degree in Industrial Engineering and Industrial Organization, both from the Polytechnic University of Valencia, and his Master’s in Business Administration from the European University of Madrid.

Mr. Alejandro Moragues. Mr. Moragues has served as our Chief Financial Officer since May 2023.

Mr. Moragues joined the Umbrella Group as the Financial Controller of Turbo Energy since October 2022. Before joining Umbrella, he held the position of Senior Corporate Auditor for the US Company Euronet Worldwide, Inc from 2020 to 2022 and as an external auditor for the services firm Pricewaterhouse Coopers from 2017 to 2020. He holds a Bachelor’s Degree in Business Administration and Management from the Polytechnic University of Valencia, which he obtained in 2017.

Mr. Manuel Cercos. Mr. Cercos has served as our Chief Commercial Officer since March 2015.

Since 2014, Mr. Cercos has been serving as the Business Development Director of Turbo Energy. Prior to joining Turbo Energy, Manuel gained valuable experience in sales and business development through his previous positions at Técnicas Aplicadas en Baterías S.L. where he served as Sales Director from 2013 to 2014 and Sales Manager from 2008 to 2012. Before that, he worked as a Sales Technician at DAISA from 2002 to 2007.

Mr. Rubén Sousa. Mr. Sousa has served as our Chief Technology Officer since September 2022.

Mr. Sousa has extensive knowledge in the field of information technology and significant experience in development team leadership, software architecture and technology product development. He has accumulated more than 30 years of experience. Throughout his career, Mr. Sousa has been chief information officer and chief technology officer of several companies such as Construcciones y Estudios, S.A. and Plásticos Mondragón S.A.U. and since 2007 he has continually acted as the CEO of Innovatrium, S.A.U. an IT consulting and digitalization services company.

Mr. Sousa holds a Technical Specialist Degree in Computer Management. He is certified as Scrum Master, Agile Foundation, Kanban and Product Owner from Scrum Manager. Knowledge in Business Administration and Management from the Luis Vives Business School and the CEEI. He was awarded the Bancaja Prize of the Year 2007.

Ms. M. Ángeles Narbón. Ms. Narbón joined Turbo Energy as the Chief Operating Officer in July 2020.

Ms. Narbón brings over 25 years of professional experience in finance, taxation, accounting, purchasing, sales, legal affairs, and human resources management, which she has acquired through her roles in manufacturing and commercial companies. Prior to joining Turbo Energy, M. Ángeles served as Head of Administration at Avinatur Producciones Avícolas from 2013 to 2016 and as a CFO of BET Solar from June 2016 to July 2020. She graduated with a degree in Economics and Business Administration in July 1997.

Mr. Pablo de la Cuadra. Mr. Cuadra has been our Chief Product Officer since October 2018.

Mr. Cuadra is tasked with overseeing the development and introduction of new products to our portfolio in line with the company’s roadmap. Prior to joining us, Pablo worked as an independent consultant, providing advice to companies in the cleantech industry. He also served as the Technical Director of the Mediterranean Consortium for Energy, Environment and Sustainability and as the Technical Director at 3S Soluciones y Sistemas Solares S.L., a solar energy company specializing in both thermal and photovoltaic systems. Pablo was responsible for leading the Engineering and Projects departments and played a key role in the development of the company’s OEM brand of solar thermal products, working closely with strategic suppliers.

Pablo holds a degree in Telecommunications Engineering from the UPC (Barcelona Tech University) and an Executive Master’s degree in Management and Business Administration from the Polytechnic University of Valencia, where he completed 900 hours of coursework.

Mr. Miguel Valldecabres. Mr. Valldecabres has been our Director since February 2023.

Mr. Valldecabres’ interest in racing and e-mobility enthusiasm began at a very young age. After completing his degree in Economics followed by an MsC at the University of Southampton (U.K.), he got involved with Campos Racing as a CFO where he acquired the knowledge about motorsports.

His next engagement for 5 years at PwC, in Spain and U.K., as Senior Auditor gave him business knowledge which he used to start his first entrepreneurship venture in the food industry in a company called Chic-Kles. where he was leading 180 people with a turnover of 25 million € a year.

He pioneered QEV Technologies - an engineering company specializing in the field of electro-mobility, which includes design, construction and homologation of electric vehicles, the potential and the use of electric vehicles in the racing world as well as the installation, control and maintenance of electric charging infrastructures. From December 2017 to October 2020 he served as the CEO of QEV Technologies.

Since October 2020 to the date of this prospectus, Miguel is serving as the CEO for Ev Dynamics. Ev Dynamics is a listed company in Hong Kong and pioneer in the manufacturing of Electric Buses and Vans.

Mr. Emilio Cañavate. Mr. Cañavate will become our director upon the effectiveness of the registration statement of which this prospectus is a part.

Mr. Cañavate joined the Umbrella Group as its Chief Financial Officer in 2017. Before joining Umbrella, he held the position of CFO in the agro-industrial sector from 2010 to 2017. He holds a Bachelor’s Degree in Business Administration and Management from the University of Valencia, which he obtained in 2007, and a Master in Finance, Institutions and Markets from CUNEF, earned in 2009. Additionally, he completed an Executive MBA from EDEM Valencia in 2019.

Mr. Hector Dominguis. Mr. Dominguis will become our independent director upon the effectiveness of the registration statement of which this prospectus is a part.

Mr. Dominguis has been the Chief Executive Officer of GD Energy Services (GDES) since May 2012. During the period 2021-23 he held the presidency of the Spanish Nuclear Society (SNE) and is currently a member of the Steering Committee Member of Valencian Association of Entrepreneur, Vice President of LAB Mediterraneo Foundation, Independent Board member at Grupo Guzman SA. and Independent Board member at Umbrella Solar Investment SA.

Mr. Dominguis received a Materials Engineering degree from Imperial College, London with an MSc in Management from Surrey University, a master’s in business administration from ESADE and was part of the Management Development Programme (PDD) at IESE. Prior to GD Energy Services (GDES), Héctor worked as an Assistant to the Commercial Management at Plexi, SA (Röhm Group) and as a Consultant in Estrategia y Dirección, SL.

In 2010, he was awarded the Valencian Community Innovator of the Year award by the newspaper El Mundo and the Valencian Community and Murcia Region Business Executive of the Year Award by Ernst & Young.

Mr. Daniel Green. Mr. Green will become our independent director upon the effectiveness of the registration statement of which this prospectus is a part.

Mr. Green is an English businessman since 1994, he is a successful serial entrepreneur, known for conceiving and scaling profitable businesses. Early in his career, he founded the breakthrough retail concept YouMeTV, which sold to BSkyB. It is Daniel’s vision and customer focus which have driven the team’s success with HomeSun’s residential solar programme and then FlowGem, an IoT water leak detector sold to Centrica as part of the Hive proposition. Mr. Green is also a Crown Representative, working through the Cabinet Office to advise the UK Government.

Mr. Green currently holds the position of Chief Executive Officer of Electron Green since July 2022 and Chief Executive Officer of HomeSun since April 2010.

Ms. Mónika Micak. Ms. Micak will become our independent director upon the effectiveness of the registration statement of which this prospectus is a part.

Ms. Mikac currently holds the CEO position at NAD Capital since March 2022, an investment fund that focuses on a whole circle of electric mobility. Monika is also a Board member of QEV Technologies (since March 2022) where she previously held a CBO position (from March 2018 to March 2022) and member of the board advisors of XEnergy – Empowering Women in Energy Transition (since April 2023).

Her recent success within QEV was closing of a 17M€ round with the European Investment Bank. Awarded as one of European Automotive Rising stars, she started an automotive career as COO in Rimac Automobili. She helped grow the company from 1 to 350 employees. As 1 of the first 5 employees within the company, Monika covered different scopes: from PR & marketing to financial & administrative. She actively participated in the fundraising process and helped the company to raise more than 50M€ of financing. After her success with Rimac Automobili, Monika started helping other companies develop and grow their businesses. She is an International Advisor in e-bus pioneer company EV Dynamics based in Hong Kong and a Board Advisor in logistics company Hubbig based in Croatia.

Monika holds a bachelor’s degree in political science and is a certified Project Manager. Additionally, she holds a degree in Venture Capital Executive Program from Berkley ExecEd, USA.

Board of Directors

The Nasdaq Marketplace Rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Upon completion of this offering, our board of directors will consist of seven (7) directors, three of whom are independent directors. Each director will serve for a one-year term and until the election and qualification of successor directors at the annual meeting of shareholders, or until the director’s earlier resignation or removal.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds or other securities, whether outright or as collateral security for any debt, liability or obligation of the company or of any third-party.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Director Independence

Subject to an exemption available to a “controlled company,” the Nasdaq Listing Rules (the “Listing Rules”), require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in those rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. After the completion of this offering, we expect to qualify as a “controlled company” and will be able to rely on the controlled company exemption from these provisions. The Listing Rules define a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this prospectus, after this offering, Mr. Enrique Selva Bellvis, our Chief Executive Officer and Chairman of the Board, will beneficially own our ordinary shares representing more than 50% of the combined voting power of our outstanding ordinary shares. Therefore, following the completion of this offering, we are not required to have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, or an entirely independent compensation committee. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

If we cease to be a controlled company, we will be required to comply with Nasdaq’s corporate governance requirements applicable to listed companies generally, subject to a phase-in period during the first year after we cease to be a controlled company. See “Risk Factors—Risks Related to Our ADRs and this Offering — We expect be a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders” for additional information. Even though we expect to be a controlled company for purposes of the Listing Rules, we will have to comply with the requirements of those rules relating to the membership, qualifications and operations of the audit committee of the board of directors, including the requirement that, within the first year after the closing of this offering, the audit committee be composed of at least three directors who meet the independence requirements under the rules for membership on that committee.

Board Committees

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of three directors, namely, Monika Mikac, Daniel Green and Héctor Dominguis, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Monika Mikac will be the chairperson of our audit committee. The board of directors has also determined that her experience in accounting and financial matters qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee will consist of two directors, namely, Daniel Green, and Emilio Cañavate, Daniel Green satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Because we expect to be a “controlled company” under the corporate governance rules of the Nasdaq Capital Market, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules. Daniel Green will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of two directors, namely, Héctor Dominguis and Miguel Valldecabres, Héctor Dominguis satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Because we expect to be a “controlled company” under the corporate governance rules of the Nasdaq Capital Market, our nominating and corporate governance committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the nominating and corporate governance committee accordingly in order to comply with such rules. Héctor Dominguis will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Compensation of Directors and Officers

For the fiscal year ended December 31, 2022, the aggregate cash compensation and benefits that we paid to our executive officers was approximately €609,705 (approximately $652,230) and we did not pay any compensation to our non-executive directors. For the fiscal year ended December 31, 2021, the aggregate cash compensation and benefits that we paid to our executive officers was approximately €294,315 and we did not pay any compensation to our non-executive directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of the ordinary shares as of July 26, 2023 by (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to own beneficially more than 5% of the ordinary shares. Unless otherwise indicated, the business address of each of the individuals below is Street Isabel la Católica, 8, Door 51, Valencia, Spain 46004.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of Ordinary Shares. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number(1)	Percent of Class(2)	Number(1)	Percent of Class(3)
Directors and Executive Officers:
Enrique Selva Bellvis, Chief Executive Officer; Chairman of the Board(4)	39,066,846	78.00%	39,066,846	75 .00%
Alejandro Moragues Navarro, Chief Financial Officer; Chief Accounting Officer	0	0%	0	0%
Mariano Soria, General Manager and Director	0	0%	0	0%
Manuel Cercos, Chief Commercial Officer(5)	400,686	*	400,686	*
Ruben Sousa, Chief Technology Officer	0	0%	0	0%
Pablo de la Cuadra, Chief Product Officer	0	0%	0	0%
M. Angeles Narbon, Chief Operating Officer	0	0%	0	0%
Miguel Valldecabres, Director	0	0%	0	0%
Emilio Cañavate**, Director(6)	400,686	*	400,686	*
Daniel Green**, Independent Director	0	0%	0	0%
Monika Mikac**, Independent Director	0	0%	0	0%
Héctor Dominguis**, Independent Director	0	0%	0	0%
All directors and executive officers as a group, upon effectiveness of the registration statement of which this prospectus is a part (12 persons)	39,868,218	79.60%	39,868,218	76.54%
Other Principal Shareholders:
Umbrella Solar Investment S.A.(7)	50,085,700	100.00%	50,085,700	96.16%

*	Less than 1%.
**	Subject to, and upon effectiveness of, the registration statement of which this prospectus is a part, Daniel Green, Monika Mikac and Héctor Dominguis will become independent directors; and Emilio Cañavate will become director.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	A total of 50,085,700 ordinary shares are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of July 26, 2023.

(3)	Based on 52,085,700 ordinary shares outstanding immediately after the completion of this offering, assuming the underwriter does not exercise the over-allotment option.

(4)	Consists of 11,624,891 ordinary shares Mr. Enrique Selva Bellvis owns through his 23.21% ownership of Umbrella Solar and 27,441,955 ordinary shares Mr. Bellvis owns through his 54.79% ownership of Crocodile Investment. Mr. Bellvis is the sole administrator of the Company of Crocodile Investment, and he owns 100% shares of the company, as such, Mr. Bellvis has the voting and dispositive power of the securities held by Crocodile Investment. Crocodile Investment’s business address is Plaza América, 2, 4B, 46004, Valencia, Spain. Umbrella Solar is a public company listed on BME GROWTH. Mr. Bellvis serves as the Chief Executive Officer at Umbrella Solar. Umbrella Solar’s business address is Plaza América, 2, 4B, 46004, Valencia, Spain.

(5)	Consists of 400,686 ordinary shares Mr. Manuel Cercos owns through his 0.8% ownership of Umbrella Solar. Mr. Cercos received those shares as compensation for his services during the IPO process Umbrella Solar completed in July 2022. Umbrella Solar Investment, S.A is a public company listed on BME GROWTH. Umbrella Solar’s business address is Plaza América, 2, 4B, 46004, Valencia, Spain.

(6)

Consists of 400,686 ordinary shares Mr. Emilio Cañavate owns through his 0.8% ownership of Umbrella Solar. Mr. Cañavate received those shares as compensation for his services during the IPO process Umbrella Solar completed in July 2022. Umbrella Solar Investment, S.A is a public company listed on BME GROWTH. Mr. Cañavate serves as the Group Chief Financial Officer at Umbrella Solar. Umbrella Solar’s business address is Plaza América, 2, 4B, 46004, Valencia, Spain.

(7)	Umbrella Solar Investment S.A. is a corporation formed under the laws of the Kingdom of Spain. It is a public company listed on BME GROWTH. Crocodile Investment and Enrique Selva Bellvís are the majority shareholders of the issued and outstanding shares of Umbrella Solar. Enrique Selva Bellvis personally owns 23.21% of Umbrella Solar, while Crocodile Investment owns 54.79% of Umbrella Solar. Mr. Bellvis is the sole owner of Crocodile Investment, holding 100% of its shares. Umbrella Solar’s business address is Plaza América, 2, 4B, 46004, Valencia, Spain.

None of the outstanding ordinary shares are held in the United States. None of the major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Executive Compensation” above, the following includes a description of those transactions with related parties to which we are a party and which we are required to disclose pursuant to the disclosure rules of the SEC. Specifically, the following includes summaries of transactions or agreements, during our last two fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, affiliates of our directors, executive officers and holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive Compensation” and “Principal Shareholders.”

Transactions with Related Parties

Our related party transactions during the fiscal years ended December 31, 2022, 2021 and 2020 include sales of products or services made to or purchases of products or services from affiliated group companies that are under common control and to associates of such group companies. These transactions include income accrued from the commercial activities of our company. The purchases relate to merchandise that we sell in its normal course of commercial operations.

Umbrella Solar, as the holding company of the group, assumes all structural costs such as those related to the financial team, executives, human resources, licenses, legal, tax, labor, marketing, and other generic structural costs. A margin of 15% is applied to these costs and the resulting amount is distributed to the four most significant companies in the group based on their estimated revenue in the monthly management fees.

During the years ended December 31, 2022, 2021 and 2020, the Company incurred management fees to Umbrella Solar Investment, S.A, of €547,912, €226,222, and €185,546 respectively.

No compensation has been paid to the executives under Crocodile Investment SLU. The company expects to continue with the same allocation structure in the future.

The Amount due from (to) as of June 30, 2023 are summarized as follows:

Due from related parties:

	Ultimate	Senior	Other group
	partner	partner	companies	Total
Credits pending collection	€-	€-	€20,852	€20,852
Long-term investment	-	-	2,550	2,550
Trade receivable	-	-	97,006	97,006
Total	€	€-	€120,408	€120,408

Due to related parties:

	Ultimate	Senior		Other group
	partner	partner		companies	Total
Credits pending collection	€-	€(3,800,204	)-	€(85)	€(3.800,289)
Trade payable to related party	-			-
Total	€-	€(3,800,204)		€(85)	€(3,800,298)

Amount due to and from related parties are unsecured, non-interest bearing and due on demand.

The Amount due from (to) as of December 31, 2022 are summarized as follows:

Due from related parties:

	Ultimate	Senior	Other group
	partner	partner	companies	Total
Credits pending collection	€-	€-	€21,693	€21,693
Long-term investment	-	-	2,550	2,550
Trade receivable	264	-	115,757	116,021
Total	€264	€-	€140,000	€140,264

Due to related parties:

	Ultimate	Senior	Other group
	partner	partner	companies	Total
Credits pending collection	€-	€-	€(85)	€(85)
Trade payable to related party	-	(237,201)	-	(237,201)
Total	€-	€(237,201)	€(85)	€(237,285)

Amount due to and from related parties are unsecured, non-interest bearing and due on demand.

Amounts due from (to) as of December 31, 2021 are summarized as follows:

Due from related parties:

	Ultimate	Senior	Other group	Other related
	partner	partner	companies	parties	Total
Loan receivable from related party	€-	€-	€-	€22,076	€22,076
Trade receivable from related party	-	-	15,408	-	15,408
Total	€-	€-	€15,408	€22,076	€37,484

As of December 31, 2021, the amounts due from related parties were €22,076 for a loan due from a minority shareholder of our company which was subsequently repaid in May 2022.

Due to related parties:

	Ultimate	Senior	Other group	Other related
	partner	partner	companies	parties	Total
Debts with group companies and associates -
Dividend payable	€-	€(72,002)	€-	€-	€(72,002)
Tax payable	(32,657)	-	-	-	(32,657)
Trade payable to related party		(147,712)			(147,712)
Others
Trade payable to related party	-		(289,532)	-	(289,532)
Others	-	-	(22)	-	(22)
Total	€(32,657)	€(219,714)	€(289,554)	€-	€(541,925)

Amounts due to and from related parties are unsecured, non-interest bearing and due on demand.

The Amount due from (to) as of December 31, 2020 are summarized as follows:

Due from related parties:

	Ultimate	Senior	Other group	Other related
	partner	partner	companies	parties	Total
Trade accounts receivable from related parties	€-	€-	€81,976	€-	€81,976
Total	€-	€-	€81,976	€-	€81,976

Due to related parties:

	Ultimate	Senior	Other group	Other related
	partner	partner	companies	parties	Total
Debts with group companies and associates -
Tax receivable	€18,154	€-	€-	€-	€18,154
Dividend payable	-	(322,002)	-	-	(322,002)
Tax payable	(116,924)	-	-	-	(116,924)
Others
Trade payable to related parties	-	(18,906)	(6,730)	-	(25,636)
Others	-	-	(29)	-	(29)
Total	€(98,771)	€(340,908)	€(6,759)	€-	€(446,437)

Transactions with related parties during the year 2023 as per June 2023, were summarized as follows:

	Senior	Other group
	partner	companies	Total
Sales	€-	€183,312	€183,312
Services received	(549,668)	-	(549,668)
Purchases	-
	€(549,668)	€138,321	€(366,356)

Transactions with related parties during the year ended December 31, 2022 were summarized as follows:

Year Ended December 31, 2022

	Senior	Other group
	partner	companies	Total
Sales	€-	€836,804	€836,804
Services received	(547,912)	-	(547,912)
Purchases	-	(30,696)	(30,696)
	€(547,912)	€806,108	€258,197

Transactions with related parties during the year ended December 31, 2021 were summarized as follows:

Year Ended December 31, 2021

	Senior	Other group
	partner	companies	Total
Sales	€242	€149,161	€149,403
Services received	(226,222)	(17,994)	(244,216)
Purchases	-	(1,224,811)	(1,224,811)
	€(225,980)	€(1,093,644)	€(1,319,624)

Transactions with related parties during the year ended December 31, 2020 were summarized as follows:

Year Ended December 31, 2020

	Senior	Other group	Other related
	partner	companies	parties	Total
Dividend distributed	€(472,002)	€-	€(41,334)	€(513,336)
Sales	-	155,888	11,085	166,973
Services received	(185,546)	(26,924)	-	(212,470)
Purchases	-	(86,004)	-	(86,004)
	€(657,548)	€42,960	€(30,249)	€(644,837)

These transactions have been measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Except as set forth above, there has not been, nor is there currently proposed, any transaction in which the Company or its subsidiary are or were a participant and the amount involved exceeds the lesser of $120,000 or 1% of the total assets as of July 26, 2023, and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest, other than compensation arrangements, which include equity and other compensation, termination, change in control, consulting and other arrangements, which are described under “Executive Compensation” above.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

Employment and Indemnification Agreements

See “Management—Employment and Indemnification Agreements.”

Compensation of Directors and Officers

See “Management—Compensation of Directors and Officers.”

DESCRIPTION OF SHARE CAPITAL

The following summary provides information concerning the share capital of the Company and briefly describes certain significant provisions of the Bylaws and other internal regulation of the Company, as well as Spanish corporate law, including the Spanish Companies Act, Law 22/2014, “Royal Decree-Law 5/2023, of June on structural modifications of Commercial Companies,” the Securities Market Act and Royal Decree 878/2015, dated October 2, 2015, on clearing, settlement and registry of negotiable securities in book-entry form (anotaciones en cuenta), and transparency requirements for issuers of securities admitted to trading on an official secondary market (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) in accordance with section 3, paragraphs a and b, of Article 495, the following special provisions shall apply to public limited companies whose shares are admitted to trading on a comparable regulated market in a third country (i.e., NASDAQ) and are not admitted to trading on a Spanish market:

“a) These provisions shall be deemed to be complied with by equivalence where the company complies with functionally analogous rules or requirements for listed companies under the law of the foreign market and those which are incompatible with the requirements laid down in the law of the foreign market for admission to trading and maintenance of listing shall be inapplicable.” and,

“b) The forms of communication and publicity shall comply with the provisions of the law of the foreign market. Information on the degree of compliance with corporate governance recommendations shall be formulated by reference to the codes or standards applicable in the foreign market.”.

This summary does not purport to be complete and is qualified in its entirety by reference to the Bylaws and other internal regulations as well as the Spanish Companies Act, Law 22/2014 and other applicable laws and regulations.

Copies of the Bylaws, together with their corresponding English translation, are available for information purposes at the principal headquarters of the Company and on the Company’s website (https://www.turbo-e.com/language/en/) and are filed as exhibits to the registration statement of which this prospectus forms a part.

General

The Company is a public limited liability company (sociedad anónima., S.A.) registered with the Commercial Registry of Valencia (Registro Mercantil de Valencia), under volume 9686, sheet 44, page V-155858 and 1st inscription and holder of Spanish tax identification number A9856919, incorporated under the laws of Spain for an unlimited term pursuant to a notarized public deed of incorporation granted before the public notary Mr. José Alicarte Domingo, under number 2287 of his protocol on having its registered address at Calle Isabel la Católiza 8, Oficinas 50-51, C.P 46004, Valencia (Spain) and with phone number +34 960 45 00 26 . The Company’s legal name is “Turbo Energy S.A. and its commercial name is Turbo Energy. The financial year end of the Company is December 31. The Company’s corporate purpose is as follows:

●	CNAE of its main activity 2712: Manufacture of electrical distribution and control device):

a)	The design and manufacture of electrical material and equipment.

b)	The purchase, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures among others.

At the date of this Prospectus, the issued share capital of the Company amounts to € 2,504,285 divided into a single series of 50,085,700 registered shares in book-entry form, with a nominal value of € 0.05 each and with ISIN code ES0105706008 allocated by the Spanish National Agency for the Codification of Securities (Agencia Nacional de Codificación de Valores Mobiliarios), an entity dependent upon the CNMV.

On June 26th, 2023, our sole shareholder, Umbrella Solar Investment, S.A., approved decisions to increase the Company’s authorized share capital by a maximum amount of twenty million seven hundred thousand euros (20,700,000 €) through issuing and circulating a maximum of 9,000,000 new shares with a par value of €0.05 each and an issue premium of €2.25 per share. These new shares belong to the same class and series as those currently in circulation and are subscribed through monetary contributions. Our increase in authorized share capital will not take effect upon the pricing of the offering.

The newly issued shares are issued at an issue rate (par value plus a share premium) on the following terms. In any case, the par value of the new shares will be the same as the current par value, i.e. 0.05 Euro cents per share. The Increase Shares are issued with an issue premium of two euros and twenty-five cents (€2.25) per share issued. As a result, the total amount of the Capital Increase (nominal amount plus share premium) in the event of full subscription amounts to twenty million seven hundred thousand euros (20,700,000 €).

Once the pricing of the Offering takes place to facilitate the delivery of the ADSs representing the New Shares, the following aspects need to be completed or executed for the increase in authorized share capital to take effect: (i) the execution of the notarial deed of capital increase relating to the Capital Increase before a notary public, which is pending; (ii) the submission of the necessary tax returns and payment exemption for the capital tax (“Impuesto sobre Transmisiones Patrimoniales y Actos Jurldicos Documentados, en su modalidad de Operaciones Societarias) triggered by the Offering, which is pending; (iii) the registration of the notarial deed of capital increase of the Issuer at the Commercial Registry of Valencia, which is pending; (iv) the creation of the New Shares by the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores (Iberclear), which is pending; (v) the delivery of the New Shares to the Custodian of the Transaction in Spain for the blocking of the New Shares, which is pending, and (vi) any other applicable requirements in connection with listing on the Nasdaq.

At the moment of its incorporation, the Ordinary Shares which represented the Company’s share capital were fully subscribed and paid up. As of the date of this Prospectus, all of the Ordinary Shares are fully subscribed and paid up.

The Ordinary Shares are represented by book-entries and the entity responsible for maintaining the corresponding accounting records is Iberclear, with registered address at Plaza de la Lealtad 1, 28014 Madrid, Spain. As of the date of this Prospectus, the Company does not own any treasury shares (autocartera).

See section “Plan of distribution—Authorizations of the Offering” for information on the corporate resolutions the Company’s governing bodies have adopted in connection with the Offering.

Dividend and Liquidation

Rights Holders of the Ordinary Shares through the ADSs have the right to participate in distributions of the profits and proceeds from liquidation, proportionally to their stake in the share capital. However, there is no right to receive a minimum dividend. Payment of dividends is proposed by the Board of Directors and must be authorized or ratified, as the case may be, by the shareholders at a General Shareholders’ Meeting.

The Board of Directors (as well as the General Shareholders’ Meeting) may distribute amounts on account of the dividends provided that the following conditions are met: (i) there is sufficient liquidity for the distribution; and (ii) the amount to be distributed will not exceed the profit obtained during the current financial year after deducting losses of preceding years, amounts to be contributed to legal or statutory reserves and estimated taxes to be paid on such profits. Shareholders participate in such dividends from the date agreed by the General Shareholders’ Meeting.

The Spanish Companies Act requires that each company allocates at least 10% of its net income each year to a legal reserve until the balance of such reserve is equivalent to at least 20% of such issued share capital. A legal reserve is not available for distribution to its shareholders except upon liquidation. As of the date of this Prospectus, the Company’s legal reserve had not reached the legally-established minimum. According to the Spanish Companies Act, dividends may only be paid out of profits or distributable reserves (after the compulsory allocation to mandatory reserves, including the legal reserve, in as much as the latter does not exceed 20% of its issued share capital, and only if the value of the net worth is not, and as a result of distribution will not be, less than the share capital). In addition, no profits may be distributed unless the amount of distributable reserves is at least equal to the amount of the research and development expenses recorded as an asset on the balance sheet. In accordance with Article 947 of the Spanish Commercial Code, the right to a dividend lapses and reverts to the Company if it is not claimed within five years after it becomes payable. Upon liquidation of the Company, shareholders would be entitled to receive proportionately any assets remaining after the payment of the Company’s debts, taxes and expenses of the liquidation.

The Company is not aware of any restriction on the collection of dividends by non-resident shareholders. All holders will receive dividends through and its member entities, without prejudice to potential withholdings on account of the Non Resident Income Tax that may apply. See section “Taxation”.

The ability of the Company to distribute dividends in the near future will depend on a number of factors, including (but not limited to) the amount of its distributable profits and reserves and its investment plans, earnings, level of profitability, cash flow generation, restrictions on payment of dividends under all applicable laws (see details set out in section “Dividend policy”).

Shareholders’ meetings and voting rights

Pursuant to the Bylaws, rules of the General Shareholders’ Meeting of the Company and the Spanish Companies Act, ordinary annual General Shareholders’ Meeting are held during the first six months of each financial year on a date fixed by the Board of Directors. Extraordinary General Shareholders’ Meeting may be called by the Board of Directors whenever it deems appropriate, or at the request of shareholders representing at least 3% of the Company’s share capital.

Following Admission, notices of all General Shareholders’ Meeting will be published on the corporate website of the Company, at least one month prior to the date when the meeting is to be held, except as discussed in the following paragraph. Exceptionally, under the Spanish Companies Act, when the Company provides all shareholders with an electronic vote, an extraordinary General Shareholders’ Meeting may be called 15 days before the date on which the meeting is to be held.

Action is taken at ordinary General Shareholders’ Meetings on the following matters: (i) the approval of the management carried out by the directors during the previous year; (ii) the approval of the financial statements from the previous financial year; and (iii) the application of the previous financial year’s income or loss. All other matters can be considered at either an extraordinary or ordinary General Shareholders’ Meeting if the matter is within the authority of the meeting and is included on the agenda (with certain exceptional items which do not need to be included on the agenda to be validly passed, such as the dismissal of a Director or the decision to bring the liability action against the Company’s directors). Liability actions against the directors shall be brought by the Company pursuant to a General Shareholders’ Meeting decision, which may be adopted at the request of any shareholder even where not included on the agenda.

The Bylaws cannot require qualified majority for the adoption of such resolution. The decision to bring an action or reach a settlement shall entail the removal of the relevant directors. The approval of the financial statements shall not preclude action for liability nor constitute a waiver of the action agreed or brought. According to the Spanish Companies Act —and in addition to the matters referred to in the previous paragraphs and any other matters as provided by law, the Company’s Bylaws or the General Shareholders’ Meeting Regulations— the following matters among others fall within the authority of the General Shareholders’ Meetings: (a) appointment and removal of directors, as well as the ratification of directors designated through a co-option procedure; (b) appointment and removal of accounts auditors and, if applicable, of the liquidators; (c) approval of the financial statements of the previous year, of the allocation of results and of the corporate management; (d) any increase or decrease in the capital stock, including a delegation to the Board of Directors of the power to increase the capital stock; (e) elimination or limitation of preferential subscription rights; (f) authorization for the derivative acquisition of own shares; (g) approval and amendment of the General Shareholders’ Meeting Regulations; (h) amendments of the Bylaws; (i) approval of the policy on directors’ remunerations, in accordance with the terms set out in the Spanish Companies Act; (j) approval of the Company’s Directors remuneration systems, in the form of shares or rights over shares or linked to the value of the shares; (k) granting the Directors the exemptions regarding the prohibitions deriving from the duty of loyalty, when the granting of said exemptions lies with the general meeting, as well as the exemption regarding non-compete obligation duties; (l) a merger, spin-off, transformation, dissolution and global assignment of the Company’s assets and liabilities; (m) a transfer of the Company’s registered address abroad; (n) transformation of the Company into a holding company, through “subsidiarization”, the incorporation or transfer into dependent companies of essential activities developed by the Company itself until then, even if the latter remains as the full legal owner thereof. An activity is presumed to be essential when the relevant amount of the transaction exceeds 25% of the total assets in the balance sheet; (o) the acquisition, disposal or contribution of essential assets to another company. An asset is presumed to be essential when the relevant amount of the transaction exceeds 25% of the value of the total assets according to the last balance sheet approved; (p) the winding up of the Company; (q) operations with an effect equivalent to the Company’s liquidation and the approval of the liquidation balance sheet; (r) approval of the termination or amendment of the Investment Management Agreement; and (s) approval of the termination or amendment of Investment Strategy.

Also, the General Shareholders’ Meetings shall vote separately on substantially independent matters. Even if included in the same item on the agenda, the following shall be voted separately: (i) the appointment, re-election, ratification or separation of directors; (ii) the advisory vote on the annual report on directors’ remuneration; and (iii) in resolutions to amend the bylaws, each substantially independent article or group of articles.

Each share represented by an ADR entitles the holder two votes as per the conversion ratio of two shares per ADR and there is no limit as to the maximum number of voting rights that may be held by each shareholder or by companies of the same group. Any shareholder regardless of the number of shares it owns may, in the manner provided in the notice for such meeting, vote at the General Shareholders’ Meeting. In order to exercise their right of attendance, all shareholders must have their shares duly registered in the book-entry records maintained by Citibank on which a General Shareholders’ Meeting is scheduled. Any shareholder holding Ordinary Shares via ADRs will have the right to attend a General Shareholders’ Meeting. All shareholders may be represented by a proxy. Proxies must be granted in writing or in electronic form acceptable under the internal regulations of the Company and are valid for a single General Shareholders’ Meeting, except if given in favour of the shareholder’s spouse (or person who has an equivalent link according to the applicable laws), ascendants or descendants, or in favor of a third party authorized pursuant to a public deed to manage the assets of the relevant shareholder, in which case it will be valid for all shareholders’ meeting. Proxies may be given to any person, whether or not a shareholder, and may be revoked, either expressly or by attendance by the relevant shareholder at the meeting. Proxy holders are required to disclose any conflict of interest prior to their appointment.

In case a conflict of interest arises after the proxy holder’s appointment, such conflict of interest shall be immediately disclosed to the relevant shareholder. In both cases, the proxy holder shall not exercise the shareholder’s rights unless the latter has given specific voting instructions for each resolution in respect of which the proxy holder is to vote on behalf of the shareholder. A conflict of interest in this context may in particular arise where the proxy holder: (i) is a controlling shareholder of the Company, or is another entity controlled by such shareholder; (ii) is a member of the administrative, management or supervisory bodies of the Company, or of a controlling shareholder or another entity controlled by such shareholder; (iii) is an employee or auditor, of the Company, or of a controlling shareholder or another entity controlled by such Shareholder; or (iv) is a natural person related to those mentioned in (i) to (iii) above (persona física vinculada), as this concept is defined under the Spanish Companies Act (such as spouse or similar, at the time or within the two preceding years, as well as ascendants, descendants, siblings and their respective spouses).

A person acting as a proxy holder may hold a proxy from more than one shareholder without limitation as to the number of shareholders so represented. Where a proxy holder holds proxies from several shareholders, he/she will be able to cast votes for a shareholder differently from votes cast for another Shareholder.

The Bylaws of the Company provide that, on the first call of an ordinary or extraordinary General Shareholders’ Meeting, the presence in person or by proxy of shareholders representing at least 25% of its voting capital will constitute a quorum. If on the first call a quorum is not present, the meeting can be reconvened by a second call, which according to the Spanish Companies Act requires no quorum. Resolutions are passed by simple majority of the votes cast, which implies having more votes in favour than against. However, according to the Spanish Companies Act, resolutions in a General Shareholders’ Meeting to modify the Bylaws of the Company (including increases and reductions of share capital), to issue bonds and, where competence is not legally attributed to any other of the Company’s corporate bodies, to suppress or limit on the pre-emptive right over new shares, to approve transformations, mergers, spin-offs, global assignments of assets and liabilities or the transfer of the registered address of the Company abroad, require the presence in person or by proxy of shareholders representing at least 50% of the voting capital of the Company on first call, and the presence in person or by proxy of shareholders representing at least 25% of the voting capital of the Company on second call.

On first call, resolutions shall be adopted by absolute majority. On second call, and in the event that less than 50% of the voting capital of the Company is represented in person or by proxy, such resolutions may only be passed upon the vote of shareholders representing two-thirds of the Company’s capital present or represented at such meeting.

The interval between the first and the second call for a General Shareholders’ Meeting must be at least 24 hours. Voting on the resolutions included in the agenda of a General Shareholders’ Meeting may be exercised by Shareholders by post or electronic means received by the Company prior to the General Shareholders’ Meeting, and provided that the identity of the Shareholder who exercises his right to vote is duly verified and the formalities determined by the Board of Directors through resolution and subsequent notification in the call announcement of the General Shareholders’ Meeting are complied with. In such resolution, the Board of Directors will define the applicable conditions to the voting via electronic means in order to ensure the proper identification of the shareholder or its representative.

Under the Spanish Companies Act, shareholders who voluntarily aggregate their shares so that the share capital so aggregated is equal to or greater than the result of dividing the total share capital by the number of directors have the right, provided there are vacancies on the Board of Directors, to appoint a corresponding proportion of the members of the Board of Directors (disregarding the fractions). Shareholders who exercise this right may not vote on the appointment of other directors.

A resolution passed in a General Shareholders’ Meeting is binding on all shareholders, although a resolution which is (i) contrary to Spanish law or the Bylaws of the Company, or (ii) prejudicial to the interest of the Company and is beneficial to one or more shareholders or third parties, may be contested within the period of a year following the passing of the contested resolution (except resolutions that are contrary to public order in respect of which such right does not lapse). Damage to company’s interest is also caused when the resolution, without causing damage to corporate assets, is imposed in an abusive manner by the majority. An agreement is understood to have been imposed in an abusive manner when, rather than responding reasonably to a corporate need, the majority adopts the resolution in their own interests and to the unjustifiable detriment of the other shareholders. In the case of listed companies, the required fraction of the Company’s share capital needed to be able to contest is 1/1000The right to contest would apply to shareholders who held such status at the time when the resolution was adopted (provided they hold at least 0.1% of the share capital), directors and interested third parties. In the event of resolutions contrary to public order, the right to contest would apply to any shareholders (even if they acquired such condition after the resolution was taken), and any director or third party. In certain circumstances (such as change or significant amendment of the corporate purpose, transformation or transfer of registered address abroad), the Spanish Companies Act gives dissenting or absent shareholders (including non-voting shareholders) the right to withdraw from the company. If this right were exercised, the company would be obliged to purchase the relevant shares at the average market price of the shares in the last quarter in accordance with the procedures established under the Spanish Companies Act.

Shareholder information rights

Until the seventh day before the General Shareholders’ Meeting is due to be held, shareholders may request in writing from the Directors, any information or clarification they deem necessary regarding the items to be discussed at the relevant General Shareholders’ Meeting as per the agenda. The Directors must provide the requested information in writing by the day of the General Shareholders’ Meeting. During the General Shareholders’ Meeting, shareholders may verbally request any information or clarification they deem necessary in relation to the items included on the agenda. If it were not possible to provide the requested information during the meeting itself, the Directors must provide the requested information in writing within seven days of the celebration of the General Shareholders’ Meeting. The Directors will not be obliged to provide the requested information if it was deemed unnecessary for the recognition of the requesting shareholder’s rights or if there were objective reasons to consider that the information was going to be used in detriment of the interests of the Company or that providing the requested information may harm the Company; provided that, the requested information may not be withheld when the request is upheld by shareholders representing at least 25% of the share capital.

Pre-emptive rights and increases of share capital

Pursuant to the Spanish Companies Act, shareholders have pre-emptive rights to subscribe for any new shares issued by the Company via monetary contributions and for any new bonds convertible into shares. Such pre-emptive rights may be waived under special circumstances by a resolution passed at a General Shareholders’ Meeting or the Board of Directors (when the Company is listed and the General Shareholders’ Meeting delegates to the Board of Directors the right to increase the share capital or issue convertible bonds and waive pre-emptive rights), in accordance with Articles 308, 417, 504, 505, 506 and 511 of the Spanish Companies Act.

As of the date hereof, the Company has no convertible or exchangeable bonds outstanding and have not issued any warrants over its shares, except the Representative warrants described in that section of the Prospectus. Also, shareholders have the right of free allotment recognized in the Spanish Companies Act in the event of capital increase against reserves.

Furthermore, the preemptive rights, in any event, will not be available in an increase in share capital to meet the requirements of a convertible bond issue, a merger in which Ordinary Shares are issued as consideration or where the contribution to be made is in kind. The rights are transferable, may be traded on the ADRs to be updated and may be of value to existing shareholders because new Ordinary Shares may be offered for subscription at prices lower than prevailing market prices.

As of the date of this Prospectus, the Board of Directors has been authorized by the Company’s sole shareholder to issue new Ordinary Shares of up to 50% of the Company’s share capital immediately following the Offering.

The Board of Directors is also authorized to exclude preemptive rights in connection with up to 20% of the total number of new Ordinary Shares that may be issued pursuant to the aforementioned authorization, provided that such exclusion is in the Company’s corporate interest. In addition, the Board of Directors has been authorized by its shareholders for a term of five years to issue bonds that are convertible into the Ordinary Shares or which grant bondholders the right to be attributed part of the Company’s earnings.

Shareholder actions

Under the Spanish Companies Act Directors are liable to the Company, the shareholders and the creditors for acts or omissions that are illegal or violate the Bylaws and for failure to carry out their legal duties with diligence. Under Spanish law, shareholders must generally bring actions against the Directors as well as any other actions against the Company or challenging corporate resolutions before the courts of the judicial district of the Company’s registered address (currently Valencia (Spain)).

When in violation of the law or of the Bylaws, directors are presumed to have acted negligently, but this presumption can be rebutted. Directors have such liability even if the transaction in connection with which the acts or omissions occurred is approved or ratified by the shareholders. The liability of the directors is joint and several, except to the extent any director can demonstrate that he or she did not participate in decision-making relating to the transaction at issue, was unaware of its existence or, being aware of it, did all that was possible to mitigate any damages or expressly disagreed with the decision making relating to the transaction.

Registration and Transfers

The shares are in registered book-entry form and are indivisible. Joint holders of one share must designate a single person to exercise their shareholders’ rights, but they are jointly and severally (solidariamente) liable to the Company for all the obligations arising from their status as shareholders. ADRs structure Iberclear, which manages the Spanish clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry reflecting the number of shares held by each of its member entities (entidades participantes). Each member entity, in turn, maintains a registry of the owners of such shares. Since the shares of the Company are in registered book-entry form, an electronic shareholder registry will be kept to which effect Iberclear shall report to the Company all transactions entered into by its shareholders in respect of its shares.

The shares are transferable in accordance with the Spanish Companies Act, the Securities Market Act, Law 22/2014, SEC rules, and any implementing regulation.

ADRs as a general rule, transfers of shares quoted on the Spanish Stock Exchanges must be made through or with the participation of a member of a Stock Exchange. Brokerage firms, or dealer firms, Spanish credit entities, investment services entities authorized in other Member States and investment services entities authorized by their relevant authorities and in compliance with the Spanish regulations are eligible to be members of the Spanish Stock Exchanges. Transfer of shares quoted on the Spanish Stock Exchanges may be subject to certain fees and expenses.

Restrictions on foreign investment

Exchange controls and foreign investments were, with certain exceptions, completely liberalized by Royal Decree 571/2023 of July 4 (Real Decreto 571/2023) that will come into force as of September 1 2023 revoking actual Royal Decree 664/1999, of April 23 (Real Decreto 664/1999, de 23 de abril), which was approved in conjunction with Law 18/1992, of July 1 (the “Spanish Foreign Investment Law”), bringing the existing legal framework on foreign investments in line with the provisions of the Treaty of the EU.

According to the new Real Decreto 571/2023, subject to the restrictions described below, foreign investors may freely invest in shares of Spanish companies as well as transfer invested capital, capital gains and dividends out of Spain without limitation (subject to applicable taxes and exchange controls) and only need to file a notification with the Spanish Registry of Foreign Investments maintained by the Ministry of Industry, Commerce and Tourism following the investment or divestiture, if any, solely for statistical, economic and administrative purposes in case, as per such transaction, the foreign investor reaches a total participation equal to or above 10% of the share capital of the Spanish Company. Where the investment or divestiture is made in shares of Spanish companies listed on any of the Spanish Stock Exchanges, the duty to provide notice of a foreign investment or divestiture lies with the relevant entity with whom the shares in book-entry form have been deposited or which has acted as an intermediary in connection with the investment or divestiture.

If the foreign investor is a resident of a tax haven, as defined under Spanish law (Royal Decree 1080/1991 of July 5), notice must be provided to the Registry of Foreign Investments prior to making the investment, as well as after consummating the transaction. However, prior notification is not necessary in the following cases:

●	investments in listed securities, whether or not trading on an official secondary market, as well as investments in participations in investment funds registered with the CNMV; and

●	foreign shareholdings that do not exceed 50% of the capital of the Spanish company in which the investment is made.

Additional regulations to those described above apply to investments in some specific industries, including air transportation, mining, manufacturing and sales of weapons and explosives for civil use and national defense, radio, television and telecommunications and gambling. These restrictions do not apply to investments made by EU residents, other than investments by EU residents in activities relating to the Spanish defense sector or the manufacturing and sale of weapons and explosives for non-military use.

The Spanish Council of Ministers may suspend the aforementioned provisions relating to foreign investments for reasons of public policy, health or safety, either generally or in respect of investments in specified industries, in which case any proposed foreign investments falling within the scope of such a suspension would be subject to prior authorization from the Spanish government.

Law 19/2003, of July 4, on the establishment of a regulatory regime relating to capital flows to and from legal or natural persons abroad and the prevention of money laundering, or Law 19/2003, generally provides for the liberalization of the regulatory environment with respect to acts, businesses, transactions and other operations between Spanish residents and non-residents in respect of which charges or payments abroad will occur, as well as money transfers, variations in accounts or financial debit or credits abroad. These operations must be reported to the Ministry of the Economy and Business and the Bank of Spain only for informational and statistical purposes. The most important developments resulting from Law 19/2003 are the obligations on financial intermediaries to provide to the Spanish Ministry of Economy and Business and the Bank of Spain information corresponding to client transactions.

Exchange control regulations

Pursuant to Royal Decree 1816/1991, of December 20, relating to economic transactions with non-residents as amended by Royal Decree 1360/2011 of October 7, and EC Directive 88/361/EEC, charges, payments or transfers between non-residents and residents of Spain must be made through a registered entity, such as a bank or another financial institution registered with the Bank of Spain or the CNMV (entidades registradas), through bank accounts opened abroad with a foreign bank or a foreign branch of a registered entity, in cash or by check payable to bearer. All charges, payments or transfers which exceed €6,010 (or its equivalent in another currency), if made in cash or by check payable to bearer, must be notified to the Spanish exchange control authorities.

Shareholders’ agreements

The Securities Market Act and Articles 531, 533 and 535 of the Spanish Companies Act require parties to disclose certain types of shareholders’ agreements that affect the exercise of voting rights at a General Shareholders’ Meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares of listed companies.

If the Company’s shareholders enter into such agreements with respect to the Ordinary Shares, they must disclose the execution, amendment or extension of such agreements to the Company and to the CNMV, file such agreements with the appropriate commercial registry and publish them through a relevant information notice (comunicación de información relevante). Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a violation of the Securities Market Act. Such a shareholder agreement will have no effect with respect to the regulation of the right to vote in General Shareholders’ Meetings and restrictions or conditions on the free transferability of shares and bonds convertible into shares until such time as the aforementioned notifications, deposits and publications are made. Upon request by the interested parties, the CNMV may waive the requirement to report, deposit and publish the agreement when publishing the shareholders’ agreement could cause harm to the affected company. To the best of the Company’s knowledge, there are no shareholders’ agreements in force in relation to the Company or its subsidiaries.

Share Repurchases

Pursuant to the Spanish Companies Act, the Company may only repurchase the Company’s own shares within certain limits and in compliance with the following requirements:

●	the repurchase must be authorized by the General Shareholders’ Meeting in a resolution establishing the maximum number of shares to be acquired, the titles for the acquisition, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution;

●	the repurchase, including the shares already acquired and currently held by the Company, or any person or company acting in its own name but on the Company’s behalf, must not bring its net worth below the aggregate amount of the Company’s share capital and legal or other non-distributable reserves. For these purposes, net worth means the amount resulting from the application of the criteria used to draw up the financial statements, subtracting the amount of profits directly allocated to that net worth, and adding the amount of share capital subscribed but not called and the share capital nominal and issue premiums recorded in the Company’s accounts as liabilities. In addition:

●	the aggregate nominal value of the shares directly or indirectly repurchased, together with the aggregate nominal value of the shares already held by the Company and its subsidiary, must not exceed 10% of the Company’s share capital; and

●	the shares repurchased for valuable consideration must be fully paid-up. A repurchase shall be considered null and void if (i) the shares are partially paid-up, except in the case of free repurchase, or (ii) the shares entail ancillary obligations.

Treasury shares do not have voting rights or economic rights (for example, the right to receive dividends and other distributions and liquidation rights), except the right to receive bonus shares, which will accrue proportionately to all of the Company’s shareholders. Treasury shares are counted for purposes of establishing the quorum for General Shareholders’ Meeting as well as majority voting requirements to pass resolutions at General Shareholders’ Meeting.

History of Securities Issuances

Upon incorporation in September 2013, Turbo Energy, then known as Distritech Solutions S.L., issued 3,000 ordinary shares to Mr. Enrique Selva Bellvís. On November 29, 2013, Mr. Bellvís sold his 3,000 ordinary shares to Crocodile Investment S.L. through a public deed with protocol number 2,522. Crocodile Investment then sold 300 ordinary shares to Don Francisco de Borja Pellicer Lopez on March 06, 2015, and then Don Francisco de Borja Pellicer Lopez sold back the 300 ordinary shares to Crocodile Investment S.L. on June 08, 2015.

Crocodile Investment S.L. then sold 300 ordinary shares to Don Manuel Cercós D´Aversa on July 16, 2015 and 300 shares to Don Jose Jorge Alemany Monzó on the same day. On May 05, 2016, Don Jose Jorge Alemany Monzó sold his 300 shares back to Crocodile Investment S.L. through a public deed with protocol number 472.

On March 20, 2018, Crocodile Investment S.L. transferred 2,700 ordinary shares of Turbo Energy (previously named Solar Rocket S.L.) as a non-monetary contribution to the share capital of a newly formed company called Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.).

On February 11, 2021, Turbo Energy (previously Solar Rocket S.L.) increased its share capital by 1,285 ordinary shares through a public deed with protocol number 346. These new shares were subscribed by means of a non-monetary contribution of 3,000 shares of Turbo Energy S.L.U. by the shareholder, Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.).

On April 08, 2021, Solar Rocket S.L. (now Turbo Energy) absorbed Turbo Energy S.L.U, through a public deed of Notary of Valencia Vicente Tomas Bernat with protocol number 946.

On May 31, 2022, Don Manuel Cercós D´Aversa sold 300 ordinary shares to Umbrella Solar Investment S.A. through a public deed with protocol number 2.150. This made Turbo Energy a wholly owned subsidiary of Umbrella Solar Investment S.A.

On February 8, 2023, we transformed the company from a Spanish unipersonal limited company to a Spanish limited stock company. As such, our company’s name was changed to Turbo Energy S.A. Pursuant to the deed of transformation and a concurrent forward stock split of the issued and outstanding ordinary shares on a 20-for-1 basis, we increased our authorized share capital from 2,504,285 ordinary shares to 50,085,700 ordinary shares.

As of the date of this prospectus, Turbo Energy has 50,085,700 ordinary shares issued and outstanding.

Listing

We plan to apply to have the ADSs listed on the Nasdaq Capital Market under the symbol “TURB.” We cannot guarantee that we will be successful in listing the ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, North Dock, Dublin, Ireland.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-    when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,    ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Kingdom of Spain, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to laws and regulations of the Kingdom of Spain.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

●	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

●	We fail to deliver satisfactory documents to the depositary; or

●	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Kingdom of Spain would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

We do not deliver satisfactory documents to the depositary; or

The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of ordinary shares

Upon completion of the offering, the ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian.  Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Spanish legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

●	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

●	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

●	You are duly authorized to deposit the ordinary shares.

●	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

●	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

●	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

●	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

●	provide any transfer stamps required by the State of New York or the United States; and

●	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by law considerations in the United States and the Kingdom of Spain applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

●	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

●	Obligations to pay fees, taxes and similar charges.

●	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital – Shareholders’ meetings and voting rights”.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). If the depositary does not receive timely voting instructions from a holder of ADSs, such holder shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the deposited securities represented by such ADSs in any manner such person wishes, which may not be in your best interests; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of deposited securities may be adversely affected. Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)	Up to US$0.05 per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to- Share(s) ratio, or for any other reason)	Up to US$0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to US$0.05 per ADS held

ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).	Up to US$0.05 per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

●	taxes (including applicable interest and penalties) and other governmental charges;

●	the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

●	certain cable, telex and facsimile transmission and delivery expenses;

●	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

●	the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

●	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

●	the amounts payable to the depositary by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders of ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

●	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

●	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

●	The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

●	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

●	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

●	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provision of any provision of our Bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

●	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Bylaws or in any provisions of or governing the securities on deposit.

●	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

●	We and the depositary also disclaim liability for the inability by a holder or beneficial owner to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

●	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

●	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

●	We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

●	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

●	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

●	Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

●	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

●	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

●	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of the Kingdom of Spain.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have issued and outstanding   ordinary shares (or   ordinary shares if the underwriter exercises the over-allotment option in full). All of the ordinary shares sold in this offering will be freely transferable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of ordinary shares. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of the ordinary shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned the ordinary shares for at least six months and is not our “affiliate” will be entitled to sell the ordinary shares, subject only to the availability of current public information about us, and will be entitled to sell ordinary shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned ordinary shares for at least six months will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:

(i)	1% of the then outstanding ordinary shares, which immediately after this offering will equal approximately ordinary shares (or ordinary shares if the underwriter exercises the over-allotment option in full); and

(ii)	the average weekly trading volume of ordinary shares on Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases the ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of the ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ordinary shares may dispose of significant numbers of the ordinary shares. We cannot predict what effect, if any, future sales of the ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of the ordinary shares from time to time. Sales of substantial amounts of the ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ordinary shares.

TAXATION

The following summary of the material U.S. federal and Spanish income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state, local and other tax laws other than certain Spanish tax laws and U.S. federal income tax laws.

Spanish Taxation

This document covers the Spanish tax consequences of the acquisition, ownership and disposition of our ordinary shares and applies to holders that are not tax-resident in Spain.

As used in this particular section, the term “non-Spanish tax resident holder” or “non-resident holder” means a beneficial owner of our ordinary shares that meets the following requirements:

i.	Is an individual or a corporation not resident in Spain for Spanish tax purposes; and

ii.	The ownership of our ordinary shares is not effectively connected with either a permanent establishment in Spain through which such owner carries on or has carried on business, or a fixed base in Spain from which such owner performs or has performed independent personal services.

This document does not consider all aspects of Spanish taxation that may be relevant to particular non-resident holders, some of whom may be subject to special rules. In particular, this document does not address the specific Spanish tax consequences applicable to particular investors such us partnerships, trusts, or other “look-through” entities who hold ordinary shares through such entities.

This document is a draft based on Spanish tax legislation currently in effect on November 14, 2022.

Each non-resident holder should consult with its own tax advisor, as to the particular tax consequences of the purchase, ownership or disposition of our ordinary shares.

Income Taxes — Taxation of Dividends.

We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. See “Dividend Policy.”

In the event, however, that we pay dividends on our ordinary shares, under Spanish law, the dividends distributed by a Spanish Company are, in general terms, subject to Spanish Non-Residents Income Tax on the gross amount of the dividends distributed, currently taxed at a 19% rate, unless the investor is entitled to an exemption or a reduced rate under a Convention for the Avoidance of Double Taxation (“CADT”) between Spain and its country of residence.

Non-resident holders should consult their tax advisors with respect to the applicability and the procedures under Spanish law for obtaining the benefit of an exemption or a reduced rate under a CADT.

Income Taxes — Preemptive rights.

The grant of preemptive rights to subscribe new shares made with respect to our ordinary shares is not treated as a taxable event under Spanish law and, therefore, is not subject to Spanish Non-Residents Income Tax. The exercise of such preemptive rights for the subscription of new shares is not considered a taxable event under Spanish law and, therefore, is not subject to Spanish Non-Residents Income Tax.

The sale of preemptive rights to subscribe new shares will be considered as taxable capital gain for the amount received. In this respect, review “Income Taxes – Taxation of Capital Gains” below.

Income Taxes — Taxation of Capital Gains.

Under Spanish Non-Residents Income Tax Law, any capital gain derived from the sale or exchange of shares of a Spanish Company is considered to be Spanish source income and, therefore, is taxable in Spain.

Spanish Non-Residents Income Tax is currently levied at a 19% tax rate on capital gains obtained by non-resident holders, unless the investor is entitled to an exemption or a reduced rate under a Convention for the Avoidance of Double Taxation (“CADT”) between Spain and its country of residence.

Non-resident holders should consult their tax advisors with respect to the applicability and the procedures under Spanish law for obtaining the benefit of an exemption or a reduced rate under a CADT.

Spanish Wealth Tax.

Unless an applicable CADT provides otherwise, individual non-resident holders who hold ordinary shares located in Spain are subject to the Spanish Wealth Tax (Spanish Law 19/1991), which imposes a tax on assets located in Spain at the end of each year.

For non-resident holders, the applicable legislation, exemptions and tax rates will depend on the location of the assets. In this case, the Company is located in Comunidad Valenciana for tax purposes.

Non-resident holders should consult their tax advisors with respect to the applicability of the Spanish Wealth Tax.

Spanish Inheritance and Gift Taxes.

Unless an applicable CADT provides otherwise, transfers of ordinary shares on death or by gift to individuals are subject to Spanish Inheritance and Gift Taxes, respectively (Spanish Law 29/1987), if the ordinary shares are located in Spain, regardless of the residence of the transferee.

For non-resident holders, the applicable legislation, exemptions and tax rates will depend on the location of the assets. In this case, the Company is located in Comunidad Valenciana for tax purposes.

Non-resident holders should consult their tax advisors with respect to the applicability of the Spanish Inheritance and Gift Taxes.

Spanish Transfer Tax.

A transfer by a non-resident holder of our ordinary shares will be exempt from any Spanish Transfer Tax (Impuesto sobre Transmisiones Patrimoniales) as well as exempt from Value Added Tax if, at the time of such transfer, real estate in Spain does not amount to more than 50% of our assets.

Real estate located in Spain currently does not, and we do not expect that Spanish real estate will in the foreseeable future, amount to more than 50% of our assets. Additionally, no Stamp Duty will be levied on a transfer by a nonresident holder of our ordinary shares.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares (including Ordinary Shares held in the form of ADSs and ADRs) by a U.S. Holder (as defined below) that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, and alternative minimum tax considerations, the Medicare tax on certain net investment income, information reporting or backup withholding or any state, local, and non-U.S. tax considerations, relating to the ownership or disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	individual retirement accounts or other tax-deferred accounts;

●	persons liable for alternative minimum tax;

●	persons who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

●	investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

●	investors that have a functional currency other than the U.S. dollar;

●	persons that actually or constructively own 10% or more of our Ordinary Shares (by vote or value); or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Ordinary Shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the State, local, non-U.S., and other tax considerations of the ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has otherwise validly elected to be treated as a U.S. person under the Code.

●	If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income, or the asset test. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. Passive assets are those which give rise to passive income, and include assets held for investment, as well as cash, assets readily convertible into cash, and working capital. The company’s goodwill and other unbooked intangibles are taken into account and may be classified as active or passive depending upon the relative amounts of income generated by the company in each category. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based upon our current and projected income and assets, the expected proceeds from this offering, and projections as to the market price of our Ordinary Shares immediately following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive, which may result in our being or becoming classified as a PFIC in the current or subsequent years. Furthermore, fluctuations in the market price of our Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenues from activities that produce passive income significantly increases relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Ordinary Shares unless, in such case, we cease to be treated as a PFIC and such U.S. Holder makes a deemed sole election.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules” beginning on page 95.

Dividends

Any cash distributions paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends-received from U.S. corporations.

Individuals and other non-corporate U.S. Holders may be subject to tax on any such dividends at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) our Ordinary Shares on which the dividends are paid are readily tradable on an established securities market in the United States, (ii) we are neither a PFIC nor treated as such with respect to a U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period requirements are met. We intend to list the Ordinary Shares on Nasdaq Capital Market. Provided that this listing is approved, we believe that the Ordinary Shares should generally be considered to be readily tradeable on an established securities market in the United States. There can be no assurance that our Ordinary Shares will continue to be considered readily tradable on an established securities market in later years. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

For U.S. foreign tax credit purposes, dividends paid on our Ordinary Shares will generally be treated as income from foreign sources and will generally constitute passive category income. U.S. Holders may be entitled to a foreign tax credit in respect of some portion of Spanish or other non-U.S. withholding taxes imposed on dividends paid on our Ordinary Shares. However, the rules governing the availability of the foreign tax credit and the limitations thereon are highly complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Such gain or loss will generally be capital gain or loss. Any such capital gain or loss will be long term if the Ordinary Shares have been held for more than one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which could limit the availability of foreign tax credits. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the applicability of any tax treaty and the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, Ordinary Shares. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to- market election with respect to such stock. If a U.S. Holder makes this election with respect to our Ordinary Shares, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to- market election in respect of our Ordinary Shares and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We anticipate that our Ordinary Shares should qualify as being marketable stock and/or regularly traded while listed on Nasdaq Capital Market, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our Ordinary Shares if we are or become a PFIC.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Spain and our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

We have appointed Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, N.Y. 10016, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. None of our directors or officers is a national or resident of the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States.

Our Spanish counsel, Martinez-Echevarría Abogados, has advised us that there is uncertainty as to whether the courts of Spain would:

●	Recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	Entertain original actions brought in Spain against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

UNDERWRITING

In connection with this offering, we expect to enter an underwriting agreement with Boustead Securities, LLC, as the representative of the underwriters named in this prospectus, with respect to the ADSs in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of ADSs at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per share less the underwriting discount set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name of Underwriter	Number of ADSs
Boustead Securities, LLC	1,000,000

The ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed US$ per ADS. If all of the ADSs are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the ADSs are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the ADSs is conditioned upon our receiving approval to list the ADSs on Nasdaq or the NYSE American.

Over-Allotment Option

If the underwriters sell more ADSs than the total number set forth in the table above, we have granted to the representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional 150,000 ADSs (constituting up to 15% of the ADSs sold in this offering excluding shares subject to this option), at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The representative may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering.

Discounts and Commissions; Expenses

The underwriting discounts and commissions are a cash fee equal to seven percent (7%) of gross proceeds from the sale of securities in this offering. We have been advised by the representative that the underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of US$      per ADS under the public offering price. After the offering, the representative may change the public offering price and other selling terms.

The following table summarizes the public offering price and underwriting discounts and commissions payable to the underwriters by us in connection with this offering, assuming both the non-exercise and full exercise of the representative’s over-allotment option to purchase additional ADSs.

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commission (7%) (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Does not include (i) the warrant to purchase a number of ADSs equal to 7% of the number of ADSs sold in the offering, (ii) a 1% non-accountable expense allowance or (iii) amounts representing reimbursement of certain out-of-pocket expenses, each as described below.

We have agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received at the closing of the offering.

We have agreed to reimburse the representative for reasonable out-of-pocket expenses incurred relating to the offering, regardless of whether the offering is consummated, the aggregate amount of out-of-pocket expenses being limited as follows: (i) payment of up to US$125,000 for reimbursement of the representative’s legal counsel fees; (ii) payment of up to US$75,000 for due diligence; (iii) payment of up to US$75,000 for road show, travel, platform on-boarding fees and other reasonable out of pocket expense; and (iv) payment of US$8,000 for background checks. Any out-of-pocket expenses above US$5,000 are to be pre-approved by the Company. We have paid US$ to the representative as a refundable advance, which shall be applied against actual out-of-pocket accountable expenses and such advance shall be reimbursed to us to the extent any portion of the advance is not actually incurred, in compliance with FINRA Rule 5110(g)(4)(A) in the event of the termination of the offering.

Representative’s Warrant

We have agreed to issue to the representative (or its permitted assignees) warrants to purchase up to a total of    ADSs, if the over-allotment option is exercised in full by the underwriters, or up to ADSs, if the over-allotment option is not exercised by underwriters (approximately 7% of the ADSs sold in this offering) at an exercise price equal to % of the public offering price of the total ADSs sold in this offering. The Representative’s Warrant will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the registration statement, will have a cashless exercise provision and will terminate on the fifth (5th) anniversary of the effective date of the registration statement of which this prospectus is a part. The Representative’s Warrant will also provide for customary anti-dilution provisions and “piggyback” registration rights with respect to the registration of the ADSs underlying the warrants for a period of seven (7) years from the commencement of sales of this offering. We have registered the Representative’s Warrant and the ADSs underlying the Representative’s Warrant in this offering.

The Representative’s Warrant and the underlying shares are deemed compensation by FINRA and therefore will be subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The representative (or permitted assignees under FINRA Rule 5110(e)(1) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days immediately following commencement of sale of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

The registration statement of which this prospectus is a part also registers for sale the Representative’s Warrant and the ADSs issuable upon exercise of such warrants, as a portion of the underwriting compensation payable in connection with this offering.

Indemnification

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the representative and the other underwriters may be required to make for these liabilities.

Right of First Refusal

The representative has the right of first refusal for two (2) years following the consummation of this offering or the termination or expiration of the engagement with the representative to act as financial advisor or joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets, whether in conjunction with another broker-dealer or on the Company’s own volition (collectively, “Future Services”). In the event that we engage the representative to provide such Future Services, the representative will be compensated consistent with the engagement agreement with the Representative, unless we mutually agree otherwise. To the extent we are approached by a third party to lead any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or assets, the representative will be notified of the transaction and be granted the right to participate in such transaction under any syndicate formed by such third party.

No Sales of Similar Securities

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares at a price per share that is less than the price per ADS in this offering, or modify the terms of any existing securities, whether in conjunction with another broker-dealer or on the Company’s own volition for a period of twelve months following date on which our ordinary shares are trading on the Nasdaq Capital Market or the NYSE American, without the prior written consent of the representative.

Lock-Up Agreements

Our officers, directors and holders of 5% or greater of our ordinary shares have agreed to be locked up for a period of twelve months from the date on which the trading of our ordinary shares commences. Holders of 1-4.99% of our ordinary have agreed to be locked up for a period of six months from the date on which the trading of our ordinary shares commences provided that if the aggregate of such holders shares were to equal or exceed 20% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for twelve months from the date of trading of our ordinary shares commences. Holders of less than 1% of our ordinary shares are not subject to any lock up provided that if the aggregate of such holders shares were to equal or exceed 5% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for six months from the date of trading of our ordinary shares commences. During the lock-up period, without the prior written consent of the underwriter, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

Notwithstanding the above, the representative may engage in stabilization activities as described below. The representative may in its sole discretion and at any time without notice release some or all of the shares or ADS subject to lock-up agreements prior to the expiration of the Lock-Up Period. When determining whether or not to release shares or ADS from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares or ADS for which the release is being requested and market conditions at the time.

Trading; Nasdaq Listing

We intend to apply to list our ADSs on Nasdaq under the symbol “TURB”. There is no assurance that our listing application will be approved by Nasdaq. The approval of our listing on Nasdaq or the NYSE American is a condition of closing this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares/ADS in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases. Short sales involve secondary market sales by an underwriter of a greater number of shares/ADS than they are required to purchase in the offering.

●	“Covered” short sales are sales of shares/ADS in an amount up to the number of shares/ADS represented by the over-allotment option.

●	“Naked” short sales are sales of shares/ADS in an amount in excess of the number of shares/ADS represented by the over-allotment option.

●	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

●	To close a naked short position, an underwriter must purchase shares/ADS in the open market after the distribution has been completed. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares/ADS in the open market after pricing that could adversely affect investors who purchase in the offering.

●	To close a covered short position, an underwriter must purchase shares/ADS in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares/ADS to close the covered short position, the underwriters will consider, among other things, the price of shares/ADS available for purchase in the open market as compared to the price at which they may purchase shares/ADS through the over-allotment option.

●	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the ordinary shares/ADS. They may also cause the price of the ordinary shares/ADS to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenues and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies;

●	and

●	other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our ADS, or that the ADS will trade in the public market at or above the initial public offering price.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, ADS may be sold by the representative to securities dealers who resell ADS shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Other Relationships

The representative and its respective affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. Except for services provided in connection with this offering, the representative has not provided any financing, investment and/or advisory services to us during the 180 day period preceding the initial filing of the registration statement of which this prospectus forms a part, and as of the date of this prospectus, we do not have any agreement or arrangement with the representative to provide any of such services during the 60 day period following the effective date of such registration statement.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (the “Prospectus Directive”), as implemented in Member States of the European Economic Area (the “Relevant Member States”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securitestroffre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autoritéestrairchés financiers (the “AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investissestraintifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (ceestraintreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa (“CONSOB”)) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-3 of CONSOB Regulation no. 11971 of 14 May 1999, as amended (“Regulation no. 11971”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a qualified investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (the “FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, such persons. Any person who is not such a person should not act or rely on this document or any of its contents.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$678
FINRA filing fee	3,088
The Nasdaq listing fee	75,000
Accounting fees and expenses	300,000
Legal fees and expenses	380,000
Printing fees and expenses	6,000
Miscellaneous	15,000
TOTAL	$779,766

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriter by Sichenzia Ross Ference LLP. The validity of the ADSs offered in this offering and certain other legal matters as to Spanish law will be passed upon for us by Right Option SAU – Martinez Echevarría Abogados.

EXPERTS

Our financial statements as of December 31, 2022 and 2021 and for the year then ended included in this prospectus have been audited by TAAD, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of TAAD, LLP is located at 20955 Pathfinder Rd Suite #370, Diamond Bar, CA 91765.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://www.turbo-e.com/language/en/ as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

TURBO ENERGY, S.A.

Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Expressed in Euro)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Turbo Energy, S.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Turbo Energy S.A. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Restatement of Previously Issued Financial Statements

As discussed in Note 21 to the consolidated financial statements, the 2022 and 2021 consolidated financial statements have been restated to correct certain misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2022

Diamond Bar, CA

May 24, 2023, except for the effects of the restatement disclosed in Note 12 and 21, as to which the date is July 26, 2023

TURBO ENERGY, S.A.

Consolidated Statements of Financial Position

(Expressed in Euro)

As at	Note	December 31, 2022	December 31, 2021

Assets
Current
Cash		€502,585	€616,445
Accounts receivable and other receivables, net	4	3,137,609	3,130,110
Inventory, net	5	10,106,216	3,321,844
Amount due from related parties	10	140,264	37,484
Prepaid expense	6	735,606	1,853,506
Total Current Assets		14,622,280	8,959,389

Non- Current Assets
Property and equipment, net	7	150,783	23,570
Intangible assets, net	8	368,706	106,789
Right-of-use assets	14	94,106	55,730
Other assets		-	2,428
Total Assets		€15,235,875	€9,149,511

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	9	€2,652,869	€3,400,845
Amount due to related parties	10	237,285	541,925
Lease liabilities - current portion	14	55,961	15,498
Bank loans - current portion	11	8,010,239	4,207,781
		10,956,354	8,166,049
Non-Current Liabilities
Lease liabilities	14	39,098	41,245
Bank loans	11	324,292	554,664
Total Liabilities		€11,319,744	€8,761,958

Shareholders’ Equity
Share Capital	12	2,504,285	4,285
Reserve	13	383,268	116,046
Retained Earnings		1,028,578	267,222
Total Shareholders’ Equity		3,916,131	387,553

Total Liabilities and Shareholders’ Equity		€15,235,875	€9,149,511

Subsequent Events (Note 22)

The accompanying notes are an integral part of these consolidated financial statements.

TURBO ENERGY, S.A.

Consolidated Statements of Operations

(Expressed in Euro)

		Year Ended	Year Ended
		December 31,	December 31,
	Note	2022 (Restated)	2021 (Restated)

Revenue	17	€30,309,572	€17,004,670
Revenue - related parties	10,17	836,804	149,403
Other operating income		2,300	548
Total Revenue		31,148,676	17,154,621

Cost and Expenses
Cost of revenues	18	26,514,681	13,674,534
Cost of revenues - related parties	10,18	30,696	1,224,811
Selling and administrative	19	1,498,499	883,319
Selling and administrative - related parties	10,19	547,912	244,216
Salaries and benefits		866,634	547,280
Bad debt expense	4	19,454	102,966
Total Cost and Expenses		29,477,876	16,677,126

Income from operations		1,670,800	477,495

Other Income (Expense)
Other income		890	-
Interest expense		(308,982)	(138,212)
Foreign exchange gain		32,384	8,939
Total Other Expense		(275,707)	(129,273)

Net Income Before Income Tax		1,395,092	348,222
Income tax
- Current	16	364,086	81,000
- Deferred	16	2,428	-
Net Income		€1,028,578	€267,222

Basic and Diluted Net Income per Share		€0.02	€0.01
Weighted Average Number of Common Shares Outstanding - Basic and Diluted		50,085,700	50,085,700

The accompanying notes are an integral part of these consolidated financial statements.

TURBO ENERGY, S.A.

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Euro)

		Number of			Retained	Total
		Outstanding	Share		Earnings	Shareholders’
	Note	Shares	Capital	Reserve	(Deficit)	Equity
*Balance, December 31, 2020		50,085,700	€4,285	€169,993	€(53,947)	€120,331

Transfer from reserve to retained earnings	13			(53,947)	53,947	-
Net income for the year		-	-	-	267,222	267,222
*Balance, December 31, 2021		50,085,700	€4,285	€116,046	€267,222	€387,553

Issuance of common stock to related party for cash**	12	-	2,500,000	-	-	2,500,000
Transfer from retained earnings to reserve	13	-	-	267,222	(267,222)	-
Net income for the year			-	-	1,028,578	1,028,578
Balance, December 31, 2022		50,085,700	€2,504,285	€383,268	€1,028,578	€3,916,131

*	Retrospectively restated forward stock split 20:1
**	50,000,000 post-split ordinary shares issued in 2022, to the parent company, are retrospectively restated as outstanding for all periods presented

The accompanying notes are an integral part of these consolidated financial statements.

TURBO ENERGY, S.A.

Consolidated Statements of Cash Flows

(Expressed in Euro)

			Year Ended
		Year Ended	December 31,
		December 31,	2021
	Note	2022	(Restated)
Cash Provided by (Used in)

Operating Activities
Net income before income tax		€1,395,092	€348,222
Items not affecting cash:
Bad debt expense	4	19,456	102,966
Depreciation of property and equipment	7	5,927	2,998
Amortization of right-of-use assets	14	36,353	15,888
Accretion of lease liabilities	14	1,514	1,252
Provision for inventory reserves	5	-	53,434
Gain on lease modification	14	(891)	-
Changes in non-cash working capital items:
Inventory		(6,784,372)	95,605
Accounts receivable		(56,128)	(1,795,548)
Due from related parties	10	(61,043)	26,926
Due to related parties	10	(239,557)	451,249
Prepaid expense		1,119,506	(1,846,486)
Other assets		-	-
Accounts payable and accrued liabilities		(718,804)	2,696,098
Income tax payable		(364,086)	(81,000)
Net cash provided by (used in) operating activities		(5,647,033)	71,604

Investing Activities
Purchase of equipment	7	(133,140)	(17,871)
Purchase of intangible assets	8	(261,916)	(106,789)
Net cash used in investing activities		(395,056)	(124,660)

Financing Activities
Issuance of common stock to related party for cash	12	2,500,000	-
Repayment of bank loans	11	(248,532)	(283,259)
Net proceeds from lines of credit	11	3,820,617	1,004,523
Repayment of lease liabilities	14	(37,036)	(16,240)
Dividend paid to related party	10	(72,003)	(250,000)
Payments to related parties	10	(355,586)	(1,015,222)
Proceeds from related parties	10	320,769	927,025
Net cash provided by financing activities		5,928,229	366,827

Net change in cash		(113,860)	313,771
Cash - beginning of year		616,445	302,674
Cash - end of year		€502,585	€616,445

The accompanying notes are an integral part of these consolidated financial statements.

TURBO ENERGY, S.A.

Notes to Audited Consolidated Financial Statements

December 31, 2022 and 2021

(Expressed in Euro)

NOTE 1 – ENTITY INFORMATION

Turbo Energy, S.A. (the “Company), was incorporated under the name of Distritech Solutions S.L. on September 18, 2013 under the laws of the Kingdom of Spain. The company then changed its name to Solar Rocket S.L. on October 7, 2013. On April 8, 2021, Solar Rocket S.L. merged with a Spanish corporation Turbo Energy S.L.U. Turbo Energy S.L.U then became a wholly owned subsidiary of Solar Rocket S.L. This merger was approved by the Board of Directors of both companies. Following the merger, the company changed its name to Turbo Energy S.L. on April 8, 2021. On February 8, 2023, we transformed the company from a Spanish unipersonal limited company to a Spanish limited stock company. As such, our company’s name was changed to Turbo Energy S.A.

The corporate purpose of the Company, in accordance with its bylaws, consists of the acquisition, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures, among others. We design, develop, and distribute equipment for the generation, management, and storage of photovoltaic energy. Our energy storage products are managed, from the cloud and through the inverter of the installation, by an advanced software system which is optimized by artificial intelligence (“AI”). The key advantage is that our products, comparing to conventional battery storage systems, reduce electricity bill and protect the installation from power outages. Currently, we primarily sell inverters, batteries, and photovoltaic modules to installers and other distributors for residential consumers located in Spain.

The Company is part of the Umbrella Solar Investment Group, whose main shareholder is Crocodile Investment, S.L.U, (hereinafter, the ultimate partner), with registered office in Valencia. The majority shareholder of the Turbo Energy, S.A is Umbrella Solar Investment, S.A (hereinafter, the majority shareholder), which is part of the Umbrella Solar Investment Group.

On November 8, 2022, Turbo Energy S.A. with the purpose to develop a new business in the field of self-consumption of electricity, acquired the 100% of the ordinary shares for a total amount of €2,250 of IM2 Energía Solar Proyecto 35 S.L.U., a company under common control by our CEO and established under the laws of the Kingdom of Spain on August 1, 2019. Following the transaction, IM2 Energía Solar Proyecto 35 S.L.U. became our wholly owned subsidiary. On November 29, 2022 changed its name to Turbo Energy Solutions S.L.U. Since its incorporation this company has not have any activity.

Merger by absorption process

On April 8, 2021, the merger of Solar Rocket, S.L. (absorbing company) and Turbo Energy, S.L.U. (absorbed company) was formalized in a public deed, being registered in the Mercantile Registry of Valencia on August 9, 2021. The merger process, approved by the respective shareholders’ meetings on June 30, 2020, consisted of the extinction without liquidation of the absorbed company, transferring its assets and liabilities en bloc to the absorbing company, which acquired, by universal succession, the rights and obligations of the absorbed company. The Company recorded the assets and liabilities contributed by the absorbed companies at the values established in the accounting regulations in force at that time. The consolidated financial statements for the year 2021 include the information required by the regulations in relation to the aforementioned merger process.

On the same date of the merger described above, the absorbing company (Solar Rocket, S.L.) changed its corporate name to Turbo Energy, S.L.U. as described above.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The consolidated financial   statements of Turbo Energy, S.A. have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee (“IFRS IC”) applicable to companies reporting under IFRS. The consolidated financial statements comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved by the board of directors of the Company on May 17, 2023.

Basis of preparation

The consolidated financial statements of the Company were prepared on a historical cost basis except where certain financial instruments that are required to be measured at fair value. These consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

The consolidated financial statements are presented in Euro, which is the Company’s functional currency. Transactions in currencies other than the functional currency are recorded in accordance with the policies stated under Foreign Currency Transaction in note 2.

Reclassification

Certain amounts from prior period have been reclassified to conform to the current period presentation. These reclassifications had no impact on reported operating and net loss. (Note 21)

Revenue recognition

The Company design, develop, and distribute equipment for the generation, management, and storage of photovoltaic energy. Our energy storage products are managed, from the cloud and through the inverter of the installation, by an advanced software system which is optimized by artificial intelligence (“AI”). The key advantage is that our products, comparing to conventional battery storage systems, reduce electricity bill and protect the installation from power outages.

The Company’s revenue is primarily generated from sales of the inverters, batteries, and photovoltaic modules to installers and other distributors for residential consumers under individual customer purchase orders, some of which have underlying master sales agreements that specify terms governing the product sales.

The Company recognizes such revenue at the point in time when control of the products is transferred to the customer at the estimated net consideration for which collection is probable, taking into account the customer’s rights to unit rebates, and rights to return unsold product.

Transfer of control occurs either when products are shipped to or received by the distributor or direct customer, based on the terms of the specific agreement with the customer, if the Company has a present right to payment and transfer of legal title and the risks and rewards of ownership to the customer has occurred. For most of the Company’s product sales, transfer of control occurs upon shipment to the distributor or direct customer. In assessing whether collection of consideration from a customer is probable, the Company considers the customer’s ability and intention to pay that amount of consideration when it is due. Payment of invoices is due as specified in the underlying customer agreement, typically 30 to 60 days from the invoice date, which occurs on the date of transfer of control of the products to the customer.

Since payment terms are less than a year, the Company has elected the practical expedient and does not assess whether a customer contract has a significant financing component.

A five-step approach is applied in the recognition of revenue: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when the Company satisfies a performance obligation. Customer purchase orders plus the underlying master sales agreements are considered to be contracts with the customer for purposes of applying the five-step approach.

Returns under the Company’s general assurance warranty of products have not been material historically and warranty-related services are not considered a separate performance obligation under the customer orders.

Each distinct promise to transfer products is considered to be an identified performance obligation for which revenue is recognized upon transfer of control of the products to the customer. Although customers may place orders for products to be delivered on multiple dates that may be in different quarterly reporting periods, all of the orders are scheduled within one year from the order date. The Company has opted to not disclose the portion of revenues allocated to partially unsatisfied performance obligations, which represent products to be shipped within 12 months under open customer purchase orders, at the end of the current reporting period. The Company has also elected to record sales commissions when incurred, as the period over which the sales commission asset that would have been recognized is less than one year.

Concentration of Revenue by Customer

For the years ended December 31, 2022 and 2021, there was one customer who comprised greater than 10% of the Company’s revenue and represented 10% and 12% of the Company’s revenue, respectively.

Cash and Cash Equivalents

Cash consist of highly liquid instruments purchased with an original maturity of three months or less. As of December 31, 2021 and 2021, the Company had cash of €502,585 and €616,445, respectively. The Company does not have any cash equivalents.

The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high-quality insured financial institutions. However, cash balances in excess of the Spanish government insured limit (Fondo de Garantía de Depósitos (FDG)) of €100,000 are at risk.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable.

The Company will run credit checks on all customers that request term payment.

Inventory

Inventories are valued at their acquisition cost, production cost or net realizable value, whichever is lower. Discounts for prompt payment are included as a lower price, whether or not they appear on the invoice and assigning value to its inventories. The Company adopts the weighted average price method.

Net realizable value represents the estimated sales price less all estimated costs that will be incurred in the process of commercialization, sales and distribution.

The Company makes the appropriate valuation adjustments, recording impairment expense when the net realizable value of the inventories is less than their acquisition cost.

Property and equipment

Property and equipment is recognized and subsequently measured at cost less accumulated depreciation and any accumulated impairment losses, if any. When components of property and equipment have different useful lives they are accounted for separately. Depreciation is provided at rates which are calculated to write off the assets over their estimated useful lives as follows:

Furniture	10 years straight line
Tools and Machinery	4 years straight line
Computer	8 years straight line
Computer software	3 years straight line
Web Page	3 years straight line
Right-of-use assets	Over term of lease

Intangible assets

Acquired intangible assets are initially measured at cost. Following the initial recognition, intangible assets are measured at cost less any accumulated amortization and any impairment losses. The useful lives of intangible assets are either definite or indefinite. Intangible assets that have a finite useful life are amortized over the assessed useful economic life and are assessed for impairment when there are any indicators present that the intangible asset may be impaired. The Company reviews the amortization period and method at least annually, and any changes are treated as changes in accounting estimates and applied prospectively.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the agreement on the inception date.

As a lessee, the Company recognizes a lease obligation and a right-of-use asset in the statements of financial position on a present-value basis at the date when the leased asset is available for use. Each lease payment is apportioned between a finance charge and a reduction of the lease obligation. Finance charges are recognized in finance cost in the statements of income and comprehensive income. The right of-use assets are depreciated over the shorter of its estimated useful life and the lease term on a straight-line basis.

Lease obligations are initially measured at the net present value of the following lease payments:

●	fixed payments (including in-substance fixed payments), less any lease incentives;

●	variable lease payment that are based on an index or a rate;

●	amounts expected to be payable under residual value guarantees;

●	the exercise price of a purchase option if the Company is reasonably certain to exercise that option; and

●	payments of penalties for terminating the lease, if the lease term reflects the Company exercising that option.

Lease payments are discounted using the interest rate implicit in the lease, or if this rate cannot be determined, the Company’s incremental borrowing rate. Right-of-use assets are initially measured at cost comprising the following:

●	the amount of the initial measurement of the lease obligation;

●	any lease payments made at or before the commencement date less any lease incentives received; and

●	any initial direct costs and rehabilitation costs.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight- line basis as an expense in the statements of income and comprehensive income. Short-term leases are leases with a lease term of 12 months or less.

Share capital

Ordinary shares are classified as equity, net of transaction costs directly attributable to the issue of ordinary shares.

Ordinary shares issued for consideration other than cash are based on their market value at the date the ordinary shares are issued.

Provisions

Provisions are recognized when there is a present legal or constructive obligation as a result of a past event, for which it is probable that a transfer of economic benefits will be required to settle the obligation, and where a reliable estimate can be made of the amount of the obligation. Provisions are discounted using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the liability, if material. Where discounting is used, the increase in the provision due to passage of time (“accretion expense”) is recognize as an expense on the statements of income and comprehensive income.

Income taxes

Income tax expense comprises current and deferred tax. Deferred tax is recognized in the statements of income and comprehensive income except to the extent that they relate to items recognized directly in equity or in other comprehensive income or loss.

Current income tax is the expected tax payable or receivable in respect of the taxable income or loss for the period, using income tax rates enacted or substantively enacted at the reporting date, and any adjustments to tax payable in respect of previous periods.

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their related tax bases. However, deferred tax is not provided on the initial recognition of goodwill or on the initial recognition of an asset or liability unless the related transaction is a business acquisition or affects tax or accounting profit. The deferred tax assets and liabilities have been measured using substantively enacted tax rates that will be in effect when the amounts are expected to settle. Deferred tax assets are only recognized to the extent that it is probable that they will be able to be utilized against future taxable income. The assessment of the probability of future taxable income in which deferred tax assets can be utilized is based on the Company’s latest approved forecast, which is adjusted for significant non-taxable income and expenses and specific limits to the use of any unused tax loss or credit. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be used without a time limit, that deferred tax asset is usually recognized in full. The recognition of deferred tax assets that are subject to economic limits or uncertainties are assessed individually by management based on the specific facts and circumstances.

Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority. Changes in deferred tax assets or liabilities are recognized as a component of income or expense in the statements of income and comprehensive income, except where they relate to items that are recognized in other comprehensive income or loss or directly in equity.

Foreign currency transactions

The functional currency used by the Company is the euro. Consequently, operations in currencies other than the euro are considered to be denominated in foreign currency and are recorded at the exchange rates in force on the dates of the operations.

At year-end, monetary assets and liabilities denominated in foreign currency are converted by applying the exchange rate on the balance sheet date. The profits or losses revealed are charged directly to the profit and loss account for the year in which they occur.

On each balance sheet date, monetary assets and liabilities in foreign currency are converted at the rates in force on the closing date. Non-monetary items in foreign currency measured in terms of historical cost are converted at the exchange rate on the date of the transaction.

The exchange differences of the monetary items that arise both when liquidating them and when converting them at the closing exchange rate, are recognized in the results of the year, except those that are part of the investment of a business abroad, which are recognized directly in equity net of taxes until the time of its disposal.

Income per share

Basic income per share is calculated by dividing the income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding in the period. For all periods presented, the income attributable to ordinary shareholders equals the reported income attributable to owners of the Company.

Diluted income per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of ordinary shares outstanding for the calculation of diluted income per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase ordinary shares at the average market price during the period.

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding, as of December 31, 2022 and December 31, 2021.

Impairment of non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication that the carrying amount is not recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Management assesses impairment of non-financial assets such as property and equipment and intangible assets. In assessing impairment, management estimates the recoverable amount of each asset or cash generating unit (“CGU”) based on expected future cash flows. The Company has applied judgment in its assessment of the appropriateness of the determination of CGU’s. When measuring expected future cash flows, management makes assumptions about future growth of profits which relate to future events and circumstances. Actual results could vary from these estimated future cash flows. Estimation uncertainty relates to assumptions about future operating results and the application of an appropriate discount rate.

Financial instruments

Financial assets

Financial assets are classified as either financial assets at fair value through profit and loss (“FVTPL”), amortized cost, or fair value through other comprehensive income (“FVTOCI”). The Company determines the classification of its financial assets at initial recognition.

Classification and measurement

Classification determines how financial assets and financial liabilities are accounted for in financial statements and, in particular, how they are measured on an ongoing basis. IFRS 9 Financial Instruments approach for the classification of financial assets is driven by cash flow characteristics and the business model in which an asset is held. This single, principle-based approach replaces prior rule-based requirements. The model also results in a single impairment model being applied to all financial instruments.

Financial assets at FVTPL

Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of income and comprehensive income. Realized and unrealized gains and income arising from changes in the fair value of the financial asset held at FVTPL are included in the statements of income and comprehensive income in the period in which they arise. The Company has classified cash as FVTPL.

Financial assets at FVTOCI

Financial assets at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. There are no financial assets classified as FVTOCI.

Financial assets at amortized cost

Financial assets at amortized cost are initially recognized at fair value, net of transaction costs, and subsequently carried at amortized cost less any impairment. They are classified as current assets or non- current assets based on their maturity date. The Company has classified accounts receivable and amounts due from related parties at amortized cost.

Financial assets are derecognized when they mature or are sold, and substantially all the risks and rewards of ownership have been transferred.

Financial liabilities

Financial liabilities are classified as either financial liabilities at FVTPL or at amortized cost. The Company determines the classification of its financial liabilities at initial recognition.

Financial liabilities are classified as measured at amortized cost, net of transaction costs unless classified as FVTPL. The Company’s accounts payable and accrued liabilities, amounts due to related parties, lease liabilities and bank loans are classified as measured at amortized cost.

The Company’s bank loans were classified as measured at amortized cost at December 31, 2022 and 2021. During the years ended December 31, 2022 and December 31, 2021, the Company incurred €202,368 and €90,106 interest on bank loans.

Fair value measurement

Fair value measurements are made using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value:

●	Level 1 – defined as observable inputs such as quoted prices in active markets;

●	Level 2 – defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

●	Level 3 – defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value measurement is categorized in its entirety by reference to its lowest level of significant input. Fair value is based on estimated cash flows, discounted at interest rates for similar instruments.

The carrying amounts shown of the Company’s financial instruments including cash, accounts receivable, inventories, accounts payable and accrued liabilities approximate their fair value (Level 1) due to the short-term maturities of these instruments.

Impairment of financial assets

The Company assesses at each statements of financial position date whether there is objective evidence that a financial asset or group of financial assets is impaired.

The Company recognizes expected credit losses (“ECL”) for accounts receivable based on the simplified approach. The simplified approach to the recognition of expected losses does not require the Company to track the changes in credit risk; rather, the Company recognizes a loss allowance based on lifetime expected credit losses at each reporting date from the date of the account receivable.

The Company measures expected credit loss by considering the risk of default over the contract period and incorporates forward-looking information into its measurement. ECLs are a probability-weighted estimate of credit losses.

ECLs are measured as the difference in the present value of the contractual cash flows that are due to the Company under the contract, and the cash flows that the Company expects to receive. The Company assesses all information available, including past due status, and forward looking macro- economic factors in the measurement of the ECLs associated with its assets carried at amortized cost.

The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

New Accounting Pronouncements

The following accounting standards and amendments have been issued by the IASB or the International Financial Reporting Interpretations Committee that are not yet effective as of the date of the Company’s consolidated financial statements. The Company intends to adopt such standards upon the mandatory effective date.

Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

The amendments to IAS1 provide a more general approach to the classification of liabilities based on the contractual arrangements in place at the reporting date. These amendments are effective for reporting periods beginning on or after January 1, 2023. The Company is evaluating the impact of the above amendments on its consolidated financial statements.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these consolidated financial statements in accordance with IFRS requires management to make estimates and judgments that affect the recognition, measurement and disclosure of amounts reported in these consolidated financial statements and accompanying notes. The reported amounts and note disclosures are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Actual results may differ from such estimates. These judgments, estimates and assumptions are reviewed regularly.

The following are significant management judgments, estimates and assumptions used in applying the accounting policies of the Company that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses:

Leases

The Company exercises judgment in determining the approximate lease term on a lease by lease basis. The Company considers all facts and circumstances that may create an economic incentive to exercise renewal options and also evaluated the economic incentive related to continuation of existing leaseholds. The Company is also required to estimate specific criteria in order to estimate the carrying amount of right-of-use assets and lease liabilities including the incremental borrowing rate and effective interest rate.

Valuation of accounts receivable

Management monitors the financial stability of its customers and the environment in which they operate to make estimates regarding the likelihood that the individual trade balances will be paid. Credit risks for outstanding customer receivables are regularly assessed and allowances are recorded for estimated losses, if required.

Valuation of inventory

Management makes estimates of future customer demand for products when establishing appropriate provisions for inventory obsolescence. In making these estimates, management considers the aged of inventory and profitability of recent sales.

Recoverability of income taxes

The measurement and assessment of income tax assets and liabilities requires management to make judgments in the interpretation and application of the relevant tax laws and estimates of the Company’s abilities to utilize losses carried forward to offset taxes payable on future taxable income. The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant tax authorities, which occurs subsequent to the issuance of the financial statements.

Useful life of property and equipment

Changes in the intended use of property and equipment as well as changes in technology or economic conditions may cause the estimated useful life of these assets to change. The change in useful lives could impact the depreciation expense and carrying value of property and equipment.

NOTE 4 - ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

Accounts receivable and other receivables as of December 31, 2022 and 2021 are summarized as below:

	December 31, 2022	December 31, 2021
Customers by sales provision of services	€3,429,596	€3,425,929
VAT receivable	-	29,172
Others	41,541	330
	€3,471,137	€3,455,431
Allowance for doubtful accounts	(333,528)	(325,321)
	€3,137,609	€3,130,110

As of December 31, 2022 and 2021, the allowance for doubtful accounts of €333,528 and €325,321. During the years ended December 31, 2022 and December 31, 2021, the Company recorded bad debt expense of €8,207 and €102,966.

NOTE 5 - INVENTORIES

As of December 31, 2022 and 2021, the Company had finished goods of €10,106,216 and €3,412,189, respectively. During the year ended December 31, 2022 and December 31, 2021, the Company recorded provision on slowing moving inventory in the statements of operations of €0 and €53,434, respectively. As of December 31, 2022 and 2021, there are provision for obsolescence of €90,345 and €90,345, respectively.

The Company outsourced the management of inventories to a third party with all the inventories located in warehouse owned by the third parties. The Company pays a monthly fee to the warehouse company for insurance coverage of the inventories, as stated in the agreement between both parties.

NOTE 6 - PREPAID EXPENSE

Prepaid expense as of December 31, 2022 and 2021 are summarized as below:

	December 31, 2022	December 31, 2021
Advancement to suppliers for inventory	€632,185	€1,836,103
Advancement for property and equipment under construction	26,727	-
Conference	61,036	14,990
Insurance	-	2,413
Security deposits and others	15,658	-
	€735,606	€1,853,506

As of December 31, 2022 and 2021, the Company has advancement to suppliers for purchase of inventory of €632,185 and €1,836,103, respectively.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2022 and 2021 are summarized as follows:

	December 31, 2022	December 31, 2021
Furniture	€49,063	€24,076
Photovoltaic installation	98,792	-
Tools and machinery	5,458	828
Computer	12,747	8,016
Computer software	33,755	33,755
Web page	6,010	6,010
	205,824	72,685
Accumulated depreciation	(55,040)	(49,115)
	€150,783	€23,570

During the year ended December 31, 2022 and December 31, 2021, the Company acquired property and equipment of €133,139 and €17,871, respectively. During the year ended December 31, 2022 and December 31, 2021, the Company recorded depreciation expense of €5,927 and €2,998, respectively.

NOTE 8 - INTANGIBLE ASSETS

As of December 31, 2022 and 2021, the Company has intangible assets of €368,706 and €106,789 related to software development for the new version of the Sun Box, an all-in-one device that integrates most of the equipment for domestic photovoltaic installation. The Company’s intangible assets are not yet ready for use as intended by management and therefore no cumulative amortization has been recorded to December 31, 2022.

During the year ended December 31, 2022 and December 31, 2021, the Company capitalized €261,917 and €106,789 related to software development and no impairment loss was incurred on the intangible assets.

NOTE 9 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued labilities as of December 31, 2022 and 2021 are summarized as follows:

	December 31, 2022	December 31, 2021
Trade payable	€2,412,588	€2,673,867
VAT payable	37,127	510,133
Payroll taxes payable	46,268	25,321
Customer deposits	156,886	191,524
	€2,652,869	€3,400,845

NOTE 10 - RELATED PARTY TRANSACTIONS

Amount due from (to) as of December 31, 2022 are summarized as follows:

Due from related parties:

	Ultimate	Senior	Other group
	partner	partner	companies	Total
Credits pending collection	€-	€-	€21,693	€21,693
Long-term investment	-	-	2,550	2,550
Trade receivable	264	-	115,757	116,021
Total	€264	€-	€140,000	€140,264

Due to related parties:

	Ultimate	Senior	Other group
	partner	partner	companies	Total
Credits pending collection	€-	€-	€(85)	€(85)
Trade payable to related party	-	(237,201)	-	(237,201)
Total	€-	€(237,201)	€(85)	€(237,285)

Amount due to and from related parties are unsecured, non-interest bearing and due on demand.

Amount due from (to) as of December 31, 2021 are summarized as follows:

Due from related parties:

	Ultimate	Senior	Other group	Other related
	partner	partner	companies	parties	Total
Loan receivable from related party	€-	€-	€-	€22,076	€22,076
Trade receivable from related party	-	-	15,408	-	15,408
Total	€-	€-	€15,408	€22,076	€37,484

As of December 31, 2021, the amount due from related party was €22,076 for a loan due from a minority shareholder of the Company which was subsequently repaid in May 2022.

Due to related parties:

	Ultimate	Senior	Other group
	partner	partner	companies	Total
Debts with group companies and associates -
Dividend payable	€-	€(72,002)	€-	€(72,002)
Tax payable	(32,657)	-	-	(32,657)
Trade payable to related party		(147,712)		(147,712)
Others
Trade payable to related party	-		(289,532)	(289,532)
Others	-	-	(22)	(22)
Total	€(32,657)	€(219,714)	€(289,554)	€(541,925)

Amount due to and from related parties are unsecured, non-interest bearing and due on demand.

Transactions with related parties during the year ended December 31, 2022 were summarized as follows:

Year Ended December 31, 2022

	Senior	Other group
	partner	companies	Total
Sales	€-	€836,804	€836,804
Services received	(547,912)	-	(547,912)
Purchases	-	(30,696)	(30,696)
	€(547,912)	€806,108	€258,197

Transactions with related parties during the year ended December 31, 2021 were summarized as follows:

Year Ended December 31, 2021

	Senior	Other group
	partner	companies	Total
Sales	€242	€149,161	€149,403
Services received	(226,222)	(17,994)	(244,216)
Purchases	-	(1,224,811)	(1,224,811)
	€(225,980)	€(1,093,644)	€(1,319,624)

Our related party transactions during the fiscal year ended December 31, 2021, include sales of products or services made to or purchases of products or services from affiliated group companies that are under common control and to associates of such group companies. These transactions include income accrued from the commercial activities of our company. The purchases relate to merchandise that we sell in its normal course of commercial operations.

Umbrella Solar Investment, as the holding company of the group, assumes all structural costs such as those related to the financial team, executives, human resources, licenses, legal, tax, labor, marketing, and other generic structural costs. A margin of 15% is applied to these costs and the resulting amount is distributed to the four most significant companies in the group based on their estimated revenue in the monthly management fees.

During the year ended December 31, 2022, and December 31, 2021, the Company incurred management fees to Umbrella Solar Investment, S.A, of €547,912 and €226,222, respectively.

No compensation has been paid to the executives under Crocodile Investment SLU. The company expects to continue with the same allocation structure in the future.

NOTE 11 – BANK LOANS

Bank loans as of December 31, 2022 and 2021 are summarized as follows:

	December 31, 2022	December 31, 2021
Bank loans	€556,386	€804,919
Lines of credit	7,778,145	3,957,526
	8,334,531	4,762,445
less: current portion	(8,010,239)	(4,207,781)
	€324,292	€554,664

The terms and conditions of outstanding bank loans are as follows:

		Nominal		December 31, 2022		December 31, 2021
Bank Loans	Currency	interest rate	Year of maturity	Face Value	Carrying Amount	Face Value	Carrying Amount
Bankia SA	EUR	1.50%	2025	400,000	236,243	400,000	358,113
Targobank SA	EUR	1.87%	2025	100,000	63,317	100,000	88,125
Banco de Sabadell SA	EUR	1.50%	2025	250,000	149,366	250,000	209,367
Liberbank	EUR	1.55%	2025	170,000	107,460	170,000	149,314
				€920,000	€556,386	€920,000	€804,919

During the year ended December 31, 2022 and December 31, 2021, the Company incurred bank loan interest expense of €9,977 and €15,702., respectively.

The Company’s obligations are secured by substantially all of the assets of the Company.

Principal repayments to maturity by fiscal year are as follows:

Year ended December 31,
2023	€230,373
2024	233,926
2025	92,087
Total	€556,386

In addition, the Company maintains the following lines of credit:

As of December 31, 2022

				December 31, 2022
Line of credit	Credit Limit	Nominal interest rate	Maturity	Carrying Value
Caixabank	€2,500,000	2.00% +Euribor	3/25/2023	€2,108,807
Sabadell	1,700,000	2.75% +Euribor	2/28/2023	1,623,953
BBVA	650,000	1.90% + Euribor	12/22/2023	381,000
BBVA	650,000	1.90% + Euribor	12/22/2023	628,951
Santander	2,000,000	2.25% + Euribor	2/28/2023	1,928,786
Abanca ICO	150,000	1.40% + Euribor	10/31/2023	150,000
Abanca	700,000	2.00% + Euribor	11/30/2024	319,103
Bankinter ICO	500,000	1.40% + Euribor	6/21/2023	485,830
Bankinter	500,000	1.50% + Euribor	6/6/2023	151,715
	€9,350,000			€7,778,145

As of December 31, 2021

				December 31, 2021
Line of credit	Credit Limit	Nominal interest rate	Maturity	Carrying Value
Caixabank	€2,700,000	2.00% +Euribor	2/18/2022	€353,203
Bankia	2,000,000	2.00% +Euribor	2/18/2022	512,149
Sabdell	500,000	2.75% +Euribor	2/28/2022	477,336
BBVA	200,000	2.75% +Euribor	6/30/2022	200,000
Santander	800,000	1.60% +Euribor	9/12/2022	776,463
Abanca ICO	700,000	1.40% +Euribor	11/30/2024	602,446
Abanca ICO	150,000	2.00% +Euribor	10/31/2022	124,000
Bankinter	500,000	1.40% +Euribor	6/16/2022	499,976
Bankinter ICO	500,000	1.00% +Euribor	6/16/2023	411,953
	€8,050,000			€3,957,526

The Company has €8 million facility that is unsecured and can be drawn down to meet short-term financing needs. The facility has a maturity of one to three years for the ICO credit lines that renews automatically at the option of the Company. Interest is payable at an average rate of Euribor plus 2.11 basis points. During the year ended December 31, 2022, and December 31, 2021, the Company incurred interest expense from line of credit of €192,391 and €74,404, respectively.

NOTE 12 – SHARE CAPITAL

Authorized

The Company has authorized 50,085,700 ordinary shares with a par value of  €0.05.

Issuances

During December 2022, we issued 50,000,000 ordinary shares (pre-stock split: 2,500,000 shares) for proceeds of €2,500,000, to our parent company, who is also our sole shareholder.

The Company has reflected this issuance of ordinary shares for all periods presented due to their nominal value, relative to the planned Initial Public Offering. The Company accounted for the proceeds as share capital in the year ended December 31, 2022. Earnings per share and ordinary shares outstanding have been retroactively reflected to show this issuance from the earliest period reported.

Stock Split

In February 2023, the Company approved a forward stock split of the issued and outstanding ordinary shares on a 20-for-1 basis. We increased our issued and outstanding share capital from 2,504,285 ordinary shares to 50,085,700 ordinary shares. The approval, from the Commercial Registry of Valencia, for the forward stock split has been approved on February 1, 2023. The consolidated financial statements retrospectively reflected the forward stock split.

NOTE 13 – RESERVE

As of December 31, 2022, and 2021, reserve was €383,268 and €116,046 comprised of legal reserves and other reserves, respectively.

Legal reserve

In accordance with the capital company law, companies must allocate amount equal to 10% of the profit for the year to the legal reserve until it reaches 20% of the share capital. The legal reserve may only be used to increase the share capital. Except for the above purpose and as long as it does not exceed 20% of the share capital, the legal reserve can only be used to offset losses, provided there are no other reserves available sufficient for this purpose. As of December 31, 2022, and 2021, it was partially constituted after the aforementioned capital increase. As of December 31, 2022 and 2021, legal reserve was €857 and €600, respectively.

Other reserve

The Company maintains unrestricted reserve for undistributed profits from previous years. As of December 31, 2022 and 2021, the other reserves were €382,411 and €115,446, respectively.

NOTE 14 – LEASES

As of December 31, 2022 and 2021, the Company had the following lease obligations:

	Discount		December 31,	December 31,
	Rate	Maturity	2022	2021
Current	1.5% - 3.0%	2024-2025	€55,961	€15,498
Non-current	1.5% - 3.0%	2024-2025	39,098	41,245
			€95,059	€56,743

Balance - December 31, 2020	€22,049
Lease liability additions	49,682
Repayment of Lease liability	(16,240)
Interest expense on lease liabilities	1,252
Balance - December 31, 2021	€56,743
Lease liability additions	109,506
Lease liability termination	(35,668)
Repayment of Lease liability	(37,036)
Interest expense on lease liabilities	1,514
Balance - December 31, 2022	€95,058

On September 8, 2020, the Company entered into a vehicle lease agreement under a four-year term and monthly lease payment of €527.

On January 1, 2021, the Company entered into an office lease agreement under a five-year term and monthly lease payment of €827 for the first year with an escalation rate of Consumer Price Index (CPI) plus 2% per annum. On June 30, 2022, the Company terminated the office lease contract.

On June 1, 2022, the Company entered into an office lease agreement under a two-year term extensible for three years upon expiry and monthly lease payment of €3,384 with an escalation rate of Consumer Price Index (CPI) plus 2% per annum.

On September 26, 2022, the Company entered into a vehicle lease agreement under a three-year term and monthly lease payment of €420.

On November 15, 2022, the Company entered into a vehicle lease agreement under a three-year term and monthly lease payment of €417.

The following table summarizes the maturity of our lease liabilities as of December 31, 2022:

2023	€57,443
2024	31,636
2025	8,072
Total lease payments	97,151
Less: financing cost	(2,093)
Lease liabilities	€95,058

As of December 31, 2022 and 2021, the Company has right-of-use assets as follows:

Balance - December 31, 2020	€21,936
Additions	49,682
Depreciation	(15,888)
Balance - December 31, 2021	55,730
Additions	109,506
Termination	(34,777)
Depreciation	(36,353)
Balance - December 31, 2022	€94,106

NOTE 15 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Set out below are categories of financial instruments and fair value measurements as of December 31, 2022 and 2021:

Financial assets at fair value	December 31, 2022	December 31, 2021
Cash	€502,585	€616,445

Financial assets at amortized cost
Accounts receivable and other receivables	3,137,609	3,130,110
Amount due from related parties	140,264	37,484

Financial liabilities at amortized cost
Accounts payable and accrued liabilities	(2,652,869)	(3,400,845)
Amount due to related parties	(237,285)	(541,925)
Lease liabilities	(95,059)	(56,743)
Bank loans	(8,334,530)	(4,762,445)
	€(7,539,284)	€(4,977,919)

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due in the normal course of business. Liquidity risk also includes the risk of not being able to liquidate assets in a timely manner at a reasonable price. Difficulty accessing capital markets could impair the Company’s capacity to grow, execute its business model and generate financial returns. The Company manages its liquidity risk by monitoring its operating requirements to ensure financial resources are available, actively monitoring market conditions and by diversifying its sources of funding and maintaining a diversified maturity profile of its debt obligations.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s main credit risk relates to its cash and accounts receivable. The Company’s credit risk is reduced by a broad customer base and a review of customer credit profiles.

The Company’s maximum exposure to credit risk corresponds to the carrying amount for all cash and accounts receivable. Cash is held with prominent financial institutions. Accounts receivable are held with vendors in which the Company has a historically strong relationship with or related to VAT receivable.

The Company mitigates credit risk associated with its trade receivables through established credit approvals, limits and a regular monitoring process. The Company generally considers the credit quality of its financial assets that are neither past due nor impaired to be solid. Credit risk is further mitigated due to the large number of customers and their dispersion across geographic areas.

As of December 31, 2022 and 2021, there was one customer with amount outstanding that exceed 10% of the Company’s revenue that totaled 10.70% and 12.67% in aggregate, respectively. The Company assessed credit risk as low.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is not exposed to significant currency risk.

Interest risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its lines of credit due to fluctuations in interest rates. The Company’s bank loans and leases have fixed rates of interest resulting in limited interest rate fair value risk for the Company. The Company manages interest rate risk by seeking financing terms in individual arrangements that are most advantageous taking into account all relevant factors, including credit margin, term and basis. The risk management objective is to minimize the potential for changes in interest rates to cause adverse changes in cash flows to the Company.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risk.

Capital management

The Company’s capital consists of share capital and reserve. The Company’s capital management is designed to ensure that it has sufficient financial flexibility both in the short and long-term to support its financial obligations and the future development of the business.

The Company manages its capital with the following objectives:

(i)	Ensuring sufficient liquidity is available to support its financial obligations and to execute its operating strategic plans;

(ii)	Maintaining financial capacity and flexibility through access to capital to support future development of the business;

(iii)	Minimizing its cost of capital and considering current and future industry, market and economic risks and conditions; and

(iv)	Utilizing short-term funding sources to manage its working capital requirements and long- term funding sources to match the long-term nature of the property, plant and equipment of the business.

There were no changes to the Company’s approach to capital management during the year ended December 31, 2022 and December 31, 2021. The Company is not subject to externally imposed capital requirements.

NOTE 16 – INCOME TAX

The Company conducts its major businesses in Spain and is subject to tax in this jurisdiction. During the years ended December 31, 2022 and December 31, 2021, all taxable income of the Company is generated in Spain.

During 2022 and 2021, the general tax rate to which the company is subject is 25%.

The below table summarizes the computation of income tax expense for the year ended December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Net income before taxes	€1,395,092	€348,222
Add: permanent differences	59,930	10,660
Add: temporary differences	1,321	54,334
Less: cancellation of negative tax base	-	(9,713)
Taxable income	1,456,343	403,503
Tax rate at 25%	364,086	100,876
Less: R&D deduction	-	(19,876)
Add: deferred income tax expense	2,428	-
Income tax expense	€366,514	€81,000

The following table provides a reconciliation between the statutory rate and the effective income tax rate, expressed as a percentage of income before income taxes:

	December 31, 2022	December 31, 2021
Tax at the statutory rate	25.0%	25.0%
Penalties	1.1%	0.8%
Cancellation of negative tax basis	0.0%	-0.7%
Temporary differences	0.0%	3.9%
Tax Credit	0.0%	-5.7%
Effective tax rate	26.1%	23.3%

NOTE 17 – REVENUE

The Company’s sales derived from sales of electrical and electronic material. The following is the Company’s revenue by geographical markets during the year ended December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Spain	€26,566,550	€15,246,597
Europe	3,609,252	1,388,624
Rest of the world	970,575	518,852
	€31,146,377	€17,154,073

During the years ended December 31, 2022 and December 31, 2021, the Company recognized revenue of €31,146,377 and €17,154,073, of which €836,804 and €149,403 derived from related parties, respectively.

NOTE 18 – COST OF REVENUE

	December 31, 2022	December 31, 2021
Purchase of finished goods	€26,521,663	€12,892,295
Purchase of raw materials	1,530	2,395
Outsourcing service	22,184	4,655
	€26,545,377	€14,899,345

During the years ended December 31, 2022 and December 31, 2021, the Company incurred cost of sales of €26,545,377 and €14,899,345, of which €30,696 and €1,224,811 derived from related parties, respectively.

NOTE 19 – SELLING AND ADMINISTRATIVE EXPENSES

The Company incurred the following selling and administrative expenses during the years ended December 31, 2022 and December 31, 2021.

	December 31, 2022	December 31, 2021
Professional fees	€992,118	€426,299
Shipping and handling expenses	417,739	312,805
Warehouse handling	136,762	83,243
Miscellaneous operating expenses	59,049	60,064
Marketing and advertising	127,989	80,560
Leases and royalties	120,046	61,339
Insurance premiums	65,412	64,724
Repair and conservation	21,493	6,022
Supplies	3,593	306
Taxes	-	13,245
Other management expense	-	42
Fines and penalty	59,930	-
Amortization of property and equipment	5,927	2,998
Amortization of right-of-use assets	36,353	15,888
	€2,046,411	€1,127,535

During the years ended December 31, 2022 and December 31, 2021, the Company incurred selling and administrative expenses of €2,046,410 and €1,127,535, of which €547,912 and €244,216 derived from related parties, respectively.

NOTE 20 – SUPPLEMENTAL CASH FLOW INFORMATION

Set out below are non-cash investing and financing activities during the year ended December 31, 2022 and December 31, 2021:

Non-cash investing and financing activities:

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Reallocation of opening deficit to reserve	€(267,222)	€53,947
Recognition of right-of-use assets	€109,506	€49,682
Derecognition of right-of-use assets	€34,777	€-

During the years ended December 31, 2022 and December 31, 2021, the Company paid interest of €202,368 and €90,106 and income taxes of €405,347 and €116,924, respectively.

NOTE 21 – RESTATEMENT OF FIINANCIAL STATEMENTS

The Company’s Consolidated Statement of Cash Flows for the year ended December 31, 2021 contained reclassification of due from related parties of €26,926 and due to related parties of €451,249 in relations to operating activities, from financing activities to operating activities. in the statement of cash flow.

	Originally
	Reported	Reclassification		As Restated
Cash Provided by (Used in)

Operating Activities
Net income before income tax	€348,222	€		€348,222
Items not affecting cash:				-
Bad debt expense	102,966			102,966
Depreciation of property and equipment	2,998			2,998
Amortization of right-of-use assets	15,888			15,888
Accretion of lease liabilities	1,252			1,252
Provision for inventory reserves	53,434			53,434
Changes in non-cash working capital items:				-
Inventory	95,605			95,605
Accounts receivable	(1,795,548)		-	(1,795,548)
Due from related parties	-		26,926	26,926
Due to related parties	-		451,249	451,249
Prepaid expense	(1,846,486)			(1,846,486)
Accounts payable and accrued liabilities	2,696,098		-	2,696,098
Income tax payable	(81,000)			(81,000)
Net cash provided by (used in) operating activities	(406,571)		478,175	71,604

Investing Activities
Purchase of equipment	(17,871)			(17,871)
Purchase of intangible assets	(106,789)			(106,789)
Net cash used in investing activities	(124,660)		-	(124,660)

Financing Activities
Issuance of common stock to related party for cash	-			-
Proceeds (Repayment) of bank loans	(283,259)			(283,259)
Net proceeds from lines of credit	1,004,523			1,004,523
Repayment of lease liabilities	(16,240)			(16,240)
Dividend paid related party	-		(250,000)	(250,000)
Payments to related parties	(3,840,594)		2,825,372	(1,015,222)
Proceeds from related parties	3,980,572		(3,053,547)	927,025
Net cash provided by financing activities	845,002		(478,175)	366,827

Net change in cash	313,771		-	313,771
Cash - beginning of year	302,674			302,674
Cash - end of year	€616,445			€616,445

The Company’s Consolidated Statements of Operations for the year ended December 31, 2022 and 2021 contained adjustment on weighted average number of common shares outstanding due to the retroactive treatment of 50,000,000 shares issued during December 2022.

	Year Ended December 31, 2022
	Originally		As
	Reported	Adjustment	Restated

Revenue	€30,309,572		€30,309,572
Revenue - related parties	836,804		836,804
Other operating income	2,300		2,300
Total Revenue	31,148,676		31,148,676

Cost and Expenses
Cost of revenues	26,514,681		26,514,681
Cost of revenues - related parties	30,696		30,696
Selling and administrative	1,498,499		1,498,499
Selling and administrative - related parties	547,912		547,912
Salaries and benefits	866,634		866,634
Bad debt expense	19,456		19,456
Total Cost and Expenses	29,477,877		29,477,877

Income from Operations	1,670,800		1,670,800

Other Income (Expense)
Other income	891		891
Interest expense	(308,982)		(308,982)
Foreign exchange gain	32,384		32,384
Total Other Expense	(275,707)		(275,707)

Net Income Before Income Tax	1,395,092		1,395,092
Income tax
- Current	364,086		364,086
- Deferred	2,428		2,428
Net Income	€1,028,578		€1,028,578

Basic and Diluted Net Income per Share	€0.91	€(0.89)	€0.02
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,126,796	48,958,904	50,085,700

	Year Ended December 31, 2021
	Originally		As
	Reported	Adjustment	Restated

Revenue	€17,004,670		€17,004,670
Revenue - related parties	149,403		149,403
Other operating income	548		548
Total Revenue	17,154,621		17,154,621

Cost and Expenses
Cost of revenues	13,674,534		13,674,534
Cost of revenues - related parties	1,224,811		1,224,811
Selling and administrative	883,319		883,319
Selling and administrative - related parties	244,216		244,216
Salaries and benefits	547,280		547,280
Bad debt expense	102,966		102,966
Total Cost and Expenses	16,677,126		16,677,126

Income from operations	477,495		477,495

Other Income (Expense)
Other income	-		-
Interest expense	(138,212)		(138,212)
Foreign exchange gain (loss)	8,939		8,939
Total Other Income (Expense)	(129,273)		(129,273)

Net Income Before Income Tax	348,222		348,222
Income tax
- Current	81,000		81,000
- Deferred	-		-
Net Income	€267,222		€267,222

Basic and Diluted Net Income per Share	€3.12	(3.11)	$0.01
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	85,700	50,000,000	50,085,700

NOTE 22 – RISK AND UNCERTAINTIES

Ukraine War

On February 24, 2022, the invasion of Ukraine by the Russian army took place. Since that time, there have been numerous international actions against Russia in order to isolate and weaken its economy, including financial sanctions, limitations on trade and transportation of goods, or the closure of airspace to planes of Russian airlines.

We consider that, as of the date these consolidated financial statements, there are no significant effects that could jeopardize the liquidity and continuity of the normal operations of the Company, considering that the main activity of the Company is not directly related to the possible effects of the conflict. Similarly, we consider that no situations have been revealed that could alter significantly the value of assets and liabilities recorded on the balance sheet.

NOTE 23 - SUBSEQUENT EVENTS

Between the end of fiscal year 2022 and the date of preparation of these consolidated financial statements, no events have occurred that have had a significant effect on these consolidated financial statements.

1,000,000 ADSs

Turbo Energy, S.A.

PROSPECTUS

Boustead Securities, LLC

            , 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under Spanish law, our directors shall be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts or omission contrary to the law or our by-laws, or through acts or omissions carried out breaching the duties inherent to holding a director position. Any other person acting as a director in fact shall be personally responsible on this basis as well. The registrant maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacities.

Reference is made to Section 6 and Section 7 of the form of Underwriting Agreement filed as Exhibit 1 to the registration statement which sets forth the registrant’s, selling shareholders’ and the underwriters’ respective agreements to indemnify each other and to provide contribution in circumstances where indemnification in unavailable.

Item 7. Recent Sales of Unregistered Securities.

The Company has not sold any securities in unregistered offerings over the last three years.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	English Translation of Certificate of Incorporation and Bylaws of Turbo Energy, S.A. (was incorporated under the name of Distritech Solutions S.L.) on September 18, 2013 under the laws of the Kingdom of Spain (incorporated by reference to Exhibit 3.1 to the Form F-1 filed on July 11, 2023)
3.2	English Translation of Bylaws of TURBO ENERGY, S.L. (incorporated by reference to Exhibit 3.2 to the Form F-1 filed on July 11, 2023)
3.3	English Translation of Deed of Transformation from “TURBO ENERGY, S.L.” to “TURBO ENERGY, S.A.”, dated February 8, 2023 (incorporated by reference to Exhibit 3.3 to the Form F-1 filed on July 11, 2023)
4.1	Form of Deposit Agreement (incorporated by reference to Exhibit 99(a) to the Registration Statement on Form F-6 ((File No. 333- 273204) filed on July 11, 2023)
4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)
4.3*	Form of Representative’s Warrant
5.1*	Opinion of Martinez Echevarría Abogados regarding the validity of the ADSs being registered
5.2*	Opinion of Bevilacqua PLLC regarding the Underwriter’s Warrant
8.1*	Opinion of Martinez Echevarría Abogados regarding certain Spanish law tax matters (included in Exhibit 5.1)
8.2*	Opinion of Potomac Law Group regarding certain U.S. tax matters
10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated by reference to Exhibit 10.1 to the Form F-1 filed on July 11, 2023)
10.2	Form of Director Agreement between the Registrant and its executive directors (incorporated by reference to Exhibit 10.2 to the Form F-1 filed on July 11, 2023)
10.3	Form of Independent Director Agreement between the Registrant and its independent directors (incorporated by reference to Exhibit 10.3 to the Form F-1 filed on July 11, 2023)
10.4**†	Turbo Energy, S.A. 2023 Equity Incentive Plan
10.5**†	Form of Share Option Agreement
10.6**†	Form of Restricted Share Award Agreement
10.7	English Translation of public deed with protocol number 2,522 between Enrique Selva Bellvis and Crocodile Investment S.L., dated November 29, 2013 (incorporated by reference to Exhibit 10.7 to the Form F-1 filed on July 11, 2023)
10.8	English Translation of Share Purchase Agreement between Crocodile Investment S.L. and Don Francisco de Borja Pellicer Lopez, dated March 06, 2015 (incorporated by reference to Exhibit 10.8 to the Form F-1 filed on July 11, 2023)

10.9	English Translation of Office Lease Agreement between D. Vicente Moreno Valencia and D. Enrique Selva Bellvis, dated June 1, 2022 (incorporated by reference to Exhibit 10.9 to the Form F-1 filed on July 11, 2023)
10.10	English Translation of Mercantile Deed of Constitution between Crocodile Investment S.L. and Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.), dated March 20, 2018 (incorporated by reference to Exhibit 10.10 to the Form F-1 filed on July 11, 2023)
10.11	English Translation of Deed of increasing share capital for Turbo Energy S.L.U. (previously Solar Rocket S.L.) by the shareholder, Umbrella Solar Investment S.A. (previously named Umbrella Capital S.L.). dated February 11, 2021 (incorporated by reference to Exhibit 10.11 to the Form F-1 filed on July 11, 2023)
10.12	English Translation of public deed with protocol number 2.150. between Don Manuel Cercós D´Aversa and Umbrella Solar Investment S.A., dated May 31, 2022 (incorporated by reference to Exhibit 10.12 to the Form F-1 filed on July 11, 2023)
10.13	English Translation of Deed of Elevation to the Public of Agreements Social Related to Merger by Absorption of Solar Rocket, SL, as the Absorbing Company, and Turbo Energy, SLU, as the Absorbed Company, between Solar Rocket, SL and Turbo Energy, SLU, dated April 8, 2021 (incorporated by reference to Exhibit 10.13 to the Form F-1 filed on July 11, 2023)
10.14*	Shareholder Loan Agreement Between Turbo Energy, S.A. and Umbrella Solar Investment S.A., dated June 30, 2023
14.1	Code of Ethics and Business Conduct of the Registrant (incorporated by reference to Exhibit 14.1 to the Form F-1 filed on July 11, 2023)
21.1*	List of subsidiaries of the registrant
23.1*	Consent of TAAD, LLP
23.2*	Consent of Martinez Echevarría Abogados (included in Exhibit 5.1 and Exhibit 8.1)
23.3*	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
23.4*	Consent of Potomac Law Group (included in Exhibit 8.2)
24.1	Power of Attorney (included in the signature page)
99.1	Audit Committee Charter of the registrant (incorporated by reference to Exhibit 99.1 to the Form F-1 filed on July 11, 2023)
99.2	Compensation Committee Charter of the registrant (incorporated by reference to Exhibit 99.2 to the Form F-1 filed on July 11, 2023)
99.3	Nominating and Corporate Governance Committee Charter of the registrant (incorporated by reference to Exhibit 99.3 to the Form F-1 filed on July 11, 2023)
99.4	Consent of Daniel Green to Act as the Independent Director (incorporated by reference to Exhibit 99.4 to the Form F-1 filed on July 11, 2023)
99.5	Consent of Monika Mikac to Act as the Independent Director (incorporated by reference to Exhibit 99.5 to the Form F-1 filed on July 11, 2023)
99.6	Consent of Héctor Dominguis to Act as the Independent Director (incorporated by reference to Exhibit 99.6 to the Form F-1 filed on July 11, 2023)
99.7	Consent of Emilio Cañavate to Act as the Director (incorporated by reference to Exhibit 99.7 to the Form F-1 filed on July 11, 2023)
107*	Filing Fee Table

*	Filed herewith.

**	To be filed by amendment.

†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the issuer includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offerings made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valencia, Spain, on July 26, 2023.

Turbo Energy, S.A.

By:	/s/ Enrique Selva Bellvis
Name:	Enrique Selva Bellvis
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Enrique Selva Bellvis	Chief Executive Officer (Principal Executive Officer) and	July 26, 2023
Enrique Selva Bellvis	Chairman of the Board of Directors

*	Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2023
Alejandro Moragues Navarro

*	Director	July 26, 2023
Mariano Soria

*	Director	July 26, 2023
Miguel Valldecabres

* By:	/s/ Enrique Selva Bellvis
Enrique Selva Bellvis
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Turbo Energy, S.A. has signed this registration statement or amendment thereto in New York on July 26, 2023.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vrie
Name:	Colleen A. De Vrie
Title:	Senior Vice President